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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                               UNIONBANCORP, INC.

                                       AND

                          CENTRUE FINANCIAL CORPORATION

                                  JUNE 30, 2006

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                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (together with all exhibits and schedules, this "AGREEMENT") is entered into as of June 30, 2006, between UNIONBANCORP, INC., a Delaware corporation ("UNION"), and CENTRUE FINANCIAL CORPORATION, a Delaware corporation ("CENTRUE").

                                    RECITALS

     A. The parties to this Agreement desire to effect a reorganization through the merger (the "MERGER") of Centrue with and into Union, with Union being the surviving corporation (the "SURVIVING CORPORATION").

     B. Pursuant to the terms of this Agreement, each outstanding share of the common stock of Centrue, $0.01 par value per share ("CENTRUE COMMON STOCK"), shall be converted at the effective time of the Merger into the right to receive shares of common stock of Union, $1.00 par value per share ("UNION COMMON STOCK"), as provided in this Agreement.

     C. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also agree to certain prescribed conditions to the Merger.

                                   AGREEMENTS

     In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     SECTION 1.1 DEFINITIONS. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.

          (a) "ACQUISITION TRANSACTION" means with respect to Centrue or Union, any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either Centrue or Union, respectively, or any significant subsidiary, as defined in Rule 1.2 of Regulation S-X of the SEC (a "SIGNIFICANT SUBSIDIARY"), of Centrue or Union;
(ii) a purchase, lease or other acquisition of all or substantially all the assets of either Centrue or Union or any Significant Subsidiary of such Person;
(iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) that would cause such person or group to become the beneficial owner of securities representing 10% or more of the voting power of either Centrue or Union or any Significant Subsidiary of either; (iv) a tender or exchange offer to acquire securities representing 10% or more of the voting power of Centrue or Union; (v) a public proxy or consent solicitation made to stockholders of Centrue or Union seeking proxies in opposition to any proposal relating to any aspect of the Contemplated Transactions that has been recommended by the board of

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directors of Centrue or Union; (vi) the filing of an application or notice with any Regulatory Authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a bona fide proposal to Centrue or Union or their respective stockholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

          (b) "AFFILIATE" means with respect to:

               (i) a particular individual: (A) each other member of such individual's Family; (B) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (C) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

               (ii) a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;
(B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Affiliate of any individual described in clause (B) or
(C) of this subsection (ii).

          (c) "BANK MERGER" means the merger of Centrue Bank with and into and under the charter of UnionBank.

          (d) "BEST EFFORTS" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

          (e) "BUSINESS DAY" means any day on which the trading of stock occurs on the Nasdaq National Market.

          (f) "CALL REPORTS" means the quarterly reports of income and condition required to be filed with the Federal Deposit Insurance Corporation.

          (g) "CENTRUE BANK" means Centrue Bank, an Illinois chartered commercial bank with its main office located in Kankakee, Illinois, and a wholly-owned subsidiary of Centrue.


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          (h) "CENTRUE DEFERRED COMPENSATION PLAN" means the Kankakee Bancorp,
Inc. Non-Employee Directors' Deferred Compensation Plan, effective as of January 1, 2003.

          (i) "CENTRUE RESTRICTED STOCK" means each of the 12,400 shares of restricted Centrue Common Stock granted to a Person by Centrue under the Centrue Stock Incentive Plan prior to the date of this Agreement that is outstanding on the date hereof.

          (j) "CENTRUE RIGHTS AGREEMENT" means the Rights Agreement dated as of May 11, 1999, between Centrue and LaSalle Bank National Association, as Rights Agent.

          (k) "CENTRUE SEC REPORTS" means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed by Centrue with the SEC.

          (l) "CENTRUE STOCK INCENTIVE PLAN" means the Centrue Financial Corporation 2003 Stock Incentive Plan.

          (m) "CENTRUE STOCK OPTION" means each of the 204,800 stock options granted to a Person by Centrue, under the Centrue Stock Incentive Plan or otherwise, prior to the date of this Agreement that is outstanding on the date hereof.

          (n) "CENTRUE SUBSIDIARY" means any Subsidiary of Centrue.

          (o) "CODE" means the Internal Revenue Code of 1986, as amended.

          (p) "CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the Bank Merger;
(iii) the performance by Union and Centrue of their respective covenants and obligations under this Agreement; and (iv) Union's issuance of shares of Union Common Stock pursuant to the Registration Statement in exchange for shares of Centrue Common Stock.

          (q) "CONTRACT" means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or has the right to acquire any rights; (ii) under which such Person has or has the right to become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or has the right to become bound.

          (r) "CRA" means the Community Reinvestment Act, as amended.

          (s) "DEPARTMENT" means the Illinois Department of Financial and Professional Regulation.

          (t) "DGCL" means the Delaware General Corporation Law, as amended.

          (u) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.


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          (v) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          (w) "FAMILY" means with respect to an individual: (i) the individual;
(ii) the individual's spouse and any former spouse; (iii) any other natural person who is related to the individual or the individual's spouse within the second degree; and (iv) any other individual who resides with such individual.

          (x) "FDIC" means the Federal Deposit Insurance Corporation.

          (y) "FEDERAL RESERVE" means the Board of Governors of the Federal Reserve System.

          (z) "GAAP" means generally accepted accounting principles in the United States, consistently applied.

          (aa) "KNOWLEDGE" with respect to:

               (i) an individual means that such person will be deemed to have "Knowledge" of a particular fact or other matter if: (A) such individual is actually aware of such fact or other matter; or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; and

               (ii) a Person (other than an individual) means that such Person will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, manager, partner, executor or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

          (bb) "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

          (cc) "MATERIAL ADVERSE EFFECT" with respect to a Person (other than an individual) means, a material adverse effect (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5):
(i) on the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such Person; or (ii) on the ability of such Person to perform its obligations under this Agreement on a timely basis; but not including (x) any such effect resulting from or attributable to any action or omission by such Person or any Subsidiary of such Person taken with the prior written consent of the other party hereto or in contemplation of the Contemplated Transactions or (y) the effect of any change in any Legal Requirement, any general economic event or any change in interest rates affecting financial institutions generally.

          (dd) "MATERIAL INTEREST" means the direct or indirect beneficial ownership (as currently defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity


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securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

          (ee) "ORDER" means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

          (ff) "ORDINARY COURSE OF BUSINESS" means any action taken by a Person only if such action:

               (i) is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

               (ii) is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution; and

               (iii) is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

          (gg) "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

          (hh) "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

          (ii) "REGULATORY AUTHORITY" means any federal, state or local governmental body, agency, court or authority that, under applicable Legal
Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over Centrue, Union, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith, including, in any case, the Federal Reserve, the FDIC and the Department.

          (jj) "REPRESENTATIVE" means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

          (kk) "SEC" means the Securities and Exchange Commission.

          (ll) "SECURITIES ACT" means the Securities Act of 1933, as amended.


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          (mm) "SUBSIDIARY" means with respect to any Person (the "OWNER"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

          (nn) "TAX" means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

          (oo) "TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

          (pp) "THREATENED" means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person with knowledge of such event or circumstances to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

          (qq) "UNIONBANK" means UnionBank, an Illinois chartered commercial bank with its main office located in Streator, Illinois, and a wholly-owned subsidiary of Union.

          (rr) "UNION RIGHTS AGREEMENT" means the Rights Agreement dated as of August 5, 1996, between Union and Harris Trust and Savings Bank, as Rights Agent.

          (ss) "UNION SEC REPORTS" means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed by Union with the SEC.

          (tt) "UNION STOCK OPTION" means each of the 288,175 stock options granted to a Person by Union, under the Union Stock Option Plans or otherwise, prior to the date of this Agreement that is outstanding on the date hereof.

          (uu) "UNION STOCK OPTION PLANS" means the UnionBancorp, Inc. 1993 Stock Option Plan, the UnionBancorp 1999 Non-Qualified Stock Option Plan and the UnionBancorp, Inc. 2003 Stock Option Plan.

          (vv) "UNION SUBSIDIARY" means any Subsidiary of Union.


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     SECTION 1.2 PRINCIPLES OF CONSTRUCTION.

          (a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor's sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words "FROM" and "COMMENCING ON" (and the like) mean "FROM AND INCLUDING," and the words "TO," "UNTIL" and "ENDING ON" (and the like) mean "TO, BUT EXCLUDING"; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Ottawa, Illinois time; (vi) "INCLUDING" means "INCLUDING, BUT NOT LIMITED TO";
(vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified;
(viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and
(x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

          (b) The schedules of each of Centrue and Union referred to in this Agreement (the "CENTRUE SCHEDULES" and the "UNION SCHEDULES," respectively, and collectively the "SCHEDULES") shall consist of the agreements and other documentation described and referred to in this Agreement with respect to such party, which Schedules were delivered by each of Centrue and Union to the other before the date of this Agreement. Any item or matter disclosed on any Schedule shall be deemed to be disclosed for all purposes on all other Schedules, to the extent that it should have been disclosed on such other Schedule, to the extent that sufficient details are set forth so that the purpose for which disclosure is made is reasonably clear. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

          (c) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

          (d) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.


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                                    ARTICLE 2
                                   THE MERGER

     SECTION 2.1 THE MERGER. Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time (as defined below), Centrue shall be merged with and into Union pursuant to the provisions of, and with the effects provided in, the DGCL, the separate corporate existence of Centrue shall cease and Union will be the Surviving Corporation. As a result of the Merger, each share of Centrue Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive shares of Union Common Stock as provided in SECTION 3.2.

     SECTION 2.2 EFFECTIVE TIME; CLOSING.

          (a) Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the "CLOSING") shall occur through the mail or at a place that is mutually acceptable to Union and Centrue, at 10:00 a.m. on the date that is ten Business Days after the latest to occur of the receipt of all required approvals or consents of the Regulatory Authorities for the Contemplated Transactions, the expiration of all statutory waiting periods relating to such regulatory approvals and the receipt of the approvals of the stockholders of Union and Centrue, or at such other time and place as Centrue and Union may agree in writing (the "CLOSING DATE"). Subject to the provisions of ARTICLE 11, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

          (b) The parties hereto agree to file on the Closing Date an appropriate certificate of merger, as contemplated by Section 252 of the DGCL, with the Secretary of State of the State of Delaware. The Merger shall be effective upon the close of business on the day the certificate of merger has been duly filed with and accepted by the Secretary of State of the State of Delaware (the "EFFECTIVE TIME").

     SECTION 2.3 EFFECTS OF MERGER. At the Effective Time, the effect of the Merger shall be as provided in Sections 251, 252, 259, 260 and 261 of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Union and Centrue shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Union and Centrue shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 2.4 NAME. The name of the Surviving Corporation shall be "Centrue Financial Corporation."

     SECTION 2.5 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION. Union and Centrue agree to cause to be filed on the Closing Date with the Secretary of State of the State of Delaware an amendment and restatement of the certificate of incorporation of Union, as amended to date, substantially in the form attached as Exhibit A, and such amended and restated


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certificate of incorporation shall from and after the Effective Time represent the certificate of incorporation of the Surviving Corporation until further amended as provided by law.

     SECTION 2.6 BYLAWS. The bylaws of Union, in the form attached as Exhibit B, shall from and after the Effective Time be the bylaws of the Surviving Corporation until further amended as provided by law.

     SECTION 2.7 DIRECTORS AND OFFICERS. From and after the Effective Time, the directors and executive officers of the Surviving Corporation shall be as set forth in Exhibit C, with three (3) members in each of Class I and Class II, and four (4) members of Class III, of the Surviving Corporation's board of directors. From and after the Effective Time, the chairmen of each of the committees of the board of directors of the Surviving Corporation shall be as set forth in Exhibit C, and each of the committees of the board of the directors of the Surviving Corporation shall include two persons designated by Centrue and two persons designated by Union, each of whom shall be reasonably acceptable to the other. Such directors and executive officers shall serve until their successors shall have been elected or appointed and shall have qualified in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

     SECTION 2.8 UNION'S DELIVERIES AT CLOSING. At the Closing, Union shall deliver or cause to be delivered the following items to or on behalf of Union:

          (a) evidence of the delivery by Union or its agents to the Exchange Agent (as defined below) of: (i) certificates representing the number of shares of Union Common Stock to be issued in exchange for the shares of Centrue Common Stock pursuant to the terms of this Agreement; and (ii) an aggregate amount of cash equal to the total fractional shares of Union Common Stock that former holders of Centrue Common Stock would be entitled to receive;

          (b) a good standing certificate for Union issued by the Secretary of State of each of the States of Delaware and Illinois, and dated in each case not more than ten Business Days prior to the Closing Date;

          (c) a copy of the certificate of incorporation of Union certified not more than ten Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

          (d) a certificate of the Secretary or any Assistant Secretary of Union dated the Closing Date certifying a copy of the bylaws of Union;

          (e) copies of resolutions of the board of directors and stockholders of Union authorizing and approving this Agreement and the consummation of the Contemplated Transactions certified as of the Closing Date by the Secretary or any Assistant Secretary of Union;

          (f) a good standing certificate for UnionBank issued by the Department and dated not more than ten Business Days prior to the Closing Date;

          (g) a copy of the charter of UnionBank certified by the Department and dated not more than ten Business Days prior to the Closing Date;


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          (h) a certificate of the Secretary of UnionBank dated the Closing Date certifying a copy of the bylaws of UnionBank and stating that there have been no further amendments to the charter of UnionBank delivered pursuant to the immediately preceding paragraph of this Section;

          (i) a certificate executed by Union dated the Closing Date stating that: (i) all of the representations and warranties of Union set forth in this Agreement, when read without regard to any qualification as to materiality or Material Adverse Effect contained therein, are true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations and warranties shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on Union on a consolidated basis or on Centrue's or its stockholders' rights or interests under this Agreement; and (ii) all of the covenants and obligations to be performed or complied with by Union under the terms of this Agreement on or prior to the Closing Date, when read without regard to any qualification as to materiality or Material Adverse Effect contained therein, have been performed or complied with by Union, except where any non-performance or noncompliance would not have a Material Adverse Effect on Union on a consolidated basis or on Centrue's or its stockholders' rights or interests under this Agreement; and

          (j) a copy of the tax opinion described in SECTION 10.10.

All of such items shall be reasonably satisfactory in form and substance to Centrue and its counsel.

     SECTION 2.9 CENTRUE'S DELIVERIES AT CLOSING. At the Closing, Centrue shall deliver the following items to Union:

          (a) a good standing certificate for Centrue issued by the Secretary of State of each of the States of Delaware and Illinois, and dated in each case not more than ten Business Days prior to the Closing Date;

          (b) a copy of the certificate of incorporation of Centrue certified not more than ten Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

          (c) a certificate of the Secretary or any Assistant Secretary of Centrue dated the Closing Date certifying a copy of the bylaws of Centrue;

          (d) copies of resolutions of the board of directors and stockholders of Centrue authorizing and approving this Agreement and the consummation of the Contemplated Transactions certified as of the Closing Date by the Secretary or any Assistant Secretary of Centrue;

          (e) a good standing certificate for Centrue Bank issued by the Department and dated not more than ten Business Days prior to the Closing Date;


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          (f) a copy of the charter of Centrue Bank certified by the Department and dated not more than ten Business Days prior to the Closing Date;

          (g) a certificate of the Secretary of Centrue Bank dated the Closing Date certifying a copy of the bylaws of Centrue Bank and stating that there have been no further amendments to the charter of Centrue Bank delivered pursuant to the immediately preceding paragraph of this Section;

          (h) a certificate executed by Centrue dated the Closing Date stating that: (i) all of the representations and warranties of Centrue set forth in this Agreement, when read without regard to any qualification as to materiality or material Adverse Effect contained therein, are true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations and warranties shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on Centrue on a consolidated basis or on Union's or its stockholders' rights or interests under this Agreement; and (ii) all of the covenants and obligations to be performed or complied with by Centrue under the terms of this Agreement on or prior to the Closing Date, when read without regard to any qualification as to materiality or Material Adverse Effect contained therein, have been performed or complied with by Centrue, except where any non-performance or noncompliance would not have a Material Adverse Effect on Centrue on a consolidated basis or on Union's or its stockholders' rights or interests under this Agreement; and

          (i) a list of all holders of Centrue Common Stock as of the Closing Date and a list of all Persons as of the Closing Date who, to the Knowledge of Centrue, have the right at any time to acquire shares of Centrue Common Stock, certified in each case by the Secretary or any Assistant Secretary of Centrue;

          (j) a copy of the tax opinion described in SECTION 10.10; and

          (k) such other documents as Union may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to Union and its counsel.

     SECTION 2.10 BANK MERGER. The parties understand that it is the present intention of Union at or after the Effective Time to effect the Bank Merger. Union and Centrue agree to cooperate and to take such steps as may be necessary to obtain all requisite regulatory, corporate and other approvals to effect the Bank Merger, subject to the consummation of, and to be effective concurrently with, the Merger or as soon as practicable thereafter. The resulting bank shall be Union, provided, however, that the name of the Resulting Bank will be "Centrue Bank." In furtherance of such agreement, each of Centrue and Union agrees:

          (a) respectively, to cause the board of directors of each of Centrue Bank and UnionBank to approve the Bank Merger and to submit the same to its respective sole stockholder for approval;

          (b) respectively, to vote the shares of stock of Centrue Bank and UnionBank owned by them in favor of the Bank Merger; and

          (c) to take, or cause to be taken, all steps necessary to consummate the Bank Merger at the Effective Time or as soon thereafter as is reasonably practicable.

The Bank Merger shall be accomplished pursuant to a merger agreement containing such terms and conditions as are ordinary and customary for affiliated bank merger transactions of such type. Notwithstanding anything contained herein to the contrary: (x) the Bank Merger will be effective no earlier than the Effective Time; and (y) none of Union's or Centrue's actions in connection with the Bank Merger will unreasonably interfere with any of the operations of Centrue, Centrue Bank, Union or UnionBank prior to the Effective Time.

     SECTION 2.11 ABSENCE OF CONTROL. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Union nor Centrue by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

                                    ARTICLE 3
                     CONVERSION OF SECURITIES IN THE MERGER

     SECTION 3.1 MANNER OF MERGER.

          (a) By virtue of the Merger and without any action on the part of Union, each share of Union Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall thereafter represent one share of stock of the Surviving Corporation. By virtue of the Merger and without any action on the part of Union, each share of Series A Convertible Preferred Stock, no par value (the "SERIES A STOCK"), and each share of Series B Preferred Stock, no par value (the "SERIES B STOCK"), of Union issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall thereafter represent one share of Series A Stock or Series B Stock, respectively, of the Surviving Corporation.

          (b) Subject to the provisions of this Article, by virtue of the Merger and without any action on the part of Union or Centrue, or the holder of any Centrue Common Stock, each share of Centrue Common Stock issued and outstanding immediately prior to the Effective Time, including each share of Centrue Common Stock that is to be paid out at the Effective Time under the Centrue Deferred Compensation Plan, shall become and automatically be converted into 1.2 shares of Union Common Stock (the "EXCHANGE RATIO"), and shall thereafter represent the right to receive and be exchangeable for such number of shares, rounded to the nearest thousandth of a share of Union Common Stock (the "EXCHANGE SHARES"); provided, however, that all shares of Centrue Common Stock held by Centrue as treasury stock shall not be converted into shares of Union Common Stock, but instead shall be canceled as a result of the Merger.

          (c) After the Effective Time, no holder of Centrue Common Stock that is issued and outstanding immediately prior to the Effective Time will have any rights in respect of such Centrue Common Stock except to receive shares of Union Common Stock for the shares of Centrue Common Stock converted as provided in this Section, plus an amount in cash, as provided below, for any fractional share of Union Common Stock that such holder would have been entitled to receive.

          (d) If, subject to SECTION 7.15, Union declares a stock dividend, stock split or other general distribution of Union Common Stock to holders of Union Common Stock and the ex-dividend or ex-distribution date for such stock dividend, stock split or distribution occurs at any time after the date of this Agreement and prior to the Closing, then the Exchange Ratio shall be adjusted by multiplying it by a fraction: (i) the numerator of which shall be the total number of shares of Union Common Stock outstanding immediately after such dividend, split or distribution; and (ii) the denominator of which shall be the total number of shares of Union Common Stock outstanding immediately prior to such dividend, split, or distribution. Notwithstanding the foregoing, and subject to SECTION 7.15, no adjustment shall be made to the Exchange Ratio: (A) in the event of the issuance of additional shares of Union Common Stock pursuant to the grant or sale of shares to, or for the account of, employees of Union pursuant to the Union Stock Option Plans, or Union's qualified and non-qualified retirement and dividend reinvestment plans; or (B) in the event of the issuance of additional shares of Union Common Stock or other securities pursuant to a public offering, private placement or an acquisition of one or more banks, corporations or business assets for consideration which the board of directors, or a duly authorized committee of the board of directors, of Union in its reasonable business judgment determines to be fair and reasonable.

          (e) If, subject to SECTION 6.12, Centrue declares a stock dividend, stock split or other general distribution of Centrue Common Stock to holders of Centrue Common Stock and the ex-dividend or ex-distribution date for such stock dividend, stock split or distribution occurs at any time after the date of this Agreement and prior to the Closing, then the Exchange Ratio shall be adjusted by multiplying it by a fraction: (i) the numerator of which shall be the total number of shares of Centrue Common Stock outstanding immediately prior to such dividend, split or distribution; and (ii) the denominator of which shall be the total number of shares of Centrue Common Stock outstanding immediately after such dividend, split, or distribution. Notwithstanding the foregoing, and subject to SECTION 6.12, no adjustment shall be made to the Exchange Ratio: (A) in the event of the issuance of additional shares of Centrue Common Stock pursuant to the grant or sale of shares to, or for the account of, employees of Centrue pursuant to the Centrue Stock Incentive Plan, or Centrue's qualified and non-qualified retirement and dividend reinvestment plans; or (B) in the event of the issuance of additional shares of Centrue Common Stock or other securities pursuant to a public offering, private placement or an acquisition of one or more banks, corporations or business assets for consideration which the board of directors, or a duly authorized committee of the board of directors, of Centrue in its reasonable business judgment determines to be fair and reasonable.

     SECTION 3.2 STEPS OF TRANSACTION.

          (a) The parties shall mutually select a Person to serve as exchange agent (the "EXCHANGE AGENT") for the parties to effect the surrender of certificates representing outstanding shares of Centrue Common Stock (the "CERTIFICATES") in exchange for Union Common Stock and/or cash in redemption of fractional shares. The Exchange Agent shall serve under the terms of an exchange agent agreement reasonably acceptable to both parties. No later than five Business Days after the Effective Time, the Exchange Agent shall mail or cause to be mailed to each then current holder of record of a Certificate or Certificates a form of transmittal letter (the "LETTER OF TRANSMITTAL") providing instructions for the transmittal of the Certificates and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or a lost certificate affidavit and a bond in a form reasonably acceptable to the Surviving Corporation).

          (b) The Surviving Corporation shall cause the Exchange Agent to deliver promptly to each holder of Centrue Common Stock who submits a properly completed Letter of Transmittal accompanied by the Certificates covered by such Letter of Transmittal: (i) certificates representing the number of whole shares of Union Common Stock into which the shares of Centrue Common Stock previously represented by the Certificates so surrendered were converted; plus (ii) an amount in cash, as provided below, for any fractional share of Union Common Stock that such holder would have been entitled to receive.

          (c) Within sixty days after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to send to each holder of record of Centrue Common Stock immediately prior to the Effective Time who has not previously submitted his or her Certificates, an additional Letter of Transmittal for use in surrendering Certificates to the Exchange Agent and instructions for use in effecting such surrender in exchange for shares of Union Common Stock and cash for any fractional shares.

          (d) No dividends or other distributions declared after the Effective Time with respect to Union Common Stock and payable in respect of shares of Centrue Common Stock held by any former stockholder of record of Centrue shall be paid to a former stockholder of Centrue who holds any unsurrendered Certificate with respect to Centrue Common Stock until the stockholder shall surrender the Certificate. Until so surrendered and exchanged, each outstanding Certificate shall for all purposes, including the exercise of voting rights, but not including the payment of dividends or other distributions, if any, in respect of shares of Centrue Common Stock held by former holders of record of shares of Centrue Common Stock, represent the shares of Union Common Stock into and for which such shares have been so converted; provided, however, that upon surrender of a Certificate, there shall be paid to the record holder or holders of the Certificate, the amount, without interest thereon, of such dividends and other distributions, if any, which previously have become payable with respect to the number of whole shares of Union Common Stock represented by such Certificate.

          (e) No fractional shares of Union Common Stock shall be issued upon the surrender for exchange of Certificates; no dividend or distribution of Union shall relate to any fractional share interest; and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Union. Instead, each holder of shares of Centrue Common Stock having a fractional interest in shares of Union Common Stock arising upon the conversion of such shares of Centrue Common Stock shall, at the time of surrender of the Certificates, be paid by the Surviving Corporation an amount in cash, without interest, determined by multiplying such fractional share of Union Common Stock by the average of the closing sale prices of Union Common Stock for the five trading days immediately following the Closing Date.

          (f) All shares of Union Common Stock, and any required cash payments for fractional shares, into and for which shares of Centrue Common Stock shall have been converted and exchanged pursuant to this Agreement, shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted and exchanged shares of Centrue Common Stock.

          (g) At the Effective Time, Centrue shall deliver to the Exchange Agent a certified copy of a list of its stockholders, after which there shall be no further registration or transfers on the stock transfer books of Centrue of the shares of Centrue Common Stock, all of which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates representing shares of Centrue Common Stock are presented to the Exchange Agent or Union, they shall be canceled and converted into shares of Union Common Stock as provided in this Agreement.

          (h) If a certificate representing shares of Union Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed, accompanied by all documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to Union any transfer or other Taxes required by reason of the issuance of a certificate representing shares of Union Common Stock in any name other than that of the registered holder of the Certificate surrendered, or otherwise required, or shall establish to the satisfaction of Union that such Tax has been paid or is not payable.

     SECTION 3.3 TAX FREE REORGANIZATION. The parties to this Agreement intend for the Merger to qualify as a nontaxable reorganization within the meaning of
Section 368(a)(1)(A) and related sections of the Code and agree to cooperate and to take such actions as may be reasonably necessary to ensure such result and no party shall file any Tax Return or take any action or position inconsistent therewith, except as required pursuant to any Legal Requirement.

     SECTION 3.4 OPTIONS; RESTRICTED STOCK.

          (a) Prior to the Effective Time, Centrue shall take all action necessary (including causing the board of directors or any committee thereof to take such actions as are allowed by the Centrue Stock Incentive Plan) to provide that each Centrue Stock Option that is outstanding immediately prior to the Effective Time, other than any Centrue Stock Options that are granted as provided in the Daiber Employment Agreement or in Exhibit G, shall vest upon the Effective Time and become free of all restrictions. At and after the Effective Time, each Centrue Stock Option that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Centrue Common Stock and shall be converted automatically into an option to acquire shares of Union Common Stock (the "CENTRUE CONVERTED STOCK OPTIONS") in an amount and at an exercise price determined as provided below and otherwise subject to the terms of the agreements evidencing the grants of such options:

               (i) the number of shares of Union Common Stock to be subject to each Centrue Converted Stock Option shall be equal to the product of the number of shares of Centrue Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of Union Common Stock shall be rounded up to the next highest whole share; and

               (ii) the exercise price per share of Union Common Stock under the Centrue Converted Stock Option shall be equal to the exercise price per share of Centrue Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent;

          (b) The adjustment provided in this Section with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code), shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the Centrue Converted Stock Options shall be the same as the original option except that all references to Centrue shall be deemed to be references to the Surviving Corporation.

          (c) Prior to the Effective Time, Centrue shall take all action necessary (including causing the board of directors or any committee thereof to take such actions as are allowed by the Centrue Stock Incentive Plan) to provide that each share of Centrue Restricted Stock that is outstanding immediately prior to the Effective Time shall vest upon the Effective Time and become free of all restrictions. At the Effective Time, each share of Centrue Restricted Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Exchange Shares as provided in and in accordance with the terms set forth in SECTION 3.1.

          (d) Prior to the Effective Time, Union shall take all action necessary (including causing the board of directors or any committee thereof to take such actions as are allowed by the Union Stock Option Plans) to provide that each Union Stock Option that is outstanding immediately prior to the Effective Time, other than any Union Stock Options that are granted as provided in the Yeoman Employment Agreement, the Stevenson Employment Agreement or in Exhibit G, shall vest upon the Effective Time and become free of all restrictions. At and after the Effective Time, each Union Stock Option that is outstanding and unexercised immediately prior thereto shall otherwise be unaffected by the Merger and shall thereafter continue to represent a right to acquire shares of Union Common Stock subject to the terms of the agreements evidencing the grants of such options.

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF CENTRUE

     Centrue hereby represents and warrants to Union as follows:

     SECTION 4.1 CENTRUE ORGANIZATION. Centrue: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the

Federal Reserve as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHCA"); and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the certificate of incorporation and bylaws of Centrue and all amendments thereto set forth in the Centrue SEC Reports are complete and correct. Centrue has no Subsidiaries other than Centrue Bank, except as set forth in the Centrue SEC Reports.

     SECTION 4.2 CENTRUE SUBSIDIARY ORGANIZATION. Centrue Bank is an Illinois commercial bank duly organized, validly existing and in good standing under the laws of the State of Illinois. Each other Centrue Subsidiary is duly organized, validly existing and in good standing in its state or jurisdiction of organization. Each Centrue Subsidiary has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. The copies of the charter (or similar organizational documents) and bylaws of each Centrue Subsidiary and all amendments thereto set forth on Schedule 4.2 are complete and correct.

     SECTION 4.3 AUTHORIZATION; ENFORCEABILITY.

          (a) Centrue has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Centrue, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to stockholder approval, and this Agreement constitutes a legal, valid and binding obligation of Centrue enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' right generally and subject to general principles of equity.

          (b) Except for ordinary corporate requirements, no "business combination," "moratorium," "control share" or other state anti-takeover statute or regulation or any provisions contained in the certificate of incorporation or bylaws of Centrue or any Centrue Subsidiary: (i) prohibits or restricts Centrue's ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject Centrue to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of Centrue has unanimously approved the execution of, and performance by Centrue of its obligations under, this Agreement.

          (c) Centrue has taken all action that may be necessary (including amending the Centrue Rights Agreement, a complete and correct copy of which amendment has been delivered to Union) so that: (i) neither the execution and delivery of this Agreement or any agreements delivered in connection with this Agreement, nor any amendments thereto approved by the board of directors of Centrue prior to the termination of this Agreement, nor the consummation of the transactions contemplated hereby or thereby, including the Merger, shall cause: (A) Union to become an Acquiring Person (as defined in the Centrue Rights Agreement); (B) the occurrence of a Distribution Date (as defined in the Centrue Rights Agreement); (C) the occurrence of a Flip-In Event (as defined in the Centrue Rights Agreement); or (D) the occurrence of a Stock Acquisition Date (as defined in the Centrue Rights Agreement); and (ii) the rights issuable under the Centrue Rights Plan shall expire upon the Effective Time.

     SECTION 4.4 NO CONFLICT. Except as set forth on Schedule 4.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation or charter (or similar organizational documents) or bylaws, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors or stockholders of, Centrue or any Centrue Subsidiary; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Centrue or any Centrue Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the Federal Deposit Insurance Act, as amended (the "FDI ACT"), the BHCA, the Securities Act, the Exchange Act, the DGCL, the laws of the State of Illinois (the "ILLINOIS STATUTES"), including the Illinois Banking Act (the "ILLINOIS BANKING ACT"), and the listing rules of the Nasdaq National Market (the "NASDAQ RULES"); (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which Centrue or any Centrue Subsidiary is a party or by which any of their respective assets is bound; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by Centrue or any Centrue Subsidiary. Except for the approvals referred to in SECTION 8.1 and the requisite approval of its stockholders, neither Centrue nor any Centrue Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     SECTION 4.5 CENTRUE CAPITALIZATION.

          (a) The authorized capital stock of Centrue currently consists exclusively of: (a) 7,000,000 shares of Centrue Common Stock, of which, on the date of this Agreement: (i) 2,232,189 shares are duly issued and outstanding, fully paid and non-assessable; (ii) 1,966,361 shares are held in the treasury of Centrue; (iii) 12,400 shares have been issued as restricted stock pursuant to the Centrue Option Plan; and (iv) 204,800 shares have been reserved for issuance in respect of Centrue Stock Options; and (b) 500,000 shares of preferred stock, $0.01 par value per share, none of which are issued and outstanding.

          (b) None of the shares of Centrue Common Stock were issued in violation of any federal or state securities laws or any other Legal Requirement. To the Knowledge of Centrue and except as disclosed in this Agreement or on the Centrue Schedules, none of the shares of authorized capital stock of Centrue are, nor on the Closing Date will they be, subject to any claim of right inconsistent with this Agreement. Except as contemplated in this Agreement or as set forth on Schedule 4.5, there are, as of the date of this Agreement, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating Centrue or any Centrue Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Centrue or any Centrue Subsidiary, and Centrue is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of Centrue. Since December 31, 2003, except as disclosed in or permitted by this Agreement or as provided on Schedule 4.5, no shares of Centrue capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Centrue or any Centrue Subsidiary and no dividends or other distributions payable in any equity securities of Centrue or any Centrue Subsidiary have been declared, set aside, made or paid to the stockholders of Centrue.

     SECTION 4.6 CENTRUE SUBSIDIARY CAPITALIZATION. The authorized capital stock of Centrue Bank consists, and immediately prior to the Effective Time, will consist exclusively of 3,000 shares of capital stock, $100.00 par value per share (the "CENTRUE BANK SHARES"), all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 4.6, Centrue is, and will be on the Closing Date, the record and beneficial owner of 100% of the Centrue Bank Shares and all of the issued and outstanding shares of capital stock of each other Centrue Subsidiary, free and clear of any lien or encumbrance whatsoever. Except as set forth on Schedule 4.6, the Centrue Bank Shares are, and will be on the Closing Date, freely transferable and are, and will be on the Closing Date, subject to no claim of right inconsistent with this Agreement. There are no unexpired or pending preemptive rights with respect to any shares of capital stock of any Centrue Subsidiary, except for such rights held exclusively by Centrue. There are no outstanding securities of any Centrue Subsidiary that are convertible into or exchangeable for any shares of such Centrue Subsidiary's capital stock, except for such rights held exclusively by Centrue, and no Centrue Subsidiary is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of such Centrue Subsidiary. Neither Centrue nor any Centrue Subsidiary owns or has any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except for the capital stock of Centrue Bank and as set forth on Schedule 4.6.

     SECTION 4.7 FINANCIAL STATEMENTS AND REPORTS. True, correct and complete copies of the following financial statements and reports are included on
Schedule 4.7:

          (a) audited Consolidated Balance Sheets for Centrue as of December 31, 2003, 2004 and 2005, and the related Consolidated Statements of Income and Comprehensive Income, Consolidated Statements of Cash Flows and Consolidated Statements of Stockholders' Equity of Centrue for the years ended December 31, 2003, 2004 and 2005;

          (b) unaudited Consolidated Balance Sheet for Centrue as of March 31, 2006, and the related unaudited Consolidated Statement of Income and Comprehensive Income and Consolidated Statement of Cash Flows for the three months ended March 31, 2006; and

          (c) Call Reports for Centrue Bank as of the close of business on December 31, 2003, 2004 and 2005, and on March 31, 2006.

     The financial statements described in clause (a) have been prepared in conformity with GAAP and comply in all material respects with all applicable Legal Requirements. The reports described in clauses (b) and (c) above have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented. Taken together, the financial statements and reports described in clauses (a),
(b) and (c) above (collectively, the "CENTRUE FINANCIAL STATEMENTS") are complete and correct in all respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Centrue and the Centrue Subsidiaries at the respective dates of and for the periods referred to in the Centrue Financial Statements, subject to normal year-end non-material audit adjustments in the case of unaudited Centrue Financial Statements. The Centrue Financial Statements do not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Centrue Financial Statements misleading in any material respect as of the respective dates and for the periods referred to in the respective Centrue Financial Statements.

     SECTION 4.8 BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of Centrue and each Centrue Subsidiary are complete and correct in all material respects and have been maintained in accordance with Centrue's business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by the Legal Requirements. The minute books of Centrue and each Centrue Subsidiary contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective stockholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of Centrue and the Centrue Subsidiaries. Centrue has provided Union with full and complete access to unredacted copies of all finally approved minutes of the meetings of Centrue's board of directors held in 2005 and 2006.

     SECTION 4.9 TITLE TO PROPERTIES. Centrue and each Centrue Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent Centrue Financial Statement or on
Schedule 4.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the Centrue Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, pursuant to borrowings from Federal Home Loan Banks or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held. Except as set forth on Schedule 4.9, Centrue and each Centrue Subsidiary as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. Except where any failure would not be expected to have a Material Adverse Effect on Centrue on a consolidated basis, all buildings and structures owned by Centrue and each Centrue Subsidiary lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person

     SECTION 4.10 CONDITION AND SUFFICIENCY OF ASSETS. The buildings, structures and equipment of Centrue and each Centrue Subsidiary are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. Except where any failure would not reasonably be expected to have a Material Adverse Effect on Centrue on a consolidated basis, the real property, buildings, structures and equipment owned or leased by Centrue and each Centrue Subsidiary are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances. The assets and properties, whether real or personal, tangible or intangible, that Centrue or any Centrue Subsidiary purport to own or lease are sufficient for the continued conduct of the business of Centrue and each Centrue Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

     SECTION 4.11 LOANS; LOAN LOSS RESERVE. All loans and loan commitments extended by Centrue Bank and any extensions, renewals or continuations of such loans and loan commitments (the "CENTRUE LOANS") were made materially in accordance with the lending policies of Centrue Bank in the Ordinary Course of Business. The Centrue Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to Centrue Bank enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity. All such Centrue Loans are, and at the Closing will be, free and clear of any encumbrance or other charge, except for pledges or liens required to be granted pursuant to borrowings from Federal Home Loan Banks, and Centrue Bank has complied, and at the Closing will have complied with all Legal Requirements relating to such Centrue Loans, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect on Centrue on a consolidated basis. The allowance for loan and lease losses of Centrue Bank is and will be on the Closing Date adequate in all material respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, and contains and will contain an additional amount of unallocated reserves for unanticipated future losses at an adequate level. To the Knowledge of Centrue: (a) none of the Centrue Loans is subject to any material offset or claim of offset; and (b) the aggregate loan balances in excess of Centrue's consolidated allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms and all uncollectible loans have been charged off.

     SECTION 4.12 UNDISCLOSED LIABILITIES; ADVERSE CHANGES. Except as set forth on Schedule 4.12, neither Centrue nor any Centrue Subsidiary has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the Centrue Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

Since the date of the latest Centrue Financial Statement, there has not been any change in the business, operations, properties, prospects, assets or condition of Centrue or any Centrue Subsidiary, and, to Centrue's Knowledge, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on Centrue on a consolidated basis.

     SECTION 4.13 TAXES. Centrue and each Centrue Subsidiary has duly filed all material Tax Returns required to be filed by it, and each such Tax Return is complete and accurate in all material respects. Centrue and each Centrue Subsidiary has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Centrue or any Centrue Subsidiary, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no claim or assessment pending or, to the Knowledge of Centrue, Threatened against Centrue or any Centrue Subsidiary for any Taxes owed by any of them. Except as set forth on Schedule 4.13, no audit, examination or investigation related to Taxes paid or payable by Centrue or any Centrue Subsidiary is presently being conducted or, to the Knowledge of Centrue, Threatened by any Regulatory Authority. Centrue has delivered to Union true, correct and complete copies of all Tax Returns previously filed with respect to the last three fiscal years by Centrue and each Centrue Subsidiary and any Tax examination reports and statements of deficiencies assessed or agreed to for any of Centrue or any Centrue Subsidiary for any such time period.

     SECTION 4.14 COMPLIANCE WITH ERISA. Except as set forth on Schedule 4.14, all employee benefit plans (as defined in Section 3(3) of ERISA) established or maintained by Centrue or any Centrue Subsidiary or to which Centrue or any Centrue Subsidiary contributes, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the Tax benefits the Code thereupon permits with respect to such employee benefit plans. No such employee benefit plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which Centrue or any Centrue Subsidiary would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing. Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations of Centrue or any Centrue Subsidiary under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if Centrue or such Centrue Subsidiary withdrew from any such plan as of the Closing. All contributions and premium payments due prior to the date hereof have been made, and all contributions and premium payments due prior to Closing will be made, by Centrue or any Centrue Subsidiary, as applicable, on a timely basis.

     SECTION 4.15 COMPLIANCE WITH LEGAL REQUIREMENTS. Centrue and each Centrue Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. Except as set forth on Schedule 4.15, each of Centrue and each Centrue Subsidiary is, and at all times since January 1, 2003, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Centrue on a consolidated basis. No event has occurred or circumstance exists that (with or without notice or lapse of time):
(a) may constitute or result in a violation by Centrue or any Centrue Subsidiary of, or a failure on the part of Centrue or any Centrue Subsidiary to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of Centrue or any Centrue Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except, in either case, where the failure to comply or the violation would not reasonably be expected to have a Material Adverse Effect on Centrue on a consolidated basis. Except as set forth on
Schedule 4.15, neither Centrue nor any Centrue Subsidiary has received, at any time since January 1, 2003, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible, or potential obligation on the part of Centrue or any Centrue Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except where any such violation, failure or obligation would not reasonably be expected to have a Material Adverse Effect on Centrue on a consolidated basis.

     SECTION 4.16 LEGAL PROCEEDINGS; ORDERS.

          (a) Schedule 4.16 is a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of Centrue, Threatened against or affecting Centrue or any Centrue Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, since January 1, 2003, that has not been fully satisfied or terminated and that would reasonably be expected to have a Material Adverse Effect on Centrue on a consolidated basis, and there is no fact to Centrue's Knowledge that would provide a basis for any such Proceeding or Order. To the Knowledge of Centrue, no officer, director, agent or employee of Centrue or any Centrue Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of Centrue or any Centrue Subsidiary as currently conducted.

          (b) Neither Centrue nor any Centrue Subsidiary: (i) is subject to any cease and desist or other Order or enforcement action issued by, or (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, or (iii) is a party to any commitment letter or similar undertaking to, or
(iv) is subject to any order or directive by, or (v) is subject to any supervisory letter from, or (vi) has been ordered to pay any civil money penalty, which has not been paid, by, or (vii) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that currently (w) restricts in any material respect the conduct of its business, or
(x) that in any material manner relates to its capital adequacy, or (y) restricts its ability to pay dividends, or (z) limits in any material manner its credit or risk management policies, its management or its business; nor has Centrue or any Centrue Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

     SECTION 4.17 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth on
Schedule 4.17, since December 31, 2005, Centrue and each Centrue Subsidiary have conducted their respective businesses only in the Ordinary Course of Business. Without limiting the foregoing, with respect to each, since December 31, 2005, there has not been any:

          (a) change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock;

          (b) amendment to its certificate of incorporation or charter (or similar organizational documents) or bylaws or adoption of any resolutions by its board of directors or stockholders with respect to the same;

          (c) payment or increase of any bonus, salary or other compensation to any of its stockholders, directors, officers or employees, except, with respect to employees, for normal salary and bonus increases made in the Ordinary Course of Business or made in accordance with any then existing Centrue Employee Benefit Plan (as defined below), or entry by it into any employment, consulting, non-competition, change in control, severance or similar Contract with any stockholder, director, officer or employee;

          (d) adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Centrue Employee Benefit Plan;

          (e) damage to or destruction or loss of any of its assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate was greater than $100,000;

          (f) entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

          (g) except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing lease, Contract or license that has a term of more than one year or that involves the payment by Centrue or any Centrue Subsidiary of more than $100,000 in the aggregate;

          (h) Centrue Loan or commitment to make any Centrue Loan other than in the Ordinary Course of Business;

          (i) Centrue Loan or commitment to make, renew, extend the term or increase the amount of any Loan to any Person if such Centrue Loan or any other Centrue Loans to such Person or an Affiliate of such Person is on the "watch list" or similar internal report of Centrue or any Centrue Subsidiary, or has been classified as "substandard," "doubtful," "loss," or "other loans specially mentioned" or listed as a "potential problem loan"; provided, however, that nothing in this SECTION 4.17(I) shall prohibit Centrue or any Centrue Subsidiary from honoring any contractual obligation in existence on the date of this Agreement;

          (j) sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of its assets or properties or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties except for Tax and other liens that arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with the acceptance by Centrue Bank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the Ordinary Course of Business;

          (k) incurrence by it of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

          (l) cancellation or waiver by it of any claims or rights with a value in excess of $100,000;

          (m) aggregate investments by it of a capital nature exceeding
$100,000;

          (n) except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

          (o) transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

          (p) material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of Centrue to respond to then current market or economic conditions or as may be required by any Regulatory Authorities;

          (q) filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch or relocation of operations from existing locations;

          (r) discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

          (s) entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $100,000 in aggregate value, except for sales of Centrue "other real estate owned" and other repossessed properties or the acceptance of a deed in lieu of foreclosure;

          (t) purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements or other similar interest rate management agreements;

          (u) hiring of any employee with an annual salary in excess of $100,000, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated; or

          (v) agreement, whether oral or written, by it to do any of the foregoing.

     SECTION 4.18 PROPERTIES, CONTRACTS AND EMPLOYEE BENEFIT PLANS. Except for Contracts evidencing Loans made by Centrue Bank in the Ordinary Course of Business, Schedule 4.18 lists or describes the following with respect to Centrue and each Centrue Subsidiary:

          (a) all real property owned by Centrue and each Centrue Subsidiary and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which Centrue and each Centrue Subsidiary is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of Centrue or such Centrue Subsidiary;

          (b) all loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by Centrue or any Centrue Subsidiary, exclusive of deposit agreements with customers of Centrue Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements;

          (c) each Contract that involves the performance of services or delivery of goods or materials by Centrue or any Centrue Subsidiary of an amount or value in excess of $100,000;

          (d) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Centrue or any Centrue Subsidiary in excess of $100,000;

          (e) each Contract not referred to elsewhere in this Section that:

               (i) relates to the future purchase of goods or services that materially exceeds the requirements of its respective business at current levels or for normal operating purposes; or

               (ii) materially affects the business or financial condition of Centrue or any Centrue Subsidiary;

          (f) each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 or with terms of less than one year);

          (g) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (collectively, "INTELLECTUAL PROPERTY ASSETS"), including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets of Centrue or any Centrue Subsidiary;

          (h) each collective bargaining agreement and other Contract to or with any labor union or other Person representing one or more employees;

          (i) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by Centrue or any Centrue Subsidiary with any other Person;

          (j) each Contract containing covenants that in any way purport to restrict the business activity of Centrue or any Centrue Subsidiary or any Affiliate of any of the foregoing, or limit the ability of Centrue or any Centrue Subsidiary or any Affiliate of the foregoing to engage in any line of business or to compete with any Person;

          (k) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

          (l) the name and annual salary of each director, officer or employee of Centrue and each Centrue Subsidiary, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by Centrue, each Centrue Subsidiary or a combination of any of them to or for the benefit of each such person in question for the year ended December 31, 2005, and for the current year, and any employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to each such person;

          (m) each profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, severance, change of control, deferred compensation, stock bonus, stock purchase, employee stock ownership or other employee welfare or benefit agreements, plans or arrangements established, maintained, sponsored or undertaken by Centrue or any Centrue Subsidiary for the benefit of the officers, directors or employees of Centrue or any Centrue Subsidiary, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other Contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by Centrue or any Centrue Subsidiary for the benefit of the employees of Centrue or any Centrue Subsidiary (collectively, the "CENTRUE EMPLOYEE BENEFIT PLANS"), and, in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective Internal Revenue Service private rulings or determination letters obtained by or for the benefit of Centrue or any Centrue Subsidiary;

          (n) the name of each Person who is or would be entitled pursuant to any Contract or Centrue Employee Benefit Plan to receive any payment from Centrue or any Centrue Subsidiary as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person's employment or position following such consummation) and the maximum amount of such payment;

          (o) each holder of a Centrue Stock Option and the number of underlying shares to which each such holder may be entitled to acquire;

          (p) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Centrue or any Centrue Subsidiary to be responsible for consequential damages;

          (q) each Contract for capital expenditures in excess of $100,000;

          (r) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by Centrue or any Centrue Subsidiary other than in the Ordinary Course of Business; and

          (s) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

     Copies of each document, plan or Contract listed and described on Schedule
4.18 are appended to such Schedule.

     SECTION 4.19 NO DEFAULTS. Except as set forth on Schedule 4.19, to the Knowledge of Centrue, each Contract identified or required to be identified on
Schedule 4.18 is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors rights generally and subject to general principles of equity. Centrue and each Centrue Subsidiary is, and at all times since January 1, 2003, has been, in full compliance with all applicable terms and requirements of each Contract under which either Centrue or any Centrue Subsidiary has or had any obligation or liability or by which Centrue or any Centrue Subsidiary or any of their respective assets owned or used by them is or was bound, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on Centrue on a consolidated basis. To the Knowledge of Centrue, each other Person that has or had any obligation or liability under any such Contract under which Centrue or any Centrue Subsidiary has or had any rights is, and at all times since January 1, 2003, has been, in full compliance with all applicable terms and requirements of such Contract, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on Centrue on a consolidated basis. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give Centrue, any Centrue Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract. Except in the Ordinary Course of Business with respect to any Centrue Loan, neither Centrue nor any Centrue Subsidiary has given to or received from any other Person, at any time since January 1, 2003, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the date of this Agreement. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to Centrue or any Centrue Subsidiary under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

     SECTION 4.20 INSURANCE. Schedule 4.20 lists the policies and material terms of insurance (including bankers' blanket bond and insurance providing benefits for employees) owned or held by Centrue or any Centrue Subsidiary on the date hereof. Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive). All premiums due on such policies have been paid in full.

     SECTION 4.21 COMPLIANCE WITH ENVIRONMENTAL LAWS. Except as set forth on
Schedule 4.21: (a) there are no Proceedings or Orders against Centrue or any Centrue Subsidiary, or, to the Knowledge of Centrue any predecessor thereof, with respect to alleged violation of, or liability under, Environmental Laws;
(b) to the Knowledge of Centrue, there is no Threatened Proceeding or Order against Centrue or any Centrue Subsidiary, or any predecessor thereof, with respect to the alleged violation of, or liability under, Environmental Laws; (c) to the Knowledge of Centrue, there is no factual basis for the assertion or commencement of a Proceeding or Order against Centrue and no factual basis for the assertion or commencement of a Proceeding or Order against Centrue or any Centrue Subsidiary, or any predecessor thereof, with respect to the violation of, or liability under, Environmental Laws; and (d) to the Knowledge of Centrue, there are no pending or Threatened Proceedings or Orders against or involving the assets of Centrue or any Centrue Subsidiary. For purposes of this SECTION
4.21 and SECTION 5.21: (x) "ENVIRONMENTAL LAWS" means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of Centrue or any Centrue Subsidiary, or Union or any Union Subsidiary, as applicable under
SECTION 5.21, that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials; (y) "ENVIRONMENT" means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air; and (z) "HAZARDOUS MATERIALS" means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.

     SECTION 4.22 REGULATORY FILINGS.

          (a) Except as set forth on Schedule 4.22, Centrue and each Centrue Subsidiary have filed all forms, reports and documents required to be filed with: (i) the SEC, and as of the date of this Agreement have delivered or made available to Union, in the form filed with the SEC: (A) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, 2004 and 2005; (B) all proxy statements relating to Centrue's meetings of stockholders (whether annual or special) held since December 31, 2003; (C) all reports on Form 8-K filed by Centrue with the SEC since December 31, 2003; (D) all other reports or registration statements filed by Centrue with the SEC since December 31, 2003; and (E) all amendments and supplements to all such reports and registration statements filed by Centrue with the SEC since December 31, 2003; and (ii) the FDIC, the Federal Reserve Board, the Department and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to with the Centrue SEC Reports as the "CENTRUE REPORTS"). The Centrue

Reports (x) were prepared in accordance with the requirements of applicable Legal Requirements, and (y) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

          (b) Centrue and, to Centrue's Knowledge, each of its executive officers and directors have complied in all material respects with (i) the applicable provisions of the Exchange Act, including the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, as amended, and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market.

     SECTION 4.23 FIDUCIARY ACCOUNTS. Centrue Bank has properly administered in all material respects all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the material terms of the governing documents and applicable state and federal law and regulations and common law. None of Centrue Bank or any of its directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     SECTION 4.24 INDEMNIFICATION CLAIMS. To Centrue's Knowledge, no action or failure to take action by any director, officer, employee or agent of Centrue or any Centrue Subsidiary has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against Centrue or any Centrue Subsidiary under any agreement with, or the corporate indemnification provisions of, Centrue or any Centrue Subsidiary, or under any Legal Requirements.

     SECTION 4.25 INSIDER INTERESTS. Except as set forth on Schedule 4.25, no officer or director of Centrue or any Centrue Subsidiary, any member of the Family of any such Person, and no entity that any such Person "controls" within the meaning of Regulation O of the Federal Reserve, has any loan, deposit account or any other agreement with Centrue or any Centrue Subsidiary, any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Centrue or any Centrue Subsidiary.

     SECTION 4.26 BROKERAGE COMMISSIONS. Except as set forth on Schedule 4.26, none of Centrue, any Centrue Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     SECTION 4.27 APPROVAL DELAYS. To the Knowledge of Centrue, there is no reason why the granting of any of the regulatory approvals referred to in
SECTION 8.1 would be denied or unduly delayed. Centrue Bank's most recent CRA rating is "satisfactory" or better.

     SECTION 4.28 DISCLOSURE. Neither any representation nor warranty of Centrue in, nor any schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to SECTION 6.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                                    ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF UNION

     Union hereby represents and warrants to Centrue as follows:

     SECTION 5.1 UNION ORGANIZATION. Union: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the BHCA; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the certificate of incorporation and bylaws of Union and all amendments thereto set forth in the Union SEC Reports are complete and correct. Union has no Subsidiaries other than UnionBank, except as set forth in the Union SEC Reports.

     SECTION 5.2 BANK ORGANIZATION. UnionBank is an Illinois commercial bank duly organized, validly existing and in good standing under the laws of the State of Illinois. Each other Union Subsidiary is duly organized, validly existing and in good standing in its state or jurisdiction of organization. Each Union Subsidiary has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. The copies of the charter (or similar organizational document) and bylaws of each Union Subsidiary and all amendments thereto set forth on Schedule 5.2 are complete and correct.

     SECTION 5.3 AUTHORIZATION; ENFORCEABILITY.

          (a) Union has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Union, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to stockholder approval, and this Agreement constitutes a legal, valid and binding obligation of Union enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity.

          (b) Except for ordinary corporate requirements, no "business combination," "moratorium," "control share" or other state anti-takeover statute or regulation or any provisions contained in the certificate of incorporation or bylaws of Union or any Union
Subsidiary: (i) prohibits or restricts Union's ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject Centrue to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of Union has unanimously approved the execution of, and performance by Union of its obligations under, this Agreement.

          (c) Union has taken all action that may be necessary (including amending the Union Rights Agreement, a complete and correct copy of which amendment has been delivered to Centrue) so that neither the execution and delivery of this Agreement or any agreements delivered in connection with this Agreement, nor any amendments thereto approved by the board of directors of Union prior to the termination of this Agreement, nor the consummation of the transactions contemplated hereby or thereby, including the Merger, shall cause:
(i) Centrue to become an Acquiring Person (as defined in the Union Rights Agreement); (ii) the occurrence of a Distribution Date (as defined in the Union Rights Agreement); (iii) the occurrence of a Flip-In Event (as defined in the Union Rights Agreement); or (iv) the occurrence of a Stock Acquisition Date (as defined in the Union Rights Agreement).

     SECTION 5.4 NO CONFLICT. Except as set forth on Schedule 5.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation or charter (or similar organizational documents) or bylaws, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors or stockholders of, Union or any Union Subsidiary; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Union or any Union Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the FDI Act, the BHCA, the Securities Act, the Exchange Act, the DGCL, the Illinois Statutes, including the Illinois Banking Act, and the Nasdaq Rules; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which Union or any Union Subsidiary is a party or by which any of their respective assets is bound; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by Union or any Union Subsidiary. Except for the approvals referred to in SECTION 8.1 and the requisite approval of its stockholders, neither Union nor any Union Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     SECTION 5.5 UNION CAPITALIZATION.

          (a) The authorized capital stock of Union currently consists exclusively of: (a) 10,000,000 shares of Union Common Stock, of which, on the date of this Agreement: (i) 4,697,893 shares are duly issued and outstanding, fully paid and non-assessable; (ii) 955,142 shares are held in the treasury of Union; and (iii) 288,175 shares have been reserved for issuance in respect of outstanding stock options that have been or may be granted under the Union Stock Option Plans; and (b) 200,000 shares of preferred stock, no par value, of which
(i) 2,765 shares have been designated as Series A Stock, of which 2,762.24 shares are duly issued and outstanding, fully paid and non-assessable, and which are convertible in the aggregate into 172,140 shares of Union Common Stock; (ii) 1,092 shares have been designated as Series B Stock, of which 831 shares are duly issued and outstanding, fully paid and non-assessable; and (iii) 4,500 shares have been designated as Series C Junior Participating Preferred Stock, none of which are issued and outstanding.

          (b) None of the shares of Union Common Stock were issued in violation of any federal or state securities laws or any other Legal Requirement. To the Knowledge of Union and except as disclosed in this Agreement or on the Union Schedules, none of the shares of authorized capital stock of Union are, nor on the Closing Date will they be, subject to any claim of right inconsistent with this Agreement. Except as contemplated in this Agreement or as set forth on
Schedule 5.5, there are, as of the date of this Agreement, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating Union or any Union Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Union or any Union Subsidiary, and Union is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of Union. Since December 31, 2003, except as disclosed in or permitted by this Agreement or as provided on Schedule 5.5, no shares of Union capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Union or any Union Subsidiary and no dividends or other distributions payable in any equity securities of Union or any Union Subsidiary have been declared, set aside, made or paid to the stockholders of Union.

     SECTION 5.6 UNIONBANK CAPITALIZATION. The authorized capital stock of UnionBank consists, and at the Effective Time will consist, exclusively of 12,700 shares of common stock, $100.00 par value per share (the "UNIONBANK SHARES"), all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 5.6, Union is, and will be on the Closing Date, the record and beneficial owner of 100% of the UnionBank Shares and all of the issued and outstanding shares of capital stock of each other Union Subsidiary, free and clear of any lien or encumbrance whatsoever. Except as set forth on
Schedule 5.6, the UnionBank Shares are, and will be on the Closing Date, freely transferable and are, and will be on the Closing Date, subject to no claim of right inconsistent with this Agreement. There are no unexpired or pending preemptive rights with respect to any shares of capital stock of any Union Subsidiary, except for such rights held exclusively by Union. There are no outstanding securities of any Union Subsidiary that are convertible into, or exchangeable for, any shares of such Union Subsidiary's capital stock, except for such rights held exclusively by Union, and no Union Subsidiary is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of such Union Subsidiary. Neither Union nor any Union Subsidiary owns or has any

Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except for the capital stock of UnionBank and as set forth on Schedule 5.6.

     SECTION 5.7 FINANCIAL STATEMENTS AND REPORTS. True, correct and complete copies of the following financial statements and reports are included on
Schedule 5.7:

          (a) audited Consolidated Balance Sheets for Union as of December 31, 2003, 2004 and 2005, and the related Consolidated Statements of Income and Comprehensive Income, Statements of Cash Flows and Consolidated Statements of Stockholders' Equity of Union for the years ended December 31, 2003, 2004 and 2005;

          (b) unaudited Consolidated Balance Sheet for Union as of March 31, 2006, and the related unaudited Consolidated Statement of Income and Comprehensive Income and Unaudited Consolidated Statement of Cash Flows for the three months ended March 31, 2006; and

          (c) Call Reports for UnionBank as of the close of business on December 31, 2003, 2004 and 2005, and on March 31, 2006.

     The financial statements described in clause (a) have been prepared in conformity with GAAP and comply in all material respects with all applicable Legal Requirements. The reports described in clauses (b) and (c) above have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented. Taken together, the financial statements and reports described in clauses (a),
(b) and (c) above (collectively, the "UNION FINANCIAL STATEMENTS") are complete and correct in all respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Union and the Union Subsidiaries at the respective dates of and for the periods referred to in the Union Financial Statements, subject to normal year-end non-material audit adjustments in the case of unaudited Union Financial Statements. The Union Financial Statements do not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Union Financial Statements misleading in any material respect as of the respective dates and for the periods referred to in the respective Union Financial Statements.

     SECTION 5.8 BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of Union and each Union Subsidiary are complete and correct in all material respects and have been maintained in accordance with Union's business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by the Legal Requirements. The minute books of Union and each Union Subsidiary contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective stockholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of Union and the Union Subsidiaries. Union has provided Centrue with full and complete access to unredacted copies of all finally approved minutes of the meetings of Union's board of directors held in 2005 and 2006.

     SECTION 5.9 TITLE TO PROPERTIES. Union and each Union Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent Union Financial Statement or on Schedule 5.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the Union Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, pursuant to borrowings from Federal Home Loan Banks or Federal Reserve Banks or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held. Except as set forth on
Schedule 5.9, Union and each Union Subsidiary as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. Except where any failure would not reasonably be expected to have a Material Adverse Effect on Union on a consolidated basis, all buildings and structures owned by Union and each Union Subsidiary lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

     SECTION 5.10 CONDITION AND SUFFICIENCY OF ASSETS. The buildings, structures and equipment of Union and each Union Subsidiary are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. Except where any failure would not reasonably be expected to have a Material Adverse Effect on Union on a consolidated basis, the real property, buildings, structures and equipment owned or leased by Union and each Union Subsidiary are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances. The assets and properties, whether real or personal, tangible or intangible, that Union or any Union Subsidiary purport to own or lease are sufficient for the continued conduct of the business of Union and each Union Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

     SECTION 5.11 LOAN LOSS RESERVE. All loans and loan commitments extended by UnionBank and any extensions, renewals or continuations of such loans and loan commitments (the "UNION LOANS") were made materially in accordance with the lending policies of UnionBank in the Ordinary Course of Business. The Union Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to UnionBank enforceable in accordance with their terms, except as enforceability may be limited by any bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity. All such Union Loans are, and at the Closing will be, free and clear of any encumbrance or other charge, except for pledges or liens required to be granted pursuant to borrowings from Federal Home Loan Banks or Federal Reserve Banks, and UnionBank has complied, and at the Closing will have complied with, all Legal Requirements relating to such Union Loans, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect on Union on a consolidated basis. The allowance for loan and lease losses of UnionBank is, and will be on the Closing Date, adequate in all material respects to provide for probable or specific losses, net of recoveries relating to loans previously charged off, and continuous and contains and will contain an additional amount of unallocated reserves for unanticipated future losses at an adequate level. To the Knowledge of Union: (a) none of the Union Loans is subject to any material offset or claim of offset; and (b) the aggregate loan balances in excess of Union's consolidated allowance for loan and lease losses are based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

     SECTION 5.12 UNDISCLOSED LIABILITIES; ADVERSE CHANGES. Except as set forth on Schedule 5.12, neither Union nor any Union Subsidiary has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the Union Financial Statements, and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Since the date of the latest Union Financial Statement, there has not been any change in the business, operations, properties, prospects, assets or condition of Union or any Union Subsidiary, and, to Union's Knowledge, no event has occurred or circumstance exists, that has had, or would reasonably be expected to have, a Material Adverse Effect on Union on a consolidated basis.

     SECTION 5.13 TAXES. Union and each Union Subsidiary has duly filed all material Tax Returns required to be filed by it, and each such Tax Return is complete and accurate in all material respects. Union and each Union Subsidiary has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Union or any Union Subsidiary, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no claim or assessment pending or, to the Knowledge of Union, Threatened against Union or any Union Subsidiary for any Taxes owed by any of them. No audit, examination or investigation related to Taxes paid or payable by Union or any Union Subsidiary is presently being conducted or, to the Knowledge of Union, Threatened by any Regulatory Authority. Union has delivered to Union true, correct and complete copies of all Tax Returns previously filed with respect to the last three fiscal years by Union and each Union Subsidiary and any Tax examination reports and statements of deficiencies assessed or agreed to for any of Union or any Union Subsidiary for any such time period.

     SECTION 5.14 COMPLIANCE WITH ERISA. Except as set forth on Schedule 5.14, all employee benefit plans (as defined in Section 3(3) of ERISA) established or maintained by Union or any Union Subsidiary or to which Union or any Union Subsidiary contributes, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the Tax benefits the Code thereupon permits with respect to such employee benefit plans. No such employee benefit plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which Union or any Union Subsidiary would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing. Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations of Union or any Union Subsidiary under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if Union or such Union Subsidiary withdrew from any such plan as of the Closing. All contributions and premium payments due prior to the date hereof have been made, and all contributions and premium payments due prior to Closing will be made by Union or any Union Subsidiary, as applicable, on a timely basis.

     SECTION 5.15 COMPLIANCE WITH LEGAL REQUIREMENTS. Union and each Union Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. Except as set forth on Schedule 5.15, Union and each Union Subsidiary is, and at all times since January 1, 2003, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Union on a consolidated basis. No event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by Union or any Union Subsidiary of, or a failure on the part of Union or any Union Subsidiary to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of Union or any Union Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except, in either case, where the failure to comply or the violation would not reasonably be expected to have a Material Adverse Effect on Union on a consolidated basis. Except as set forth on
Schedule 5.15, neither Union nor any Union Subsidiary has received, at any time since January 1, 2003, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does Union have any Knowledge, regarding: (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible, or potential obligation on the part of Union or any Union Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except where any such violation, failure or obligation would not reasonably be expected to have a Material Adverse Effect on Union on a consolidated basis

     SECTION 5.16 LEGAL PROCEEDINGS; ORDERS.

          (a) Schedule 5.16 is a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of Union, Threatened against, affecting or involving Union or any Union Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, since January 1, 2003, that has not been fully satisfied or terminated and that would reasonably be expected to have a Material Adverse Effect on Union on a consolidated basis, and there is no fact to Union's Knowledge that would provide a basis for any such Proceeding or Order. To the Knowledge of Union, no officer, director, agent or employee of Union or any Union Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of Union or any Union Subsidiary as currently conducted.

          (b) Neither Union nor any Union Subsidiary: (i) is subject to any cease and desist or other Order or enforcement action issued by, or (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, or (iii) is a party to any commitment letter or similar undertaking to, or (iv) is subject to any order or directive by, or (v) is subject to any supervisory letter from, or (vi) has been ordered to pay any civil money penalty, which has not been paid, by, or
(vii) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that currently (w) restricts in any material respect the conduct of its business, or (x) that in any material manner relates to its capital adequacy, or (y) restricts its ability to pay dividends, or (z) limits in any material manner its credit or risk management policies, its management or its business; nor has Union or any Union Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

     SECTION 5.17 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth on
Schedule 5.17, since December 31, 2005, Union and each Union Subsidiary have conducted their respective businesses only in the Ordinary Course of Business. Without limiting the foregoing, with respect to each, since December 31, 2005, there has not been any:

          (a) change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock;

          (b) amendment to its certificate of incorporation or charter (or similar organizational documents) or bylaws or adoption of any resolutions by its board of directors or stockholders with respect to the same;

          (c) payment or increase of any bonus, salary or other compensation to any of its stockholders, directors, officers or employees, except, with respect to employees, for normal salary and bonus increases made in the Ordinary Course of Business or made in accordance with any then existing Union Employee Benefit Plan (as defined below), or entry by it into any employment, consulting, non-competition, change in control, severance or similar Contract with any stockholder, director, officer or employee;

          (d) adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Union Employee Benefit Plan;

          (e) damage to or destruction or loss of any of its assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate was greater than $100,000;

          (f) entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

          (g) except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing lease,

Contract or license that has a term of more than one year or that involves the payment by Union or any Union Subsidiary of more than $100,000 in the aggregate;

          (h) Union Loan or commitment to make any Union Loan other than in the Ordinary Course of Business;

          (i) Union Loan or commitment to make, renew, extend the term or increase the amount of any Loan to any Person if such Union Loan or any other Union Loans to such Person or an Affiliate of such Person is on the "watch list" or similar internal report of Union or any Union Subsidiary, or has been classified as "substandard," "doubtful," "loss," or "other loans specially mentioned" or listed as a "potential problem loan"; provided, however, that nothing in this SECTION 5.17(I) shall prohibit Union or any Union Subsidiary from honoring any contractual obligation in existence on the date of this Agreement;

          (j) sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of its assets or properties or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties except for Tax and other liens that arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with the acceptance by UnionBank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the Ordinary Course of Business;

          (k) incurrence by it of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

          (l) cancellation or waiver by it of any claims or rights with a value in excess of $100,000;

          (m) aggregate investments by it of a capital nature exceeding
$100,000;

          (n) except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

          (o) transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

          (p) material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of Union to respond to then current market or economic conditions or as may be required by any Regulatory Authorities;

          (q) filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch or relocation of operations from existing locations;

          (r) discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

          (s) entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $100,000 in aggregate value, except for sales of Union "other real estate owned" and other repossessed properties or the acceptance of a deed in lieu of foreclosure;

          (t) purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements or other similar interest rate management agreements;

          (u) hiring of any employee with an annual salary in excess of $100,000, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated; or

          (v) agreement, whether oral or written, by it to do any of the foregoing.

     SECTION 5.18 PROPERTIES, CONTRACTS AND EMPLOYEE BENEFIT PLANS. Except for Contracts evidencing Loans made by UnionBank in the Ordinary Course of Business,
Schedule 5.18 lists or describes the following with respect to Union and each Union Subsidiary:

          (a) all real property owned by Union and each Union Subsidiary and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which Union and each Union Subsidiary is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of Union or such Union Subsidiary;

          (b) all loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by Union or any Union Subsidiary, exclusive of deposit agreements with customers of UnionBank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements;

          (c) each Contract that involves the performance of services or delivery of goods or materials by Union or any Union Subsidiary of an amount or value in excess of $100,000;

          (d) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Union or any Union Subsidiary in excess of $100,000;

          (e) each Contract not referred to elsewhere in this Section that:

               (i) relates to the future purchase of goods or services that materially exceeds the requirements of its respective business at current levels or for normal operating purposes; or

               (ii) materially affects the business or financial condition of Union or any Union Subsidiary;

          (f) each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 or with terms of less than one year);

          (g) each licensing agreement or other Contract with respect to Intellectual Property Assets, including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets of Union or any Union Subsidiary;

          (h) each collective bargaining agreement and other Contract to or with any labor union or other Person representing one or more employees;

          (i) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by Union or any Union Subsidiary with any other Person;

          (j) each Contract containing covenants that in any way purport to restrict the business activity of Union or any Union Subsidiary or any Affiliate of any of the foregoing, or limit the ability of Union or any Union Subsidiary or any Affiliate of the foregoing to engage in any line of business or to compete with any Person;

          (k) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

          (l) the name and annual salary of each director, officer or employee of Union and each Union Subsidiary, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by Union, each Union Subsidiary or a combination of any of them to or for the benefit of each such person in question for the year ended December 31, 2005, and for the current year, and any employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to each such person;

          (m) each profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, severance, change of control, deferred compensation, stock bonus, stock purchase, employee stock ownership or other employee welfare or benefit agreements, plans or arrangements established, maintained, sponsored or undertaken by Union or any Union Subsidiary for the benefit of the officers, directors or employees of Union or any Union Subsidiary, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other Contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by Union or any Union Subsidiary for the benefit of the employees of Union or any Union Subsidiary (collectively, the "UNION EMPLOYEE BENEFIT PLANS"), and, in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective Internal Revenue Service private rulings or determination letters obtained by or for the benefit of Union or any Union Subsidiary;

          (n) the name of each Person who is or would be entitled pursuant to any Contract or Union Employee Benefit Plan to receive any payment from Union or any Union Subsidiary as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person's employment or position following such consummation) and the maximum amount of such payment;

          (o) each holder of a Union Stock Option and the number of underlying shares to which each such holder may be entitled to acquire;

          (p) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Union or any Union Subsidiary to be responsible for consequential damages;

          (q) each Contract for capital expenditures in excess of $100,000;

          (r) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by Union or any Union Subsidiary other than in the Ordinary Course of Business; and

          (s) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

     Copies of each document, plan or Contract listed and described on Schedule
5.18 are appended to such Schedule.

     SECTION 5.19 NO DEFAULTS. Except as set forth on Schedule 5.19, to the Knowledge of Union, each Contract identified or required to be identified on
Schedule 5.18 is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors rights generally and subject to general principles of equity. Union and each Union Subsidiary is, and at all times since January 1, 2003, has been, in full compliance with all applicable terms and requirements of each Contract under which Union or any Union Subsidiary has or had any obligation or liability or by which Union or any Union Subsidiary or any of their respective assets owned or used by them is or was bound, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on Union. To the Knowledge of Union, each other Person that has or had any obligation or liability under any such Contract under which Union or any Union Subsidiary has or had any rights is, and at all times since January 1, 2003, has been in compliance with applicable terms and requirements of such Contract, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on Union. No event has occurred or circumstance exists that

(with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give Union, any Union Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract. Except in the Ordinary Course of Business with respect to any Union Loan, neither Union nor any Union Subsidiary has given to or received from any other Person, at any time since January 1, 2003, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential material violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the date of this Agreement. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Union or any Union Subsidiary under current or completed Contracts with any Person, and no such Person has made written demand for such renegotiation.

     SECTION 5.20 INSURANCE. Schedule 5.20 lists the policies and material terms of insurance (including bankers' blanket bond and insurance providing benefits for employees) owned or held by Union or any Union Subsidiary on the date hereof. Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive). All premiums due on such policies have been paid in full.

     SECTION 5.21 COMPLIANCE WITH ENVIRONMENTAL LAWS. Except as set forth on
Schedule 5.21: (a) there are no Proceedings or Orders against Union or any Union Subsidiary, or, to the Knowledge of Union, any predecessor thereof, with respect to alleged violation of, or liability under, Environmental Laws; (b) to the Knowledge of Union, there is no Threatened Proceeding or Order against Union or any Union Subsidiary, or any predecessor thereof, with respect to the alleged violation of, or liability under, Environmental Laws; (c) to the Knowledge of Union, there is no factual basis for the assertion or commencement of a Proceeding or Order against Union or any Union Subsidiary, or any predecessor thereof, with respect tot the violation of, or liability under, Environmental Laws; and (d) to the Knowledge of Union there are no pending or Threatened Proceedings or Orders against or involving the assets of Union or any Union Subsidiary.

     SECTION 5.22 REGULATORY FILINGS.

          (a) Except as set forth on Schedule 5.22, Union and each Union Subsidiary have filed all forms, reports and documents required to be filed with: (i) the SEC, and as of the date of this Agreement have delivered or made available to the Seller, in the form filed with the SEC: (A) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, 2004 and 2005; (B) all proxy statements relating to Union's meetings of stockholders (whether annual or special) held since December 31, 2003; (C) all reports on Form 8-K filed by Union with the SEC since December 31, 2003; (D) all other reports or registration statements filed by Union with the SEC since December 31, 2003; and
(E) all amendments and supplements to all such reports and registration statements filed by Union with the SEC since December 31, 2003; and (ii) the FDIC, the Federal Reserve Board, the Department and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to with the Union SEC Reports as the "UNION REPORTS"). The Union Reports (x) were prepared in accordance with the requirements of applicable Legal Requirements, and (y) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

          (b) Union and, to Union's Knowledge, each of its executive officers and directors have complied in all material respects with (i) the applicable provisions of the Exchange Act, including the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, as amended, and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market.

     SECTION 5.23 FIDUCIARY ACCOUNTS. UnionBank has properly administered in all material respects all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the material terms of the governing documents and applicable state and federal law and regulations and common law. None of UnionBank or any of its directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     SECTION 5.24 INDEMNIFICATION CLAIMS. To Union's Knowledge, no action or failure to take action by any director, officer, employee or agent of Union or any Union Subsidiary has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against Union or any Union Subsidiary under any agreement with, or the corporate indemnification provisions of, Union or any Union Subsidiary, or under any Legal Requirements.

     SECTION 5.25 INSIDER INTERESTS. Except as set forth on Schedule 5.25, no officer or director of Union or any Union Subsidiary, any member of the Family of any such Person, and no entity that any such Person "controls" within the meaning of Regulation O of the Federal Reserve, has any loan, deposit account or any other agreement with Union or any Union Subsidiary, any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Union or any Union Subsidiary.

     SECTION 5.26 BROKERAGE COMMISSIONS. Except as set forth on Schedule 5.26, none of Union or any Union Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     SECTION 5.27 APPROVAL DELAYS. To the Knowledge of Union, there is no reason why the granting of any of the regulatory approvals referred to in SECTION 8.1 would be denied or unduly delayed. UnionBank's most recent CRA rating is "satisfactory" or better.

     SECTION 5.28 DISCLOSURE. Neither any representation nor of Union in, nor any schedule to, this Agreement by Union contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to SECTION 7.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein, or in this Agreement, in light of the circumstances in which they were made, not misleading.

                                    ARTICLE 6
                               CENTRUE'S COVENANTS

     SECTION 6.1 ACCESS AND INVESTIGATION.

          (a) Union and its Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of Centrue and each Centrue Subsidiary in accordance with the provisions of this Section. Union and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of Centrue and each Centrue Subsidiary and of their respective financial and legal conditions as Union shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of Centrue or any Centrue Subsidiary. Upon request, Centrue and each Centrue Subsidiary will furnish Union or its Representatives, attorneys' responses to auditors' requests for information regarding Centrue or such Centrue Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Union (provided, with respect to attorneys, such disclosure would not result in the waiver by Centrue or any Centrue Subsidiary of any claim of attorney-client privilege), and will permit Union and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for Centrue or such Centrue Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Union or its Representatives. No investigation by Union or any of its Representatives shall affect the representations and warranties made by Centrue. This Section shall not require the disclosure of any information the disclosure of which to Union would be prohibited by any Legal Requirement.

          (b) Centrue shall allow a representative of Union reasonably acceptable to Centrue to attend as an observer: (i) all meetings of the board of directors of Centrue and each Centrue Subsidiary; and (ii) all meetings of the committees thereof, except for any such meeting if and to the extent that any amendment to this Agreement or the merits of any Acquisition Transaction described in SECTION 6.6 is discussed, or Centrue is advised by its counsel that the participation by such observer would result in a waiver of Centrue's attorney-client privilege. Centrue shall give reasonable notice to Union of any such meeting and, if known, the agenda for or business to be discussed at such meeting. Centrue shall provide to Union all information provided to the directors on all such boards and committees in connection with all such meetings or otherwise provided to the directors, except to the extent that such information relates to any amendment to this Agreement or the merits of any Acquisition Transaction is discussed, or Centrue is advised by its counsel that the participation by such observer would result in a waiver of Centrue's attorney-client privilege. It is understood by the parties that Union's representative will not have any voting rights with respect to matters discussed at these meetings and shall remain silent during all proceedings, and that Union is not managing the business or affairs of Centrue. All information obtained by Union at these meetings shall be treated in confidence as provided in that certain Confidentiality Agreement dated November 15, 2005, between Centrue and Union (the "CONFIDENTIALITY AGREEMENT").

     SECTION 6.2 OPERATION OF CENTRUE AND CENTRUE SUBSIDIARIES. Except with the prior written consent of Union, which consent shall not be unreasonably withheld or delayed, between the date of this Agreement and the Closing Date, Centrue will, and will cause each Centrue Subsidiary, to

          (a) conduct its business only in the Ordinary Course of Business;

          (b) use its Best Efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

          (c) confer with Union concerning operational matters of a material nature;

          (d) enter into loan and deposit transactions only in accordance with sound credit practices and only on terms and conditions that are not materially more favorable than those available to the borrower or depositor, as the case may be, from competitive sources in arm's-length transactions, and, in that connection, from the date hereof to the Closing Date, shall not enter into any new credit or new lending relationship in excess of $3,000,000 to any Person and any director or officer of, or any owner of a 10% or greater equity interest in, such Person; provided, however, that Centrue Bank shall be permitted to make any such loan with the prior written consent of Union, or if Centrue Bank has made a written request for permission to make an otherwise prohibited loan and has provided Union with all information necessary for Union to make an informed decision with respect to such request, and Union has failed to respond to such request within two Business Days after Union's receipt of such request;

          (e) consistent with past practice, maintain an allowance for possible loan and lease losses which is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable);

          (f) maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

          (g) file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects; and

          (h) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and comply with all Legal Requirements.

     SECTION 6.3 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, and as contemplated by Schedule 4.17, between the date of this Agreement and the Closing Date, Centrue will not, and will cause each Centrue Subsidiary not to, without the prior written consent of Union, which consent shall not be unreasonably withheld or delayed, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in SECTION 4.17 is likely to occur.

     SECTION 6.4 SUBSEQUENT CENTRUE FINANCIAL STATEMENTS; SEC REPORTS. As soon as available after the date hereof, Centrue will furnish Union copies of (a) the quarterly unaudited consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows and consolidated statements of stockholders' equity, of Centrue prepared for its internal use, (b) Centrue Bank's Call Reports for each quarterly period completed after March 31, 2006,
(c) all monthly financial reports or statements submitted after the date hereof by Centrue or Centrue Bank to the board of directors of Centrue or Centrue Bank, and (d) all other financial reports or statements submitted after the date hereof by Centrue or Centrue Bank to Regulatory Authorities, to the extent permitted by law (collectively, the "SUBSEQUENT CENTRUE FINANCIAL STATEMENTS"). Without limitation of the foregoing, as soon as available, if at all, Centrue will deliver to Union complete copies of any reports filed with the SEC after March 31, 2006 (collectively, the "CENTRUE SEC FILINGS"). Except as may be required by changes in GAAP effective after the date hereof, the Subsequent Centrue Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented. The Subsequent Centrue Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Subsequent Centrue Financial Statements misleading in any material respect. The Centrue SEC Filings will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading.

     SECTION 6.5 ADVICE OF CHANGES. Between the date of this Agreement and the Closing Date, Centrue will promptly notify Union in writing if Centrue or any Centrue Subsidiary becomes aware of any fact or condition that causes or constitutes a breach of any of Centrue's representations and warranties as of the date of this Agreement, or if Centrue or any Centrue Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Centrue Schedules if such Centrue Schedules were dated the date of the occurrence or discovery of any such fact or condition, Centrue will promptly deliver to Union a supplement to the Centrue Schedules specifying such change. During the same period, Centrue will promptly notify Union of the occurrence of any breach of any covenant of Centrue in this Article or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in ARTICLE 9 impossible or unlikely.

     SECTION 6.6 OTHER OFFERS. Until such time, if any, as this Agreement is terminated pursuant to ARTICLE 11, Centrue will not, and will cause each Centrue Subsidiary and their respective Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Union) relating to any Acquisition Transaction or a potential Acquisition Transaction involving Centrue or any Centrue Subsidiary. Notwithstanding the foregoing, Centrue may provide information at the request of, or enter into negotiations with, a third party with respect to an Acquisition Transaction if the board of directors of Centrue determines, in good faith, that the exercise of its fiduciary duties to Centrue's stockholders under applicable law, as advised by its counsel, requires it to take such action, and, provided further, that Centrue may not, in any event, provide to such third party any information which it has not provided to Union. Centrue shall promptly notify Union orally, confirmed in writing, in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries.

     SECTION 6.7 VOTING AGREEMENT. Concurrently with the execution and delivery of this Agreement, Centrue shall deliver to Union a voting agreement in the form of Exhibit D, signed by all directors of Centrue and Centrue Bank who are holders of Centrue Common Stock.

     SECTION 6.8 STOCKHOLDERS' MEETING. Centrue shall cause a meeting of its stockholders for the purpose of acting upon this Agreement to be held at the earliest practicable date after the Registration Statement (as defined below) has been declared effective by the SEC. Centrue shall mail to its stockholders at least twenty Business Days prior to such meeting, notice of such meeting together with the Proxy Statement-Prospectus (as defined below), which shall include a copy of this Agreement. Subject to its fiduciary duties, Centrue and its board of directors shall recommend to stockholders the approval of this Agreement and shall solicit proxies voting only in favor thereof from the stockholders of Centrue. For the avoidance of doubt, the parties acknowledge that the failure of Centrue to cause a meeting of its stockholders to be held for the purposes set forth in the Agreement or otherwise to make the recommendations required by or to withdraw, modify or change such recommendation as provided in the provisions of this SECTION 6.8 shall be deemed to have a Material Adverse Effect on Centrue on a consolidated basis and on Union's and its stockholders' rights under this Agreement.

     SECTION 6.9 INFORMATION PROVIDED TO UNION. Centrue agrees that the information concerning Centrue or any Centrue Subsidiary that is provided or to be provided by Centrue to Union for inclusion or that is included in the Registration Statement or Proxy Statement-Prospectus and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement-Prospectus, when mailed, will not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement-Prospectus, or any amendment thereof or supplement thereto, at the time of the meeting of Centrue's stockholders referred to above, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement-Prospectus shall be mailed. Notwithstanding the foregoing, Centrue shall have no responsibility for the truth or accuracy of any information with respect to Union or any Union Subsidiary or any of their Affiliates contained in the Registration Statement or the Proxy Statement-Prospectus or in any document submitted to, or other communication with, any Regulatory Authority.

     SECTION 6.10 TERMINATION OF EMPLOYEE BENEFIT PLANS. To the extent permitted by applicable Legal Requirements and except as otherwise agreed to pursuant to
SECTION 7.11, upon the written request of Union, Centrue shall take such action as may be necessary to terminate any Centrue Employee Benefit Plan on or before the Closing on terms reasonably acceptable to Union; provided, however, that Centrue or Centrue Bank shall not be obligated to take any such requested action that is irrevocable until immediately prior to the Closing.

     SECTION 6.11 ACCOUNTING AND OTHER ADJUSTMENTS. Centrue agrees that it shall, and shall cause each Centrue Subsidiary, to: (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments that would affect the financial reporting of Union, on a consolidated basis after the Effective Time, in any case as Union shall reasonably request, provided, however, that neither Centrue nor any Centrue Subsidiary shall be obligated to take any such requested action until immediately prior to the Closing and at such time as Centrue shall have received reasonable assurances that all conditions precedent to Centrue's obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied.

     SECTION 6.12 CAPITAL STOCK. Except as otherwise permitted in or contemplated by this Agreement, including in connection with the Daiber Employment Agreement and the employment agreements contemplated by SECTION 8.4, and without the prior written consent of Union, from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, Centrue shall not, and shall not enter into any agreement to, issue, sell or otherwise permit to become outstanding any additional shares of Centrue Common Stock or any other capital stock of Centrue, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock, other than pursuant to (a) the Centrue Stock Incentive Plan, the aggregate number of shares of Centrue Common Stock covered by all existing grants (not taking into account the grants contemplated by the Daiber Employment Agreement and the employment agreements contemplated by SECTION 8.4) being no more than 204,800 shares, (b) the Centrue 401(k) Savings Plan or (c) the Centrue Deferred Compensation Plan. No additional shares of Centrue Common Stock shall become subject to new grants of employee stock options, stock appreciation rights or similar stock based employee compensation rights, except as otherwise provided in SECTION 8.7.

     SECTION 6.13 EMPLOYMENT AGREEMENT. Concurrently with the execution and delivery of this Agreement, Centrue shall cause to be delivered to Union an employment agreement in the form of Exhibit F-1, signed by Thomas A. Daiber (the "DAIBER EMPLOYMENT AGREEMENT") to be effective at the Effective Time.

                                    ARTICLE 7
                                UNION'S COVENANTS

     SECTION 7.1 ACCESS AND INVESTIGATION.

          (a) Centrue and its Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of Union and each Union Subsidiary in accordance with the provisions of this Section. Centrue and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of Union and each Union Subsidiary and of their respective financial and legal conditions as Centrue shall deem necessary or advisable to familiarize itself with such records, properties and other matters, provided, however, that such access or investigation shall not interfere materially with the normal operations of Union or any Union Subsidiary. Upon request, Union and each Union Subsidiary will furnish Centrue or its Representatives, attorneys' responses to auditors' requests for information regarding Union or such Union Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Centrue (provided, with respect to attorneys, such disclosure would not result in the waiver by Union or UnionBank of any claim of attorney-client privilege), and will permit Centrue and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for Union or such Union Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Centrue or its Representatives. No investigation by Centrue or any of its Representatives shall affect the representations and warranties made by Union. This Section shall not require the disclosure of any information the disclosure of which to Centrue would be prohibited by any Legal Requirement.

          (b) Union shall allow a representative of Centrue to attend as an observer: (i) all meetings of the board of directors of Union and each Union Subsidiary; and (ii) all meetings of the committees thereof, except for any such meeting if and to the extent that any of the Contemplated Transactions is discussed, or Union is advised by its counsel that the participation by such observer would result in a waiver of Union's attorney-client privilege. Union shall give reasonable notice to Centrue of any such meeting and, if known, the agenda for or business to be discussed at such meeting. Union shall provide to Centrue all information provided to the directors on all such boards and committees in connection with all such meetings or otherwise provided to the directors, except to the extent that such information relates to any amendment to this Agreement or the merits of any Acquisition Transaction is discussed, or Union is advised by its counsel that the participation by such observer would result in a waiver of Union's attorney-client privilege. It is understood by the parties that Centrue's representative will not have any voting rights with respect to matters discussed at these meetings and shall remain silent during all proceedings, and that Centrue is not managing the business or affairs of Union. All information obtained by Centrue at these meetings shall be treated in confidence as provided in the Confidentiality Agreement.

     SECTION 7.2 OPERATION OF UNION AND UNION SUBSIDIARIES. Except with the prior written consent of Centrue, which consent shall not be unreasonably withheld or delayed,


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

between the date of this Agreement and the Closing Date, Union will, and will cause each Union Subsidiary, to

          (a) conduct its business only in the Ordinary Course of Business;

          (b) use its Best Efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

          (c) confer with Centrue concerning operational matters of a material nature;

          (d) enter into loan and deposit transactions only in accordance with sound credit practices and only on terms and conditions that are not materially more favorable than those available to the borrower or depositor, as the case may be, from competitive sources in arm's-length transactions, and, in that connection, from the date hereof to the Closing Date, shall not enter into any new credit or new lending relationship in excess of $3,000,000 to any Person and any director or officer of, or any owner of a 10% or greater equity interest in, such Person; provided, however, that UnionBank shall be permitted to make any such loan with the prior written consent of Centrue, or if UnionBank has made a written request for permission to make an otherwise prohibited loan and has provided Centrue with all information necessary for Centrue to make an informed decision with respect to such request, and Centrue has failed to respond to such request within two Business Days after Centrue's receipt of such request;

          (e) consistent with past practice, maintain an allowance for possible loan and lease losses which is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable);

          (f) maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

          (g) file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects; and

          (h) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and comply with all Legal Requirements.

     SECTION 7.3 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, and as contemplated by Schedule 5.17, between the date of this Agreement and the Closing Date, Union will not, and will cause each Union Subsidiary not to, without the prior written consent of Centrue, which consent shall not be unreasonably withheld or delayed, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in SECTION 5.17 is likely to occur.


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     SECTION 7.4 SUBSEQUENT UNION FINANCIAL STATEMENTS; SECURITIES REPORTS. As
soon as available after the date hereof, Union will furnish Centrue copies of
(a) the quarterly unaudited consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows and consolidated statements of stockholders' equity, of Union prepared for its internal use, (b) UnionBank's Call Reports for each quarterly period completed after March 31, 2006, (c) all monthly financial reports or statements submitted after the date hereof by Union or UnionBank to the board of directors of Union or UnionBank, and (d) all other financial reports or statements submitted after the date hereof by Union or UnionBank to Regulatory Authorities, to the extent permitted by law (collectively, the "SUBSEQUENT UNION FINANCIAL STATEMENTS"). Without limitation of the foregoing, as soon as available, if at all, Union will deliver to Centrue complete copies of any reports filed with the SEC after March 31, 2006 (collectively, the "UNION SEC FILINGS"). Except as may be required by changes in GAAP effective after the date hereof, the Subsequent Union Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented. The Subsequent Union Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Subsequent Union Financial Statements misleading in any material respect. The Union SEC Filings will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading.

     SECTION 7.5 ADVICE OF CHANGES. Between the date of this Agreement and the Closing Date, Union will promptly notify Centrue in writing if Union or any Union Subsidiary becomes aware of any fact or condition that causes or constitutes a breach of any of Union's representations and warranties as of the date of this Agreement, or if Union or any Union Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Union Schedules if such Union Schedules were dated the date of the occurrence or discovery of any such fact or condition, Union will promptly deliver to Centrue a supplement to the Union Schedules specifying such change. During the same period, Union will promptly notify Centrue of the occurrence of any breach of any covenant of Union in this Article or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in
ARTICLE 10 impossible or unlikely.

     SECTION 7.6 OTHER OFFERS. Until such time, if any, as this Agreement is terminated pursuant to ARTICLE 11, Union will not, and will cause each Union Subsidiary and their respective Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person relating to any Acquisition Transaction or a potential Acquisition Transaction involving Union or any Union Subsidiary. Notwithstanding the foregoing, Union may provide information at the request of, or enter into negotiations with, a third party with respect to an Acquisition Transaction if the board of directors of Union determines, in good faith, that the exercise of its fiduciary duties to Union's stockholders under applicable law, as advised by its counsel, requires it to take such action, and,


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

provided further, that Union may not, in any event, provide to such third party any information which it has not provided to Centrue. Union shall promptly notify Centrue orally, confirmed in writing, in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries.

     SECTION 7.7 VOTING AGREEMENT. Concurrently with the execution and delivery of this Agreement, Union shall deliver to Centrue a voting agreement in the form of Exhibit E, signed by all directors of Union and UnionBank who are holders of Union Common Stock.

     SECTION 7.8 STOCKHOLDERS' MEETING. Union shall cause a meeting of its stockholders for the purpose of acting upon this Agreement, and, in Union's discretion, for the purpose of amending and restating its certificate of incorporation and bylaws as set forth herein, to be held at the earliest practicable date after the Registration Statement has been declared effective by the SEC. Union shall mail to its stockholders at least twenty Business Days prior to such meeting, notice of such meeting together with the Proxy Statement-Prospectus, which shall include a copy of this Agreement. Subject to its fiduciary duties, Union and its board of directors shall recommend to stockholders the approval of this Agreement and shall solicit proxies voting only in favor thereof from the stockholders of Union. For the avoidance of doubt, the parties acknowledge that the failure of Union to cause a meeting of its stockholders to be held for the purposes set forth in the Agreement or otherwise to make the recommendations required by or to withdraw, modify or change such recommendation as provided in the provisions of this SECTION 7.8 shall be deemed to have a Material Adverse Effect on Union on a consolidated basis and on Centrue's and its stockholders' rights under this Agreement.

     SECTION 7.9 INFORMATION PROVIDED TO CENTRUE. Union agrees that none of the information concerning Union or any Union Subsidiary that is provided or to be provided by Union to Centrue for inclusion or that is included in the Registration Statement or Proxy Statement-Prospectus and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement-Prospectus, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement-Prospectus, or any amendment thereof or supplement thereto, at the time of the meeting of Union's stockholders referred to above, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement-Prospectus shall be mailed. Notwithstanding the foregoing, Union shall have no responsibility for the truth or accuracy of any information with respect to Centrue or any Centrue Subsidiary or any of their Affiliates contained in the Registration Statement or the Proxy Statement-Prospectus or in any document submitted to, or other communication with, any Regulatory Authority.

     SECTION 7.10 INDEMNIFICATION. Except as may be limited by applicable Legal Requirements, Union shall honor any of Centrue's obligations in respect of indemnification and advancement of expenses currently provided by Centrue in its certificate of incorporation or bylaws in favor of the current and former directors and officers of Centrue and Centrue Bank for not less than six years from the Effective Time with respect to matters occurring prior to the

Effective Time. Notwithstanding any provision of SECTION 7.2, Union shall acquire and maintain for a period of six years extended insurance coverage of acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by Centrue's director and officer liability policies of insurance (commonly referred to as "tail coverage") on terms with respect to such coverage and amount substantially similar to the terms and conditions of Centrue's director and officer liability policies of insurance in effect immediately prior to the Effective Time, so long as such coverage is available on commercially reasonable terms, in the reasonable judgment of Centrue and Union.

     SECTION 7.11 EMPLOYEE BENEFITS. Union agrees that all former employees of Centrue or Centrue Bank who become employees of Union or any of its Subsidiaries shall receive credit for their past service with Centrue or Centrue Bank for purposes of eligibility and vesting under Union's profit sharing plan. Centrue and Union shall use their respective Best Efforts to determine prior to the Closing the types of benefits to be offered after the Effective Time by the Surviving Corporation to former employees of Centrue or Centrue Bank and continuing employees of Union and UnionBank who become employees of the Surviving Corporation or the Resulting Bank, as applicable.

     SECTION 7.12 AUTHORIZATION AND RESERVATION OF UNION COMMON STOCK. The board of directors of Union shall, as of the date hereof, authorize and reserve the maximum number of shares of Union Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.

     SECTION 7.13 NASDAQ LISTING. Union shall use its Best Efforts to list on the Nasdaq National Market, subject to official notice of issuance, the shares of Union Common Stock to be issued in connection with the Merger.

     SECTION 7.14 UNION BOARD. Union shall take all action necessary to ensure that the board of directors, including all committees thereof, of the Surviving Corporation will be as set forth in Exhibit C.

     SECTION 7.15 CAPITAL STOCK. Except as otherwise permitted in or contemplated by this Agreement, including in connection with the Yeoman Employment Agreement, the Stevenson Employment Agreement and the employment agreements contemplated by SECTION 8.4, and without the prior written consent of Centrue, from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, Union shall not, and shall not enter into any agreement to, issue, sell or otherwise permit to become outstanding any additional shares of Union Common Stock or any other capital stock of Union, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock, other than (a) pursuant to the Union Stock Option Plans, the aggregate number of shares of Union Common Stock covered by all existing grants (not taking into account the grants contemplated by the Yeoman Employment Agreement, the Stevenson Employment Agreement and the employment agreements contemplated by
SECTION 8.4) being no more than 288,175 shares, (b) the Union 401(k) Profit Sharing Plan or (c) the 172,140 shares of Union Common Stock issuable upon conversion of the currently outstanding shares of Series A Stock. No additional shares of Union Common Stock shall become subject to new grants of


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

employee stock options, stock appreciation rights or similar stock based employee compensation rights, except as otherwise provided in SECTION 8.7.

     SECTION 7.16 DIVIDENDS. Notwithstanding anything contained herein to the contrary, between the date of this Agreement and the Effective Time, Union may continue to declare and pay to its stockholders, on dates consistent with its past practices, its normal quarterly cash dividend not to exceed $0.12 per share of Union Common Stock, and shall declare, pay or make no other dividend or other distribution or payment in respect of, or redemption of, shares of Union Common Stock, provided, however, that Union shall not declare the record date for any dividend, or pay or make any such dividend or other distribution or payment, in the quarter in which the Effective Time shall occur, unless such record date and payment date take place after the Effective Time. If Union does not declare and pay permitted dividends on its Union Common Stock in a particular calendar quarter because of Union's reasonable expectation that the Effective Time would occur in such quarter, and the Effective Time does not in fact occur in said calendar quarter, then, as a result thereof, Union shall be entitled to declare and pay a permitted dividend on said shares of Union Common Stock for said calendar quarter as soon as reasonably practicable.

     SECTION 7.17 EMPLOYMENT AGREEMENTS. Concurrently with the execution and delivery of this Agreement, Union shall cause to be executed and delivered: (a) by both parties: (i) an employment agreement in the form of Exhibit F-2, signed by Scott A. Yeoman (the "YEOMAN EMPLOYMENT AGREEMENT"); and (ii) an employment agreement in the form of Exhibit F-3, signed by Kurt Stevenson (the "STEVENSON EMPLOYMENT AGREEMENT"), each to be effective at the Effective Time; and (b) by Union, the Daiber Employment Agreement.

                                    ARTICLE 8
                            COVENANTS OF ALL PARTIES

     SECTION 8.1 REGULATORY APPROVALS. By no later than thirty days after the date of this Agreement, Centrue shall make or cause to be made all appropriate filings with Regulatory Authorities for approval of the Contemplated Transactions, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any party with: (a) the Federal Reserve pursuant to the BHCA; (b) the Department pursuant to the Illinois Banking Act; (c) the FDIC pursuant to the FDI Act; and
(d) any other Person or Regulatory Authority pursuant to any applicable Legal Requirement, for authority to consummate the Contemplated Transactions. Centrue shall pursue in good faith the regulatory approvals necessary to consummate the Contemplated Transactions. In advance of any filing made under this Section, Union and its counsel shall be provided with the opportunity to comment thereon, and Centrue agrees promptly to advise Union and its counsel of any material communication received by it or its counsel from any Regulatory Authorities with respect to such filings, and to provide copies of any such written communication to Union and its counsel.

     SECTION 8.2 SEC REGISTRATION. By no later than sixty days after the date of this Agreement, Union shall file with the SEC a registration statement on an appropriate form under the Securities Act covering the shares of Union Common Stock to be issued pursuant to this Agreement and shall use all reasonable efforts to cause the same to become effective and thereafter, until the Effective Time or lawful termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same (such registration statement, and any amendments and supplements thereto, is referred to as the "REGISTRATION STATEMENT"). The Registration Statement shall include a proxy statement-prospectus prepared by Union and Centrue (the "PROXY STATEMENT-PROSPECTUS"), for use in connection with the meetings of the stockholders of Union and Centrue referred to in SECTION 7.8 and SECTION 6.8, respectively, all in accordance with the rules and regulations of the SEC. Union shall, as soon as practicable after the execution of this Agreement, make all filings required to obtain all permits, authorizations, consents or approvals required under any applicable Legal Requirements (including all state securities laws) for the issuance of the shares of Union Common Stock to stockholders of Centrue. In advance of any filing made under this Section, Union and Centrue and their respective counsel shall be provided with the opportunity to comment thereon, and Union and Centrue each agree promptly to advise each other and each other's counsel of any material communication received by it or its counsel from the SEC or any other Regulatory Authorities with respect to such filings, and to provide to the other party and its counsel copies of any such written communications.

     SECTION 8.3 NECESSARY APPROVALS. Union and Centrue agree that Union's counsel will have primary responsibility for preparation of the Registration Statement and Centrue will have primary responsibility for the preparation of the necessary applications for regulatory approval of the Contemplated Transactions. Each of Union and Centrue and their respective Subsidiaries agree fully and promptly to cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement.

     SECTION 8.4 CUSTOMER AND EMPLOYEE RELATIONSHIPS. Each of Union and Centrue agrees that its respective Representatives may jointly:

          (a) participate in meetings or discussions with officers and employees of Centrue and Union and their Subsidiaries in connection with employment opportunities with Union after the Effective Time, and, in connection therewith, the parties acknowledge that Union may, after consultation with and upon the consent of Centrue, enter into employment agreements in the applicable form attached as Exhibit G with the individuals listed, and pursuant to the terms identified, on Exhibit G; and

          (b) contact Persons having dealings with Centrue or Union or any of its respective Subsidiaries for the purpose of informing such Persons of the services to be offered by Union after the Effective Time.

     SECTION 8.5 PUBLICITY. Prior to the Effective Time, the parties to this Agreement will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the Contemplated Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other parties, except as may be required by law.

     SECTION 8.6 BEST EFFORTS; COOPERATION. Each of Union and Centrue agrees to exercise good faith and use its Best Efforts to satisfy the various covenants and conditions to


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

Closing in this Agreement, and to consummate the transactions contemplated hereby as promptly as possible. Neither Union nor Centrue will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of Union and Centrue will, and will cause each Union Subsidiary and Centrue Subsidiary, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by Legal Requirements to make in connection with the Contemplated Transactions.

     SECTION 8.7 STAY BONUSES. The parties hereto acknowledge that Centrue and Union shall be permitted to commit to pay certain stay bonus payments to employees of Centrue or any Centrue Subsidiary, or Union or any Union Subsidiary, as applicable; and Union shall be permitted to commit to make, at or after the Effective Time, new grants of employee stock options to employees of Centrue or any Centrue Subsidiary, or Union or any Union Subsidiary, each as reasonably and mutually agreed to be Centrue and Union, provided, however, that neither Centrue nor Union shall be obligated to pay any bonus payment or make any option grant unless and until such employee executes and delivers a Stay Bonus Agreement in a form that is reasonably and mutually agreed to by Centrue, Union and their respective counsel, which agreement shall govern the obligation to make any such bonus payment or option grant.

                                    ARTICLE 9
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF UNION

     The obligations of Union to consummate the Contemplated Transactions and to take the other actions required to be taken by Union at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Union, in whole or in part):

     SECTION 9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Centrue set forth in this Agreement, when read without regard to any qualification as to materiality or Material Adverse Effect contained therein, shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on Centrue on a consolidated basis or on Union's or its stockholders' rights under this Agreement.

     SECTION 9.2 CENTRUE'S PERFORMANCE. All of the covenants and obligations to be performed or complied with by Centrue under the terms of this Agreement on or prior to the Closing Date, when read without regard to any qualification as to materiality or Material Adverse Effect contained therein, shall have been performed or complied with by Centrue, except where any non-performance or noncompliance would not have a Material Adverse Effect on Centrue on a consolidated basis or on Union's or its stockholders' rights under this Agreement.


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

     SECTION 9.3 DOCUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken by Centrue in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for Union.

     SECTION 9.4 CORPORATE APPROVAL. This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the stockholders of Union and Centrue.

     SECTION 9.5 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Centrue or any Centrue Subsidiary any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would have a Material Adverse Effect on Centrue on a consolidated basis or on Union's or its stockholders' rights under this Agreement.

     SECTION 9.6 ABSENCE OF MATERIAL ADVERSE CHANGES. From the date hereof to the Closing, there shall be and have been no event or occurrence that had or would have a Material Adverse Effect on Centrue on a consolidated basis.

     SECTION 9.7 CONSENTS AND APPROVALS. Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to Union, and all applicable waiting periods shall have expired, except to the extent that the failure to obtain any such consents or approvals would not have a Material Adverse Effect on Centrue on a consolidated basis or on Union's or its stockholders' rights under this Agreement.

     SECTION 9.8 NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

     SECTION 9.9 REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement and no Proceeding shall have been commenced or be pending or Threatened for such purpose.

     SECTION 9.10 FAIRNESS OPINION. As of the date of this Agreement and prior to distribution of the Proxy Statement-Prospectus to the stockholders of Union, Union shall have received an opinion from Sandler O'Neill & Partners, L.P. to the effect that the consideration to be paid to Centrue's stockholders in connection with the Merger is fair from a financial point of view, and the same shall not have been withdrawn prior to the Closing.

     SECTION 9.11 ADDITIONAL AGREEMENTS. Each of the Daiber Employment Agreement, the Yeoman Employment Agreement and the Stevenson Employment Agreement shall be in full force and effect, Thomas A. Daiber shall be an active employee of Centrue, and Scott A. Yeoman and Kurt Stevenson shall be active employees of Union.


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

     SECTION 9.12 TAX OPINION. Union and Centrue shall have received the opinion described in SECTION 10.10 hereof.

                                   ARTICLE 10
               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CENTRUE

     Centrue's obligation to consummate the Contemplated Transactions and to take the other actions required to be taken by Centrue at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Centrue, in whole or in part):

     SECTION 10.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Union set forth in this Agreement, when read without regard to any qualifications as to materiality or Material Adverse Effect contained therein, shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on Union on a consolidated basis or on Centrue's or its stockholders' rights under this Agreement.

     SECTION 10.2 UNION'S PERFORMANCE. All of the covenants and obligations to be performed or complied with by Union under the terms of this Agreement on or prior to the Closing Date, when read without regard to any qualification as to materiality or Material Adverse Effect contained therein, shall have been performed or complied with by Union, except where any non-performance or noncompliance would not have a Material Adverse Effect on Union on a consolidated basis or on Centrue's rights under this Agreement.

     SECTION 10.3 DOCUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken by Union in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for Centrue.

     SECTION 10.4 CORPORATE APPROVAL. This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the stockholders of Union and the stockholders of Centrue.

     SECTION 10.5 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Union or any Union Subsidiary any
Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would have a Material Adverse Effect on Union on a consolidated basis or on Centrue's or its stockholders' rights under this Agreement.

     SECTION 10.6 ABSENCE OF MATERIAL ADVERSE CHANGES. From the date hereof to the Closing, there shall be and have been no event or occurrence that had or would have a Material Adverse Effect on Union on a consolidated basis.

          SECTION 10.7 CONSENTS AND APPROVALS. Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to Centrue, and all applicable waiting periods shall have expired, except to the extent that the failure to obtain any such consents or approvals would not have a Material Adverse Effect on Union on a consolidated basis or on Centrue's or its stockholders' rights under this Agreement.

          SECTION 10.8 NO PROHIBITIONS. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

          SECTION 10.9 REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement and no Proceeding shall have been commenced or be pending or Threatened for such purpose.

          SECTION 10.10 TAX OPINION. At Union's expense, Union and Centrue shall have received a written opinion of Crowe, Chizek and Company, LLP, in form and substance reasonably satisfactory to Union and Centrue, dated as of the date of the Registration Statement and updated through the Closing Date, substantially to the effect that: (i) the Merger will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code; (ii) no gain or loss will be recognized by Centrue as a result of the Merger; and (iii) no gain or loss will be recognized by the stockholders of Centrue who exchange all their Centrue Common Stock solely for Union Common Stock pursuant to the Merger (except with respect to any cash paid in lieu of fractional shares).

          SECTION 10.11 FAIRNESS OPINION. As of the date of this Agreement and prior to distribution of the Proxy Statement-Prospectus to the stockholders of Centrue, Centrue shall have received an opinion from Keefe Bruyette & Woods, Inc. to the effect that the consideration to be received by Centrue's stockholders in connection with the Merger is fair, from a financial point of view, to Centrue's stockholders, and the same shall not have been withdrawn prior to the Closing.

          SECTION 10.12 ADDITIONAL AGREEMENTS. Each of the Daiber Employment Agreement, the Yeoman Employment Agreement and the Stevenson Employment Agreement shall be in full force and effect, Thomas A. Daiber shall be an active employee of Centrue, and Scott A. Yeoman and Kurt Stevenson shall be active employees of Union.

                                   ARTICLE 11
                                   TERMINATION

          SECTION 11.1 REASONS FOR TERMINATION AND ABANDONMENT. This Agreement, by prompt written notice given to the other parties prior to or at the Closing, may be terminated:

          (a) by mutual consent of the boards of directors of Union and Centrue;

          (b) by Union if: (i) any of the conditions in ARTICLE 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Union to comply with its obligations under this Agreement); and (ii) Union has not waived such condition on or before the Closing Date;

          (c) by Centrue if: (i) any of the conditions in ARTICLE 10 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Centrue to comply with its obligations under this Agreement), and (ii) Centrue has not waived such condition on or before the Closing Date;

          (d) by either Union or Centrue if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) by March 1, 2007, or such later date as the parties may agree (the "TERMINATION DATE"); provided, however, that the Termination Date shall be extended for up to ninety days if the sole reason that the Closing has not occurred is due to the fact that (i) the regulatory approvals contemplated by SECTION 8.1 have not been received, so long as no Regulatory Authority has denied approval of any of the Contemplated Transactions, or (ii) the Registration Statement has not become effective; provided further, however, that the Termination Date shall not be so extended if the failure to obtain any such regulatory approval or the failure of the Registration Statement to become effective is the result of a failure by either Union or Centrue to comply fully with its obligations under this Agreement;

          (e) by Centrue, by giving written notice of such termination to Union, and subject to the special termination fee set forth in SECTION 11.3(D), if Centrue receives an Acquisition Proposal that is determined in good faith by the Centrue board of directors, in connection with the exercise of its fiduciary duties to Centrue's stockholders under applicable law, as advised by its counsel, after consultation with Centrue's financial advisor, to be on terms that are more favorable to the stockholders of Centrue than the Merger and that has a reasonable prospect of being consummated in accordance with its terms (a "SUPERIOR CENTRUE PROPOSAL"); provided, however, that Centrue shall not be permitted to terminate this Agreement pursuant to this SECTION 11.1(E) unless Centrue shall have given Union five Business Days' prior written notice thereof (or, if there are less than five Business Days remaining prior to the Closing, written notice prior to the Closing) of its intent to terminate this Agreement pursuant to this SECTION 11.1(E), together with a summary of the terms of, and the identity of the Person making, such Superior Centrue Proposal; and

          (f) by Union, by giving written notice of such termination to Centrue, and subject to the special termination fee set forth in SECTION 11.4(D), if Union receives an Acquisition Proposal that is determined in good faith by the Union board of directors, in connection with the exercise of its fiduciary duties to Union's stockholders under applicable law, as advised by its counsel, after consultation with Union's financial advisor, to be on terms that are more favorable to the stockholders of Union than the Merger and that has a reasonable prospect of being consummated in accordance with its terms (a "SUPERIOR UNION PROPOSAL"), provided, however, that Union shall not be permitted to terminate this Agreement pursuant to this SECTION 11.1(F) unless Union shall have given Centrue five Business Days' prior written notice thereof (or, if there are less than five Business Days remaining prior to the Closing, written notice prior to the Closing) of its intent to terminate this Agreement pursuant to this SECTION

11.1(F), together with a summary of the terms of, and the identity of the Person making, such Superior Union Proposal.

     SECTION 11.2 EFFECT OF TERMINATION; EXPENSES.

          (a) Except as provided in SECTION 11.3 and SECTION 11.4, if this Agreement is terminated pursuant to SECTION 11.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Union, Centrue or any of their respective Representatives, and all rights and obligations of each party hereto shall cease; provided, however, that, subject to SECTION 11.3 and SECTION 11.4, nothing herein shall relieve any party from liability for the breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

          (b) Except as provided below, all Expenses (as defined below) incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated. "EXPENSES" as used in this Agreement shall consist of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of stockholder approvals and all other matters related to the consummation of the Merger.

     SECTION 11.3 CENTRUE TERMINATION PAYMENTS.

          (a) If this Agreement is terminated by Union in accordance with
SECTION 11.1(B) or SECTION 11.1(D), and Centrue knowingly or willfully breached or committed an act (or failed to take any action) with the intent to breach, its covenants, agreements, representations or warranties under this Agreement, and such breach has caused or would cause the condition set forth in SECTION 9.1 or SECTION 9.2 not to be satisfied, unless such breach is a result of the failure by Union to perform and comply in all material respects with any of its material obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder, then, provided Union is in material compliance with all of its material obligations under this Agreement, Centrue shall pay to Union, upon its written demand, an amount equal to $2,700,000.

          (b) If this Agreement is terminated by Centrue or Union because Centrue's stockholders fail to approve the Contemplated Transactions on or before the Termination Date (a "CENTRUE STOCKHOLDER TERMINATION"); then, provided Union is in material compliance with all of its material obligations under this Agreement, Centrue shall pay to Union, upon its written demand, an amount equal to $500,000.

          (c) In addition to the payment described in SECTION 11.3(A), if any, if there is a Centrue Stockholder Termination and, within twelve (12) months after such Centrue Stockholder Termination, Centrue enters into a Contract with any party other than Union (or any Affiliate of Union) providing for the acquisition of control of Centrue or Centrue Bank by such other party, then, provided Union was in material compliance with all of its material obligations under this Agreement at the time of the Centrue Stockholder Termination, Centrue shall pay to

Union, upon its written demand, the additional sum of $2,200,000; provided, however, that in such case, the provisions of this Section shall in no way limit Union's rights against such third party.

          (d) If Centrue terminates this Agreement pursuant to SECTION 11.1(E), then Centrue shall pay to Union, upon its written demand, an amount equal to $2,700,000; provided, however, that in such case, the provisions of this Section shall in no way limit Union's rights against any third party in connection with the Superior Centrue Proposal.

          (e) For purposes of this Section, the phrase "CONTROL OF CENTRUE OR CENTRUE BANK" means the acquisition by any such third party of: (i) legal or beneficial ownership (as defined by Rule 13d-4 promulgated under the Exchange
Act) of greater than 20% of the then issued and outstanding voting stock of Centrue or Centrue Bank through any transaction to which Centrue, Centrue Bank or any Affiliate of Centrue or Centrue Bank is a party (other than by transfers among or between members of a Family, caused by redemptions or repurchases of Centrue capital stock by Centrue or by issuances of shares of Centrue Common Stock or other securities to holders of record of Centrue Common Stock as of the date of this Agreement); or (ii) all or substantially all of the assets of Centrue or Centrue Bank (except transfers to an Affiliate of Centrue or Centrue
Bank).

          (f) All payments made pursuant to this Section shall be made by wire transfer of immediately available funds to such account as Union shall designate. Such sums shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of Union and the Union Subsidiaries against Centrue, the Centrue Subsidiaries and their respective officers, directors, employees, stockholders and agentsfor any claims arising from or relating in any way to this Agreement or the transactions contemplated herein; provided, however, that nothing herein shall preclude or bar Union from asserting or enforcing any such claim against any Person other than Centrue, the Centrue Subsidiaries and their respective officers, directors, employees, stockholders and agents.

     SECTION 11.4 UNION TERMINATION PAYMENTS.

          (a) If this Agreement is terminated by Centrue in accordance with
SECTION 11.1(C) or SECTION 11.1(D), and Union knowingly or willfully breached or committed an act (or failed to take any action) with the intent to breach, its covenants, agreements, representations or warranties under this Agreement, and such breach has caused or would cause the condition set forth in SECTION 10.1 or
SECTION 10.2 not to be satisfied, unless such breach is a result of the failure by Centrue to perform and comply in all material respects with any of its material obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder, then, provided Centrue is in material compliance with all of its material obligations under this Agreement, Union shall pay to Centrue, upon its written demand, an amount equal to $2,700,000.

          (b) If this Agreement is terminated by Union or Centrue because Union's stockholders fail to approve the Contemplated Transactions on or before the Termination Date, or (a "UNION STOCKHOLDER TERMINATION"); then, provided Centrue is in material compliance with all of its material obligations under this Agreement, Union shall pay to Centrue, upon its written demand, an amount equal to $500,000.

          (c) In addition to the payment described in SECTION 11.4(A), if any, if there is a Union Stockholder Termination and, within twelve (12) months after such Union Stockholder Termination, Union enters into a Contract with any party other than Centrue (or any Affiliate of Centrue) providing for the acquisition of control of Union or UnionBank by such other party, then, provided Centrue was in material compliance with all of its material obligations under this Agreement at the time of the Union Stockholder Termination, Union shall pay to Centrue, upon its written demand, the additional sum of $2,200,000; provided, however, that in such case, the provisions of this Section shall in no way limit Centrue's rights against any such third party.

          (d) If Union terminates this Agreement pursuant to SECTION 11.1(F), then, then Union shall pay to Centrue, upon its written demand, and amount equal to $2,700,000; provided, however, that in such case, the provisions of this Section shall in no way limit Centrue's rights against any third party in connection with the Superior Union Proposal.

          (e) For purposes of this Section, the phrase "CONTROL OF UNION OR UNIONBANK" means the acquisition by any such third party of: (i) legal or beneficial ownership (as defined by Rule 13d-4 promulgated under the Exchange
Act) of greater than 20% of the then issued and outstanding voting stock of Union or UnionBank through any transaction to which Union, UnionBank or any Affiliate of Union or UnionBank is a party (other than by transfers among or between members of a Family, caused by redemptions or repurchases of Union capital stock by Union or by issuances of shares of Union Common Stock or other securities to holders of record of Union Common Stock as of the date of this Agreement); or (ii) all or substantially all of the assets of Union or UnionBank (except transfers to an Affiliate of Union or UnionBank).

          (f) All payments made pursuant to this Section shall be made by wire transfer of immediately available funds to such account as Centrue shall designate. Such sums shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of Centrue and the Centrue Subsidiaries against Union, the Union Subsidiaries and their respective officers, directors, employees, stockholders and agents for any claims arising from or relating in any way to this Agreement or the transactions contemplated herein; provided, however, that nothing herein shall preclude or bar Centrue from asserting or enforcing any such claim against any Person other than Union, the Union Subsidiaries and their respective officers, directors, employees, stockholders and agents.

                                   ARTICLE 12
                                  MISCELLANEOUS

     SECTION 12.1 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

     SECTION 12.2 ASSIGNMENTS, SUCCESSORS AND NO THIRD PARTY RIGHTS. None of the parties to this Agreement may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, other than SECTION 7.10, which is intended to be for the benefit of the individuals covered thereby.

     SECTION 12.3 WAIVER. Except as provided in SECTION 11.3 and SECTION 11.4, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     SECTION 12.4 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, each of Union and Centrue will maintain in confidence, and will cause each of its respective Representatives to maintain in confidence, and not use to the detriment of the other or its Subsidiaries any written, oral, or other information obtained in confidence from the other of any of its Subsidiaries in connection with this Agreement or the Contemplated Transactions, unless: (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

     SECTION 12.5 NOTICES. All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include facsimile communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or telecopied, if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by U.S. mail as provided in this Section:

          If to Union, to:

               UnionBancorp, Inc.
               122 West Madison Street
               Ottawa, Illinois  61350
               Telephone: (815) 431-2720
               Facsimile: (815) 431-0685
               Attention: Mr. Scott A. Yeoman

          with copies to:

               Howard & Howard Attorneys PC
               Comerica Building
               151 South Rose Street, Suite 800
               Kalamazoo, Michigan  49007
               Telephone: (269) 382-8765
               Facsimile: (269) 382-1568
               Attention: Joseph B. Hemker, Esq.

          If to Centrue, to:

               Centrue Financial Corporation
               303 Fountains Parkway
               Suite 101
               Fairview Heights, IL  62208
               Telephone: (618) 624-1323
               Facsimile: (618) 624-7389
               Attention: Mr. Thomas A. Daiber

          with copies to:

               Barack Ferrazzano Kirschbaum
               Perlman & Nagelberg LLP
               333 W. Wacker Drive, Suite 2700
               Chicago, Illinois  60606
               Telephone: (312) 984-3100
               Facsimile: (312) 984-3193
               Attention: John E. Freechack, Esq.

or to such other Person or place as Centrue shall furnish to Union or Union shall furnish to Centrue in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, five Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by facsimile, on the next Business Day if also confirmed by mail in the manner provided in this Section.

     SECTION 12.6 ENTIRE AGREEMENT. This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein, and the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

     SECTION 12.7 MODIFICATION. This Agreement may not be amended except by a written agreement signed by each of Centrue and Union. Without limiting the foregoing, Centrue and Union may by written agreement signed by each of them:
(a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend or supplement any of the conditions, covenants, agreements, representations or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto, which are for the benefit of the waiving party; provided, however, that no such modification, amendment or supplement agreed to after authorization of this Agreement by the stockholders of Union and Centrue shall affect the rights of Union's or Centrue's stockholders, respectively, in any manner which is materially adverse to such Persons.

     SECTION 12.8 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

     SECTION 12.9 FURTHER ASSURANCES. The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     SECTION 12.10 SURVIVAL. Except for covenants that are expressly to be performed after the Closing, the representations, warranties and covenants contained herein shall not survive beyond the Closing.

     SECTION 12.11 COUNTERPARTS. This Agreement and any amendments thereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

                                   * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

                                        UNIONBANCORP, INC.


                                        By: /s/ Scott A. Yeoman
                                            ------------------------------------
                                        Name: Scott A. Yeoman
                                        Title: President and CEO


                                        CENTRUE FINANCIAL CORPORATION


                                        By: /s/ Thomas A. Daiber
                                            ------------------------------------
                                        Name: Thomas A. Daiber
                                        Title: Chief Executive Officer

                                    EXHIBIT A

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               UNIONBANCORP, INC.

     The Restated Certificate of Incorporation for UnionBancorp, Inc. was duly filed on May 13, 1991, and was amended by a Certificate of Amendment filed on March 1, 1994, and further amended by a Certificate of Amendment filed on July 24, 1996. In accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, UnionBancorp, Inc. further amends its certificate of incorporation by adopting the following amended and restated certificate of incorporation.

     The name of the Corporation is Centrue Financial Corporation.

     The address of its registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as amended from time to time.

     The total number of shares of capital stock which the corporation shall have authority to issue is 15,000,000 shares of Common Stock, par value $1.00 per share, and 200,000 shares of Preferred Stock, no par value per share.

     The Board of Directors is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issue of one or more series of Preferred Stock, with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors.

     Any and all right, title, interest and claim in or to any dividends declared by the corporation, whether in cash, stock, or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned; and such unclaimed dividends in the possession of the corporation, its transfer agents or other agents or depositaries shall at such time become the absolute property of the corporation, free and clear of any and all claims of any persons whatsoever.

     Intentionally omitted.

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

     to exercise all such powers and do all such acts as may be exercised or done by the corporation, subject to the provisions of the laws of the State of Delaware, this Certificate of Incorporation and the bylaws of the corporation, and to make, alter or repeal any bylaws of the corporation pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption)(the "Whole Board").

     A director of the corporation shall not in the absence of fraud be disqualified by his office from dealing or contracting with the corporation either as a vendor, purchaser or otherwise, nor in the absence of fraud shall a director of the corporation be liable to account to the corporation for any profit realized by him from or through any transaction or contract of the corporation by reason of the fact that he, or any firm of which he is a member, or any corporation of which he is an officer, director or stockholder, was interested in such transaction or contract if such transaction or contract has bean authorized, approved or ratified in the manner provided in the General Corporation Law of Delaware for authorization, approval or ratification of transactions or contracts between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest.

     The corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify all persons who it may indemnify pursuant thereto.

     Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provision of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under
Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors, or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders of this corporation, as the case may be, and also on this corporation.

     The number of directors of the corporation shall be fifteen, or such other number as may be determined from time to time by the affirmative vote of the holders of at least seventy percent (70%) of all shares of the corporation than entitled to vote in the election of directors, considered for this purpose as one class, or pursuant to a resolution adopted by at least two-thirds of the Whole Board (immediately prior to such proposed change).

     Elections of directors need not be by written ballot unless the bylaws of the corporation so provide.

     The directors, other than those who may be elected by the holders of any class or series of stock having preference over the common stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall ha provided in the manner specified in the bylaws, each class to hold office initially for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the corporation, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

     Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     Subject to the rights of any class or series of stock having preference over the common stock as to dividends or upon liquidation to elect directors under specified circumstances, a director may be removed from office only for cause and only by the affirmative vote of the holders of seventy percent (70%) of all shares of stock of the corporation then entitled to vote in the election of directors, considered for this purpose as a single class.

     Except as otherwise expressly provided in this Article XI, the affirmative vote of the holders of seventy percent (70%) of all shares of stock of the corporation then entitled to vote in the election of directors, considered for this purpose as one class, shall be required for any one of the following actions:

     for the adoption of any amendment, alteration, change or repeal of Articles VI, X or XI of this Certificate of Incorporation;

     for the adoption of any agreement for the merger or consolidation of the corporation with or into any other corporation;

     to authorize any sale, lease or exchange of all or substantially all of the assets of the corporation; or

     to authorize the dissolution of the corporation.

     The above voting requirement shall not be applicable to any one of the foregoing actions and any such action shall only require the affirmative vote of the holders of a simple majority of all shares of stock of the corporation then entitled to vote in the election of directors, considered for this purpose as one class, if the action shall have been approved at any time prior to its consummation by resolution adopted by no less than two-thirds of the Whole Board.

     The provisions of this Article XI shall not be applicable to any merger or consolidation of this corporation with or into any other corporation of which this corporation is the owner of at least 80% of the outstanding shares of each class of stock.

     Any action required or permitted to be taken by the holders of capital stock of the corporation must be effected at a duly called annual or special meeting of holders of capital stock of the corporation and may not be effected by any consent in writing by such holders.

     No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty by such directors as a director; provided, however, that this Articles XIII shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article XIII shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     The corporation reserves the right to emend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted to this reservation.

                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                               UNIONBANCORP, INC.

     1. ISSUANCE. The board of directors (the "Board") of UnionBancorp, Inc., a Delaware corporation (the "Company"), has designated 2,765 shares of the Company's authorized and unissued preferred stock as "Series A Convertible Preferred Stock," has authorized such shares for issuance at a price of $1,000 per share (the "Series A Preferred Stock") and has determined that no further shares of Series A Preferred Stock shall be issued.

     2. DIVIDENDS.

          (a) The holders of record of the then outstanding shares of Series A Preferred Stock shall be entitled to receive when, as and if declared by the Board out of any funds legally available therefor, cumulative dividends at the annual rate of $75.00 per share payable in four equal cash payments on the 20th day (or if not a business day, as defined below, on the next business day thereafter) of April, July, October and January commencing October, 1996, provided, however, that any such quarterly cash payment shall be prorated with respect to any shares of Series A Preferred Stock that were outstanding less than the total number of days in the calendar quarter immediately preceding any such payment date. The amount of any such prorated cash payment shall be computed on the basis of the actual number of days in any calendar quarter during which such shares of Series A Preferred Stock were outstanding. Each such dividend shall be payable to holders of record as they appear on the stock books of the Company on such record dates, not less than 10 and not more than 60 days preceding the dividend payment date, as shall be fixed by the Board. No dividends, other than those payable solely in the Company's common stock, $1.00 par value ("Common Stock"), shall be paid during any fiscal year of the Company with respect to shares of Common Stock or any other security issued by the Company, except for outstanding shares of the Company's Series B Preferred Stock (the "Series B Preferred Stock"), until dividends in the total amount of $75.00 per share on Series A Preferred Stock shall have been paid. Such dividends shall accrue on each share of Series A Preferred Stock from the date of issuance and from day to day thereafter, whether or not earned or declared. Notwithstanding the foregoing, such dividends shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency for any prior year and the amount owed in the current year shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the shares of Common Stock. A "business day" shall be deemed to be any day when trading of securities occurs on the New York Stock Exchange.

          (b) Unless full dividends on Series A Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart: no dividend whatsoever whether in cash, securities or other property (other than a dividend payable solely in shares of Common Stock) shall be paid or declared and set aside for payment, and no distribution shall be made, on any shares of Common Stock or other class of preferred stock authorized after the date hereof except for the Series B Preferred Stock; and no shares of Common Stock or other class of preferred stock authorized after the date hereof, except the Series B Preferred Stock, shall be purchased, redeemed or otherwise acquired by the Company and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or other acquisition thereof without the approval of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock.

          (c) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (b) of this Section 2, purchase or otherwise acquire such shares at such time and such manner.

     3. CONVERSION. The holders of Series A Preferred Stock shall have the following conversion rights (the "Conversion Rights") and be subject to the following provisions with respect to the conversion of the shares of Series A Preferred Stock:

          (a) RIGHT TO CONVERT. The shares of Series A Preferred Stock shall be convertible at the holder's option into the number of fully paid and nonassessable shares of Common Stock that is calculated in accordance with the terms of this Section 3. Unless earlier permitted by the Company, the outstanding shares of Series A Preferred Stock are convertible at the holder's option after the fourth anniversary of the date of issuance. The number of shares of Common Stock into which the outstanding Series A Preferred Stock is convertible shall be determined for all purposes on the first date such shares of Series A Preferred Stock become convertible (referred to as the "Determination Date"). Notwithstanding the occurrence of the Determination Date for any outstanding shares of Series A Preferred Stock, the holder of such shares may continue to hold these shares of Series A Preferred Stock and may at any time thereafter, subject to the provisions of this Section 3, convert those shares into Common Stock.

          (b) CONVERSION PRICE. The Conversion Price shall be equal to 1.075 times the per share book value of Common Stock, computed in accordance with generally accepted accounting principles, as of the end of the month immediately prior to the Determination Date. Each share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock that results from dividing $1,000 by the Conversion Price.

          (c) MECHANICS OF VOLUNTARY CONVERSION; UNPAID DIVIDENDS.

               (i) Before any holder of shares of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent of Series A Preferred Stock or Common Stock, with a written notice that he elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Except as otherwise expressly provided for herein, the date the Company receives such surrendered certificates and written notice shall be deemed to be the Conversion Date. Thereupon the Company shall promptly issue and deliver at such office to such holder of shares of Series A Preferred Stock or to the nominee or nominees of such holder a certificate or certificates representing: the number of shares of Common Stock to which he shall be entitled; and any shares of Series A Preferred Stock that were represented by any certificate surrendered as required by the provisions of this paragraph, but which were not converted and which he continues to own.

               (ii) Such conversion shall be deemed to have been made immediately prior to the close of business on the Conversion Date and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. A holder of shares of Series A Preferred Stock who surrenders shares of Series A Preferred Stock for conversion shall be entitled to receive from the Company on the date of such surrender an amount in cash equal to the accrued dividends on such surrendered shares of Series A Preferred Stock through such Conversion Date, less the aggregate amount of dividends which would have accrued since the last dividend payment date for Series A Preferred Stock on the number of shares of the Common Stock into which such shares of Series A Preferred Stock are converted if dividends on such shares of Common Stock accrued at an annual rate based upon the dividends paid by the Company on the Common Stock for the most recently ended fiscal period for which Common Stock dividends were paid, but any future dividends with respect to the surrendered shares of Series A Preferred Stock shall cease to accrue after such surrender and all rights with respect to such shares shall forthwith after such surrender terminate.

          (d) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Company at any time or from time to time after the Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this paragraph 3 with respect to the rights of the holders of Series A Preferred Stock.

          (e) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE OR SUBSTITUTION. If the shares of Common Stock issuable upon the conversion of the shares of Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than an event provided for elsewhere in this paragraph 3), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amounts of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

          (f) REORGANIZATION, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at a any time or from time to time there shall be a capital reorganization of the Common Stock (other than an event provided for elsewhere in this paragraph 3) or a merger, consolidation or statutory exchange of securities of the Company with or into another corporation, or the sale of all or substantially all the Company's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the shares of Series A Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of that number of shares of Common Stock deliverable upon conversion of the shares of Series A Preferred Stock would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph 3 with respect to the rights of the holders of Series A Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this paragraph 3 (including, if necessary, adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the shares of Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable. The foregoing provisions shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances.

          (g) SALE OF SHARES BELOW CONVERSION PRICE.

               (i) If at any time or from time to time after the Issuance Date, the Company shall issue or sell Additional Shares of Common Stock (as hereinafter defined), other than as a dividend as provided in paragraph 3(e) above, for a consideration per share less than the then existing Conversion Price for Series A Preferred Stock (or, if an adjusted Conversion Price shall be in effect by reason of a previous adjustment, then less than such adjusted Conversion Price), then and in each case the then applicable Conversion Price for Series A Preferred Stock shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the sum of: the number of shares of Common Stock outstanding immediately prior to such issue or sale; plus the number of shares of Common Stock that the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price, and the denominator of which shall be the sum of: (X) the number of shares of Common Stock outstanding immediately prior to such issue or sale; plus (Y) the number of such Additional Shares of Common Stock so issued.

               (ii) For the purpose of making any adjustment in the Conversion Price or number of shares of Common Stock purchasable on the conversion of the shares of Series A Preferred Stock as provided above, the consideration received by the Company for any issue or sale of securities shall:

                    (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, concessions or compensation paid or allowed by the Company in connection with such issue or sale;

                    (B) to the extent it consists of services or property other than cash, be computed at the fair value of such services or property as determined in good faith by the Board; and

                    (C) if Additional Shares of Common Stock, Convertible Securities (as defined below), or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

               (iii) For the purpose of the adjustment provided in subparagraph
(i) of this paragraph 3(g), if at any time or from time to time after the Issuance Date the Company shall issue any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being referred to as "Convertible Securities"), then, in each case, if the Effective Price (as defined below) of such rights, options or Convertible Securities shall be less than the then existing Conversion Price for Series A Preferred Stock, the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the rights or options or Convertible Securities, plus, in the case of such options or rights, the minimum amounts of consideration, if any, payable to the Company upon exercise or conversion of such options or rights. For purposes of the foregoing, "Effective Price" shall mean the quotient determined by dividing the total of all such consideration by such maximum number of Additional Shares of Common Stock. No further adjustment of the Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Company on the conversion of such Convertible Securities.

               (iv) For the purpose of the adjustment provided for in subparagraph (i) of this paragraph 3(g), if at any time or from time to time after the Issuance Date the Company shall issue any rights or options for the purchase of Convertible Securities, then, in each such case, if the Effective Price thereof is less than the current Conversion Price, the Company shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares of Common Stock issuable upon conversion of the total amount of Convertible Securities covered by such rights or options and to have received as consideration for the issuance of such Additional Shares of Common Stock an amount equal to the amount of consideration, if any, received by the Company for the issuance of such rights or options, plus the minimum amounts of consideration, if any, payable to the Company upon the conversion of such Convertible Securities. For purposes of the foregoing, "Effective Price" shall mean the quotient determined by dividing the total amount of such consideration by such maximum number of Additional Shares of Common Stock. No further adjustment of such Conversion Price adjusted upon the issuance of such rights or options shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Shares of Common Stock upon the conversion of such Convertible Securities. The provisions of subparagraph (iii) of this paragraph 3(h) for the readjustment of such Conversion Price upon the expiration of rights or options or the rights of conversion of Convertible Securities, shall apply mutatis mutandis to the rights, options and Convertible Securities referred to in this subparagraph (iv).

          (h) DEFINITION OF ADDITIONAL SHARES. The term "Additional Shares of Common Stock" as used herein shall mean all shares of Common Stock issued or deemed issued by the Company after the Issuance Date, whether or not subsequently reacquired or retired by the Company, other than: shares of Common Stock issued upon conversion of the shares of Series A Preferred Stock; any shares of Common Stock (as adjusted for all stock dividends, stock splits, subdivisions and combinations) issued to employees, officers, directors, consultants or other persons performing services for the Company (if so issued solely because of any such person's status as an officer, director, employee, consultant or other person performing services for the Company and not as part of any general offering of the Company's securities) pursuant to any stock option plan, stock purchase plan or management incentive plan, agreement or arrangement approved by the Board; and (iii) any shares of Common Stock issued by the Company as full or partial consideration by the Company in connection with a merger, consolidation, purchase of assets or other transaction resulting in the acquisition by the Company of greater than 25% of the voting securities of any other corporation, financial institution or other entity, provided that the Common Stock used in such transaction is valued for purposes thereof at not less than its then book value.

          (i) ACCOUNTANTS' CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the shares of Series A Preferred Stock, the Company, at its expense, shall cause independent certified public accountants of recognized standing selected by the Company (who may be the independent certified public accountants then auditing the books of the Company) to compute such adjustment or readjustment in accordance herewith and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of shares of Series A Preferred Stock at the holder's address as shown on the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based including a statement of: (i) the consideration received or to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold; the Conversion Price at the time in effect for each series of Series A Preferred Stock; and the number of Additional Shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the shares of Series A Preferred Stock.

          (j) NOTICES OF RECORD DATE. In the event of any taking by the Company of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any reclassification or recapitalization of the capital stock of the Company, any merger, consolidation or share exchange involving the Company, or any transfer of all or substantially all the assets of the Company to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, the Company shall mail to each holder of shares of Series A Preferred Stock (other than any such holder who is also a holder of record, or the affiliate of a holder of record, of shares of Common Stock, or is a director or executive officer, or an affiliate of a director or executive officer, of the Company) at least 30 days prior to the record date specified therein, a notice specifying: the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution; the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective; and the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

          (k) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the Conversion Price on the Conversion Date. Whether or not the fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into shares of Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          (l) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. As a condition precedent to the taking of any action which would cause an adjustment to the Conversion Price, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient in order that it may validly and legally issue the shares of its Common Stock issuable based upon such adjusted Conversion Price.

          (m) NOTICES. Any notice required or permitted by the provisions of this paragraph 3 to be given to the holder of shares of Series A Preferred Stock or the Company, respectively, shall be deemed given when personally delivered to such holder or the Company or five business days after the same has been deposited in the United States mail, first class postage prepaid and addressed to each holder of record at his address appearing on the books of the Company or the Company's registered office in the state of Illinois, as the case may be, provided, however, that the written notice to be delivered to the Company by the holder of shares of Series A Preferred Stock in connection with the conversion of such stock shall be effective only upon actual receipt by the Company.

          (n) PAYMENT OF TAXES. The Company will pay all taxes and other governmental charges (other than taxes measured by the revenue or income of the holders of shares of Series A Preferred Stock) that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock.

          (o) NO DILUTION OR IMPAIRMENT. The Company shall not amend its Certificate of Incorporation or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate to protect the conversion rights of the holders of shares of Series A Preferred Stock against dilution or other impairment.

          (p) DUTY TO MAKE FAIR ADJUSTMENTS IN CERTAIN CASES. If any event occurs as to which the other provisions of this paragraph 3 are not strictly applicable or if strictly applicable would not fairly protect the Conversion Rights of the holders of shares of Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as adequately to protect such Conversion Rights.

     4. VOTING RIGHTS. The holders of each share of Series A Preferred Stock shall not be entitled to vote, except: as required by law; to approve the authorization or issuance of any shares of any class or series of stock which ranks senior or on a parity with, the Series A Preferred Stock in respect of dividends and distributions upon the dissolution, liquidation or winding up of the Company; and the holders of Series A Preferred Stock shall have full voting rights in the following situations: during any period of time when two dividend payments on shares of Series A Preferred Stock have accrued but have remained unpaid; upon conversion of the shares of Series A Preferred Stock into shares of Common Stock; and if the holders of Common Stock vote on a proposal to merge or otherwise enter into a transaction with a third party pursuant to which Union is not the surviving entity. In such event, the holder of shares of Series A Preferred Stock shall be entitled to notice of any holders' meeting in accordance with the bylaws of the Company unless such holder is also a holder of record, or the affiliate of a holder of record, of shares of Common Stock, or is a director or executive officer, or an affiliate of a director or executive officer, of the Company, and shall be entitled to a number of votes equal to the number of full shares of Common Stock into which such shares of Series A

Preferred Stock are fully convertible pursuant to paragraph 3 above, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited.

          (b) Notwithstanding anything contained herein to the contrary, the holders of Series A Preferred Stock shall vote as a separate class when required by law and to approve the matters set forth in Section 4(a)(ii). In such circumstances, the affirmative vote of the holders of a majority (or such greater percentage as may be required by law or the Company's certificate of incorporation or bylaws) of the Common Stock and of the voting rights provided in this Section for the Series A Preferred Stock, with each voting separately as a class, shall be necessary to approve such proposed action. In all other circumstances described in Section 4(a), the holders of Series A Preferred Stock shall vote with the holders of Common Stock and the affirmative vote of the holders of a majority (or such greater percentage as may be required by law or the Company's certificate of incorporation or bylaws) of the Common Stock and of the voting rights provided in this Section for the Series A Preferred Stock, voting together as a single group, shall be necessary to approve such proposed action.

     5. LIQUIDATION. Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, the amount of $1,000 per share, plus any dividends whether or not declared or due which have accrued thereon through the date of such distribution, but which remain unpaid, before any payment or distribution shall be made on shares of Common Stock or any other securities issued by the Company, except that holders of shares of Series A Preferred Stock shall share pro rata in any such payment or distribution with the holders of Series B Preferred Stock. In the event the assets of the Company available for distribution to the holders of shares of Series A Preferred Stock upon any dissolution, liquidation or winding up of the Company shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this paragraph, then all of the assets of the Company to be distributed shall be distributed ratably to the holders of Series A Preferred Stock and Series B Preferred Stock. After the payment to the holders of the shares of Series A Preferred Stock of the full amounts provided for in this paragraph, the holders of shares of Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

     6. INFORMATION RIGHTS. The holders of shares of Series A Preferred Stock shall be entitled to receive audited annual financial statements of the Company, as soon as such statements become available.

                           CERTIFICATE OF DESIGNATION
                                       OF
                            SERIES B PREFERRED STOCK
                                       OF
                               UNIONBANCORP, INC.

     1. DESIGNATION AND AMOUNT. The board of directors (the "Board") of UnionBancorp, Inc., a Delaware corporation (the "Company"), has designated 1,092 shares of the Company's authorized and unissued preferred stock as "Series B Preferred Stock," has authorized such shares for issuance at a price of $1,000 per share (the "Series B Preferred Stock") and has determined that no further shares of Series B Preferred Stock shall be issued.

     2. DIVIDENDS.

          (a) The holders of record of the then outstanding shares of Series B Preferred Stock shall be entitled to receive when, as and if declared by the Board out of any funds legally available therefor, cumulative dividends at the annual rate of $60.00 per share payable in four equal cash payments on the 20th day (or if not a business day, as defined below, on the next business day thereafter) of April, July, October and January commencing October, 1996, provided, however, that any such quarterly cash payment shall be prorated with respect to any shares of Series B Preferred Stock that were outstanding less than the total number of days in the calendar quarter immediately preceding any such payment date. The amount of any such prorated cash payment shall be computed on the basis of the actual number of days in any calendar quarter during which such shares of Series B Preferred Stock were outstanding. Each such dividend shall be payable to holders of record as they appear on the stock books of the Company on such record dates, not less than 10 and not more than 60 days preceding the dividend payment date, as shall be fixed by the Board. No dividends, other than those payable solely in the Company's common stock, $1.00 par value ("Common Stock"), shall be paid during any fiscal year of the Company with respect to shares of Common Stock or any other security issued by the Company other than Series A until dividends in the total amount of $60.00 per share on Series B Preferred Stock shall have been paid. Such dividends shall accrue on each share of Series B Preferred Stock from the date of issuance and from day to day thereafter, whether or not earned or declared. Notwithstanding the foregoing, such dividends shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency for any prior year and the amount owed in the current year shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the shares of Common Stock. A "business day" shall be deemed to be any day when trading of securities occurs on the New York Stock Exchange.

          (b) Unless full dividends on Series B Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart: (i) no dividend whatsoever whether in cash, securities or other property (other than a dividend payable solely in shares of Common Stock) shall be paid or declared and set aside for payment, and no distribution shall be made, on any shares of Common Stock or other class of preferred stock authorized after the date hereof except for the Series A Convertible Preferred Stock (the "Series A Preferred Stock"); and (ii) no shares of Common Stock or other class of preferred stock authorized after the date hereof except the Series A Preferred Stock shall be purchased, redeemed or otherwise acquired by the Company and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or other acquisition thereof without the approval of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock.

          (c) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (b) of this Section 2, purchase or otherwise acquire such shares at such time and such manner.

     3. REDEMPTION.

          (a) Each issued and outstanding share of Series B Preferred Stock may be redeemed at the option of the holder or his or her estate for cash as set forth below at any time after the first to occur of: (i) the death of the original holder of such share of Series B Preferred Stock; or (ii) the tenth anniversary of the original issuance of such share, in either case at a price of $1,000 per share, plus any accrued but unpaid dividends thereon whether or not declared, through the Redemption Date, as defined below (collectively, the "Redemption Price").

          (b) Before any holder of shares of Series B Preferred Stock shall be entitled to redeem any such shares for cash, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent of Series B Preferred Stock or Common Stock, with a written notice that he elects to redeem the same and shall state therein the number of shares of Series B Preferred Stock being redeemed for cash and the name or names to whom such payment shall be made. The date the Company receives such surrendered certificates and written notice shall be deemed to be the Redemption Date. Thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.

          (c) If on the Redemption Date the Redemption Price is paid, then the dividends with respect to the shares of Series B Preferred Stock redeemed shall cease to accrue after the Redemption Date.

          (d) Notwithstanding anything contained in this paragraph 3(c) to the contrary, the Company shall not be obligated to redeem for cash any shares of Series B Preferred Stock if such redemption would cause the Company to be in violation of any statute, rule, order, regulation or agreement to which the Company is a party relating to minimum capital requirements. The Company shall use its best efforts promptly to remedy any such violation if the same has the effect of preventing the redemption of any shares of Series B Preferred Stock, and shall promptly complete the redemption of shares after such violation has been cured.

     4. VOTING RIGHTS.

          (a) The holders of each share of Series B Preferred Stock shall not be entitled to vote, except: (i) as required by law; and (ii) to approve the authorization or issuance of any shares of any class or series of stock which ranks senior or on a parity with, the Series B Preferred Stock in respect of dividends and distributions upon the dissolution, liquidation or winding up of the Company.

          (b) Notwithstanding anything contained herein to the contrary, the holders of Series B Preferred Stock shall vote as a separate class when required by law and to approve the matters set forth in Section 4(a)(ii). In such circumstances, the affirmative vote of the holders of a majority (or such greater percentage as may be required by law or the Company's certificate of incorporation or bylaws) of the voting rights provided in this Section for the Series B Preferred Stock, voting separately as a class, shall be necessary to approve such proposed action by the holders of Series B Preferred Stock.

     5. LIQUIDATION. Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of shares of Series B Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, the amount of $1,000 per share, plus any dividends whether or not declared or due which have accrued thereon through the date of such distribution, but which remain unpaid, before any payment or distribution shall be made on shares of Common Stock or any other securities issued by the Company, except that holders of shares of Series B Preferred Stock shall share pro rata in any such payment or distribution with the holders of Series A Preferred Stock. In the event the assets of the Company available for distribution to the holders of shares of Series B Preferred Stock upon any dissolution, liquidation or winding up of the Company shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this paragraph, then all of the assets of the Company to be distributed shall be distributed ratably to the holders of Series B Preferred Stock and Series A Preferred Stock. After the payment to the holders of the shares of Series B Preferred Stock of the full amounts provided for in this paragraph, the holders of shares of Series B Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

          IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended. This Amended and Restated Certificate of Incorporation has bean signed by the President, and attested by the Secretary of UnionBancorp, Inc., this ____ of ___________, 2006.


                                        By:
                                            ------------------------------------


ATTEST:


-------------------------------------

                                    EXHIBIT B

                           AMENDED AND RESTATED BYLAWS

                           As Adopted on June 17, 2004

                               UNIONBANCORP, INC.

                                TABLE OF CONTENTS

                                                                           Page
                                                                          Number
                                                                          ------
ARTICLE I NAME.........................................................      1
   Section 1.1    Name.................................................      1

ARTICLE II OFFICES.....................................................      1
   Section 2.1    Registered Office....................................      1
   Section 2.2    Principal Office.....................................      1
   Section 2.3    Other Offices........................................      1

ARTICLES III MEETINGS OF STOCKHOLDERS..................................      1
   Section 3.1    Place of Meetings....................................      1
   Section 3.2    Annual Meetings......................................      1
      3.2.1          Time and Place....................................      1
      3.2.2          New Business......................................      1
   Section 3.3    Notice...............................................      2
   Section 3.4    Nominations For Director.............................      2
   Section 3.5    Special Meetings.....................................      3
   Section 3.6    Voting Lists.........................................      4
   Section 3.7    Quorum...............................................      4
   Section 3.8    Adjourned Meeting and Notice Thereof.................      4
   Section 3.9    Voting...............................................      4
      3.9.1          Record Date.......................................      4
      3.9.2          Method; Vote Required.............................      4
      3.9.3          Voting of Shares by Certain Holders...............      5
   Section 3.10   Conduct of Meeting...................................      5
   Section 3.11   Proxies..............................................      5
   Section 3.12   Inspectors of Election...............................      5

ARTICLES IV DIRECTORS..................................................      6
   Section 4.1    Powers...............................................      6
   Section 4.2    Number and Qualifications............................      6
   Section 4.3    Election and Vacancies...............................      6
   Section 4.4    Regular Meetings.....................................      7
   Section 4.5    Organization Meeting.................................      7
   Section 4.6    Special Meetings.....................................      7
   Section 4.7    Quorum; Majority Action..............................      7
   Section 4.8    Action Without Meeting...............................      7
   Section 4.9    Telephonic Meetings..................................      7
   Section 4.10   Fees and Compensation................................      8
   Section 4.11   Removal..............................................      8
   Section 4.12   Directors Emeritus/Advisory Directors................      8

ARTICLE V OFFICERS.....................................................      8
   Section 5.1    Executive Officers...................................      8
   Section 5.2    Election.............................................      8
   Section 5.3    Subordinate Officers.................................      8
   Section 5.4    Removal and Resignation..............................      9
   Section 5.5    Vacancies............................................      9
   Section 5.6    Compensation.........................................      9
   Section 5.7    Chairman of the Board................................      9
   Section 5.8    Chief Executive Officer..............................      9
   Section 5.9    President............................................      9

   Section 5.10   Chief Financial Officer..............................      9
   Section 5.11   Secretary............................................     10

ARTICLE VI COMMITTEES..................................................     10
   Section 6.1    Committee of the Board...............................     10

ARTICLE VII INDEMNIFICATION............................................     11
   Section 7.1    Indemnification......................................     11
      7.1.1          Actions, Suits or Proceedings other than by or in
                        the Right of the Corporation...................     11
      7.1.2          Actions or Suits by or in the right of the
                        Corporation....................................     12
      7.1.3          Indemnification for Costs, Charges and Expenses of
                        Successful Party...............................     12
      7.1.4          Determination of Right to Indemnification.........     12
      7.1.5          Advance of Costs, Charges and Expenses............     13
      7.1.6          Procedure for Indemnification.....................     13
      7.1.7          Settlement........................................     13
   Section 7.2    Subsequent Amendment.................................     14
   Section 7.3    Other Rights; Continuation of Right to
                     Indemnification...................................     14
   Section 7.4    Insurance............................................     14
   Section 7.5    Certain Definitions. For purposes of this
                     Article VII.......................................     14
   Section 7.6    Savings Clause.......................................     15
   Section 7.7    Subsequent Legislation...............................     15
   Section 8.1    Records..............................................     15
   Section 8.2    Checks and Drafts....................................     15
   Section 8.3    Execution of Instruments.............................     16
   Section 8.4    Fiscal Year..........................................     16
   Section 8.5    Annual Audit.........................................     16

ARTICLE IX DIVIDENDS ON STOCK..........................................     16
   Section 9.1    Dividends on Stock...................................     16

ARTICLE X CERTIFICATES................................................      16
   Section 10.1   Issuance.............................................     16
   Section 10.2   Certificates for Shares..............................     16
   Section 10.3   Statements on Certificates...........................     16
   Section 10.4   Lost or Destroyed Certificates.......................     16
   Section 10.5   Transfer.............................................     17

ARTICLE XI MISCELLANEOUS...............................................     17
   Section 11.1   Record Date..........................................     17
      11.1.1         Stockholders Meetings.............................     17
      11.1.2         Other Actions.....................................     17
      11.1.3         Subsequent Transfers and Closing Transfer Books...     17
   Section 11.2   Inspection of Corporate Records......................     17
      11.2.1         By Stockholders...................................     17
      11.2.2         By Directors......................................     18
   Section 11.3   Corporate Seal.......................................     18

ARTICLE XII AMENDMENT OF BYLAWS........................................     18
   Section 12.1   Amendment of Bylaws..................................     18

                                    ARTICLE I
                                      NAME

     Section 1.1 Name. The name of this corporation is "UnionBancorp, Inc."

                                   ARTICLE II
                                     OFFICES

     Section 2.1 Registered Office. The corporation shall at all times maintain a registered office in the State of Delaware, which, except as otherwise determined by the Board of Directors of the corporation (the "Board"), shall be in the City of Wilmington, County of New Castle.

     Section 2.2 Principal Office. The principal office of the corporation shall be maintained at such place within or without the State of Delaware as the Board shall designate.

     Section 2.3 Other Offices. The corporation may also have offices at such other places within or without the State of Delaware as the Board shall from time to time designate or the business of the corporation shall require.

                                   ARTICLE III
                            MEETINGS OF STOCKHOLDERS

     Section 3.1 Place of Meetings. All annual and special meetings of stockholders shall be held at such places within or without the State of Delaware as the Board may determine.

     Section 3.2 Annual Meetings.

          3.2.1 Time and Place. The regular annual meeting of stockholders for the election of directors and for the transaction of any other business of the corporation shall be held each year on the fourth Tuesday of April, if not a legal holiday, or, if a legal holiday, then on the next succeeding day not a Saturday, Sunday or legal holiday, or at such other time, date or place as the Board may determine.

          3.2.2 New Business. At the annual meetings, directors shall be elected and any other business properly proposed and filed with the Secretary of the corporation as in these Bylaws provided may be transacted which is within the powers of the stockholders.

          Any new business to be conducted at the annual meeting of the stockholders shall be stated in writing and filed with the Secretary of the corporation on or before thirty (30) days in advance of the first anniversary date (month and day) of the previous year's annual meeting, and all business so stated, proposed and filed shall, unless prior action thereon is required by the Board, be considered at the annual meeting. Any stockholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the Secretary of the corporation on or before thirty (30) days in advance of the first anniversary date (month or day) of the previous year's annual meeting, such proposal may only be voted upon at a meeting held at least thirty (30) days after the annual meeting at which it is presented. No other proposal may be acted upon at the annual meeting. This provision shall not prevent the consideration, approval or disapproval at the annual meeting of the reports of officers and committees, but in connection with such reports no business shall be acted upon at such annual meeting unless stated and filed as herein provided.

     Section 3.3 Notice. Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting of the stockholders is called shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the U.S. mail, postage prepaid, and addressed to the stockholder at his or her address as it appears on the records of the corporation as of the record date prescribed in Section 3.9.1 and
Section 11.1.1 of these Bylaws.

     Section 3.4 Nominations For Director. Nominations of candidates for election as directors at any meeting of stockholders may be made: (a) by, or at the direction of, a majority of the Corporate Governance and Nominating Committee of the Board, or, if there is no Corporate Governance and Nominating Committee of the Board at such time, by a majority of the Board; or (b) by any stockholder of record entitled to vote at such meeting; provided that only persons nominated in accordance with procedures set forth in this Section shall be eligible for election as directors.

     Nominations, other than those made by, or at the direction of, the Corporate Governance and Nominating Committee or the Board, may only be made pursuant to timely notice in writing to the Secretary of the corporation as set forth in this Section 3.4. To be timely, a stockholder's notice shall be delivered to, or mailed and received by the Secretary of the corporation, for an annual meeting, not less than sixty (60) days nor more than ninety (90) days in advance of the first anniversary date (month and day) of the previous year's annual meeting, and for a special meeting, not less than sixty (60) days nor more than ninety (90) days in advance of the date (month and day) of the special meeting, regardless of any postponement or adjournments of that meeting to a later date. Such stockholder notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election as a director: (i) the name, age, business address and residential address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of the corporation's stock which are beneficially owned by such person on the date of such stockholder notice; and (iv) any other information relating to such person that would be required to be disclosed on Schedule 13D pursuant to Regulation 13D-G under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the acquisition of stock, and pursuant to Regulation 14A under the Exchange Act, in connection with the solicitation of proxies with respect to nominees for election as directors, regardless of whether such person is subject to the provisions of such regulations, including, but not limited to, information required to be disclosed by Items 4(b) and 6 of
Schedule 14A of Regulation 14A with the Securities and Exchange Commission; and
(b) as to the stockholder giving the notice: (a) the name and address, as they appear on the corporation's books, of such stockholder and the name and principal business or residential address of any other beneficial stockholders known by such stockholder to support such nominees; and (b) the class and number of shares of the corporation's stock which are beneficially owned by such stockholder on the date of such stockholder notice and the number of shares owned beneficially by any other record or beneficial stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice. At the request of the Corporate Governance and Nominating Committee or the Board, any person nominated by, or at the request of, the Corporate Governance and Nominating Committee or the Board for election as a director shall furnish to the Secretary of the corporation that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee.

     The Corporate Governance and Nominating Committee or the Board may reject any nomination by a stockholder not timely made in accordance with the requirements of this Section 3.4. If the Corporate Governance and Nominating Committee or the Board determines that the information provided in a stockholder's notice does not satisfy the informational requirements of this
Section 3.4 in any material respect, the Secretary of the corporation shall promptly notify such stockholder of the deficiency in the notice. The stockholder may cure the deficiency by providing additional information to the Secretary within such period of time, not less than five days from the date such deficiency notice is given to the stockholder, as the Corporate Governance and Nominating Committee or the Board shall determine. If the deficiency is not cured within such period, or if the Corporate Governance and Nominating Committee or the Board determines that the additional information provided by the stockholder, together with information previously provided, does not satisfy the requirements of this Section 3.4 in any material respect, then the Corporate Governance and Nominating Committee or the Board may reject such stockholder's notice and the proposed nominations shall not be accepted if presented at the stockholder meeting to which the notice relates. The Secretary of the corporation shall notify a stockholder in writing whether his or her nomination has been made in accordance with the time and informational requirements of this
Section 3.4. Notwithstanding the procedure set forth in this Section 3.4, if neither the Corporate Governance and Nominating Committee nor the Board makes a determination as to the validity of any nominations by a stockholder, the presiding officer of the stockholder's meeting shall determine and declare at the meeting whether a nomination was not made in accordance with the terms of this Section 3.4. If the presiding officer determines that a nomination was not made in accordance with the terms of this Section 3.4, he or she shall so declare at the meeting and the defective nomination shall not be accepted.

     Section 3.5 Special Meetings. Special meetings of stockholders for the purpose of taking any action permitted the stockholders by law and the Certificate of Incorporation of this corporation may be called at any time by at least 66 2/3% of directors then in office. Except in special cases where other express provision is made by statute, notice of such special meetings shall be given in the same manner as for annual meetings of stockholders.

     Section 3.6 Voting Lists. The officer having charge of the stock transfer books for shares of the capital stock of the corporation shall make at least ten
(10) days before each meeting of the stockholders a complete list of the stockholders entitled to vote at such meeting, with the address of and the number of shares registered in the name of, each stockholder. Such list shall be subject to inspection by any stockholder, for any purpose germane to the meeting, at any time during the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified in the notice of the meeting, at the place where the meeting is to be held. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder during the whole time of the meeting. The original stock transfer books shall be prima facie evidence as to who are the stockholders entitled to examine such list or transfer books or to vote at any meeting of stockholders.

     Section 3.7 Quorum. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business at a meeting of the stockholders. The stockholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

     Section 3.8 Adjourned Meeting and Notice Thereof. Any stockholders' meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of a majority of the shares present, whether in person or represented by proxy, but in the absence of a quorum no other business may be transacted at such meeting, except as provided in Section 3.7 above. When any stockholders' meeting, either annual or special, is adjourned for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. Except as provided above, it shall not be necessary to give any notice of the adjourned meeting if the time and place thereof are announced at the meeting at which such adjournment is taken.

     Section 3.9 Voting.

          3.9.1 Record Date. Unless a record date for voting purposes is fixed as provided in Section 11.1.1 of these Bylaws then, subject to the provisions of Section 217 of the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law") (relating to voting of shares held by fiduciaries, pledgors and joint owners), only persons in whose names shares entitled to vote stand on the stock records of the corporation at the close of business on the business day next preceding the day on which notice of the meeting is given or, if such notice is waived, at the close of business on the business day next preceding the day on which the meeting of stockholders is held, shall be entitled to vote at such meeting, and such day shall be the record date for such meeting.

          3.9.2 Method; Vote Required. Unless otherwise required by law, voting may be oral or by written ballot; provided, however, that all elections for directors must be by ballot if demanded by a stockholder before such voting begins. Except as provided in Section 3.7 and except with respect to election of directors, the affirmative vote of the majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the stockholders, unless the vote of a greater number or voting by classes is required by the Delaware General Corporation Law or the Certificate of Incorporation or these Bylaws. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

          3.9.3 Voting of Shares by Certain Holders. Shares standing in the name of another corporation may be voted by any officer, agent or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. Shares held by an administrator, executor, guardian or conservator may be voted by him or her, either in person or by proxy, without a transfer of such shares into his or her name. Shares standing in the name of a trustee may be voted by the trustee, either in person or by proxy, but no trustee shall be entitled to vote shares held by him or her without a transfer of such shares into the trustee's name.

          Neither treasury shares of its own stock held by the corporation, nor shares held by another corporation, if a majority of the shares entitled to vote for the election of directors of such other corporation are held directly or indirectly by the corporation, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.

     Section 3.10 Conduct of Meeting. The presiding officer at any meeting of stockholders, either annual or special, shall be the Chairman of the Board or, in his or her absence, the President or, in the absence of both the Chairman of the Board and the President, anyone selected by a majority of the Board. The secretary at such meetings shall be the Secretary of the corporation or, in his or her absence, anyone appointed by the presiding officer.

     Section 3.11 Proxies. At all meetings of the stockholders, every stockholder having the right to vote shall be entitled to vote in person or by proxy appointed by an instrument in writing and complying with the requirements of the Delaware General Corporation Law. No proxy shall be valid after the expiration of three (3) years from the date thereof unless otherwise provided in the proxy. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest in the stock of the corporation or in the corporation generally which is sufficient in law to support an irrevocable power.

     Section 3.12 Inspectors of Election. In advance of any meeting of stockholders, the Board may appoint any persons other than nominees for office as inspectors of election to act at such meeting or any adjournment thereof. If inspectors of election are not so appointed, or if any persons so appointed fail to appear or refuse to act, the presiding officer of any such meeting may, and on the request of any stockholder or a stockholder's proxy shall, make such appointment at the meeting. The number of inspectors shall be either one or three. If appointed at a meeting on the request of one or more stockholders or proxies, the majority of shares represented in person or by proxy shall determine whether one or three inspectors are to be appointed. The duties of such inspectors shall include: (a) determining the number of shares of stock and the voting power of each share, the shares of stock represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of the proxies; (b) receiving votes, ballots or consents; (c) hearing and determining all challenges and questions in any way arising in connection with the right to vote; (d) counting and tabulating all votes or consents; (e) determining the result; and (f) such acts as may be proper to conduct the election or vote with fairness to all stockholders.

                                   ARTICLE IV
                                    DIRECTORS

     Section 4.1 Powers. Subject to any limitations imposed by law, the Certificate of Incorporation and these Bylaws as to actions which shall be authorized or approved by the stockholders, and subject to the duties of directors as prescribed thereby, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board.

     Section 4.2 Number and Qualifications. (a) The exact number of directors shall be fixed from time to time by the Board pursuant to a resolution adopted of not less than 66 2/3 % of the number of directors which immediately prior to such change had been fixed, in the manner prescribed herein, by the Board, subject to the provisions of the Certificate of Incorporation of the corporation.

     (b) Notwithstanding any other provisions of the Certificate of Incorporation of the corporation or these bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, the certificate of incorporation or these bylaws of the corporation), any director or the entire board of directors of the corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of not less than 66 2/3%

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of the outstanding shares of stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at an annual meeting of stockholders or at a meeting of the stockholders called for that purpose.

     Section 4.3 Election and Vacancies. Each class of directors to be elected shall be elected at the annual meeting of the stockholders of the corporation and shall hold office until their successors are elected and qualified or until their earlier death, resignation or removal. Any director may resign at any time upon written notice to the corporation. Thereafter, directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders at which directors of such class are to be elected and until their successors are elected and qualified or until their earlier death, resignation or removal. In the interim between annual meetings of stockholders or of special meetings of stockholders called for the election of directors and/or for the removal of one or more directors and for the filling of any vacancy in that connection, newly created directorships and any vacancies in the board of directors, including vacancies resulting from the removal of directors, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

     Section 4.4 Regular Meetings. The Board shall meet regularly at the time and place designated in a resolution of the Board or by written consent of all members of the Board, whether within or without the State of Delaware, and no notice of such regular meetings need be given to the directors.

     Section 4.5 Organization Meeting. Following each annual meeting of stockholders, the Board shall hold a regular meeting at the place of said annual meeting or at such other place as shall be fixed by the Board, for the purpose of organization, election of officers, and the transaction of other business. Call and notice of such meetings are hereby dispensed with.

     Section 4.6 Special Meetings. Special meetings of the Board may be called by the Chairman of the Board, the President, the Chief Executive Officer, the Secretary, or any two directors. Notice of each such meeting shall be given to each director by the Secretary or by the person or persons calling the meeting. Such notice shall specify the time and place of the meeting, which may be within or without the State of Delaware, and the general nature of the business to be transacted, and no other business may be transacted at the meeting. Such notice shall be deposited in the mail, postage prepaid, at least four (4) days prior to the meeting, directed to the address of the director on the records of the corporation, or delivered in person or by telephone or telegram, telecopy or other means of electronic transmission to the director at least 48 hours before the meeting. Notice of a meeting need not be given to any director who signs a waiver of notice or a consent to holding the meeting, or an approval of the minutes thereof, whether before or after such meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such director. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

     Section 4.7 Quorum; Majority Action. A majority of the authorized number of directors shall constitute a quorum for the transaction of business at any meeting of the Board, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Notice of any adjourned meeting shall be given in the same manner as prescribed in Section 4.6 of these Bylaws. Every act or decision of a majority of the directors present at a meeting at which a quorum is present, made or done at a meeting duly held, shall be valid as the act of the Board, unless a greater number is required by law or the Certificate of Incorporation or these Bylaws.

     Section 4.8 Action Without Meeting. Any action required or permitted to be taken by the Board or a committee of the Board may be taken without a meeting if all members of the Board or a committee of the Board shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board and shall have the same force and effect as a unanimous vote of the Board.

     Section 4.9 Telephonic Meetings. Members of the Board may participate in any regular or special meeting, including meetings of committees of the Board, through use of conference telephone or similar communications equipment, so long as all members participating in such meeting can hear one another. Participation in a meeting pursuant to this section constitutes presence in person at such meeting.

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     Section 4.10 Fees and Compensation. Fees and compensation of directors and members of committees for their services, and reimbursement for expenses, shall be fixed or determined by a resolution of the Board after considering recommendations of the Corporate Governance and Nominating Committee. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, employee, agent or otherwise, and receiving compensation therefor.

     Section 4.11 Removal. A director may be removed only for cause as determined by the affirmative vote of the holders of at least 66 2/3% of the shares then entitled to vote in an election of directors, which vote may only be taken at an annual meeting or a special meeting. Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such director's duty to the corporation and such adjudication is no longer subject to direct appeal.

     Section 4.12 Directors Emeritus/Advisory Directors. The Board of Directors may by resolution appoint directors emeritus or advisory directors who shall have such authority and receive such compensation and reimbursement as the Board of Directors shall provide. Directors emeritus or advisory directors shall not have the authority to participate by vote in the transaction of business.

                                    ARTICLE V
                                    OFFICERS

     Section 5.1 Executive Officers. The executive officers of the corporation shall be the Chairman of the Board, the Chief Executive Officer, the President, each Executive Vice President, the Secretary, the Treasurer, the Chief Financial Officer and any other individual performing functions similar to those performed by the foregoing persons, including any Senior Vice President or Vice President designated by the Board as performing such functions.

     Section 5.2 Election. The officers of the corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 or Section
5.5 of this article shall be chosen annually by the Board. Each officer shall hold his or her office until he or she shall resign or shall be removed or otherwise disqualified to serve, or his or her successor shall be elected and qualified, and shall perform such duties as are prescribed in the Bylaws or as the Board may from time to time determine.

     Section 5.3 Subordinate Officers. The corporation may have, at the discretion of the Board, one or more Senior Vice Presidents, Vice Presidents and Assistant Vice Presidents, one or more Assistant Secretaries, one or more Assistant Financial Officers and such other officers as may be appointed by the Board, or by a committee of the Board to which the authority to appoint subordinate officers has been delegated, each of whom shall hold office for such period, have such authority and perform such duties as the Board or such committee may from time to time determine. Any person may hold more than one office, executive or subordinate.

     Section 5.4 Removal and Resignation. Any officer may be removed, either with or without cause, by the Board, at any regular or special meeting thereof, or by any officer upon whom such power of removal may be conferred by the Board (without prejudice, however, to the rights, if any, of an officer under any contract of employment with the corporation).

     Any officer may resign at any time by giving written notice to the Board or to the President or to the Secretary of the corporation, without prejudice, however, to the rights, if any, of the corporation under any contract to which such officer is a party. Any such resignation shall take effect at the date of the receipt or at any later time specified therein.

     Section 5.5 Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled by the Board for the unexpired portion of the term.

     Section 5.6 Compensation. The Board shall fix the compensation of the chief executive officer of the corporation. The compensation of all of the other officers of the corporation shall be fixed by the Board or by an officer of the corporation to whom the authority to fix compensation has been delegated by the Board.

     Section 5.7 Chairman of the Board. The Chairman of the Board shall, if present, preside at all meetings of the Board and exercise and perform such other powers and duties as may be from time to time assigned to him or her by the Board or prescribed by these Bylaws.

     Section 5.8 Chief Executive Officer. Subject to any powers that may be given by the Board to the Chairman of the Board, the Chief Executive Officer shall be the chief executive officer of the corporation and shall, subject to the control of the Board, have general supervision, direction and control of the business and affairs of the corporation.

     Section 5.9 President. Subject to any powers that may be given by the Board to the Chairman of the Board and to the Chief Executive Officer, the President shall be the chief operating officer of the corporation and shall, subject to the control of the Board, have the general powers and duties of management usually vested in the office of the president of a corporation, and shall have such other powers and duties as the Board shall from time to time prescribe.

     Section 5.10 Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct accounts of the properties and business transactions of the corporation, shall receive and keep all the funds of the corporation and shall pay out corporate funds on the check of the corporation, signed in such manner as shall be authorized by the Board. The Chief Financial Officer shall have such other powers and duties as the Board shall from time to time prescribe.

     Section 5.11 Secretary. The Secretary shall keep, or cause to be kept, minutes of all meetings of the stockholders and Board in a book to be provided for that purpose, and shall attend to the giving and serving of all notices of meetings of stockholders and directors, and any other notices required by law to be given. The Secretary shall be custodian of the corporate seal, if any, and shall affix the seal to all documents and papers requiring such seal. The Secretary shall have such other powers and duties as the Board from time to time shall prescribe.

                                   ARTICLE VI
                                   COMMITTEES

     Section 6.1 Committees of the Board. (1) The Board may designate one or more committees, each consisting of three or more directors of the corporation, with such powers and authority as these Bylaws or the Board, by resolution or by approval of a committee charter, may provide. The Board may designate one member of the committee to act as chair of the committee.

     (2) There shall be a standing Audit Committee and a standing Corporate Governance and Nominating Committee and a standing Compensation Committee, each consisting entirely of directors who are not employees of the corporation and who qualify as independent directors ("Independent Directors") under the standards for Nasdaq National Market issuers or such other exchange or system upon which the Corporation's securities are listed, quoted or traded ("Nasdaq") and any standards of independence as may be prescribed for purpose of any federal securities, tax, banking or other laws relating to the committee's duties and responsibilities. No member of such committee shall be removed except by majority vote of the Independent Directors then in office.

     (3) The Board may, by a resolution adopted by a majority of the authorized number of directors, but shall not be required to, designate an Executive Committee consisting of three or more directors, one of which shall be the Chairman of the Board or the Chief Executive Officer, to serve at the pleasure of the Board. If an Executive Committee is designated, it shall have, to the extent provided in the resolution of the Board or in these Bylaws, all the authority of the Board, except with respect to:

          (a) Amending the Certificate of Incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board as provided in
     Section 151(a) of the Delaware General Corporation Law, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series);

          (b) Adopting an agreement of merger or consolidation under Sections 251 or 252 of the Delaware General Corporation Law;

          (c) Recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets;

          (d) Recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution;

          (e) Amending the Bylaws of the corporation; and

          (f) Unless the resolution, Bylaws, or Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law.

     (4) A committee may by resolution fix the regular meeting date of such committee, and notice of any such regular meeting date shall be dispensed with. Special meetings of a committee may be held at the principal office of the corporation, or at any place which has been designated from time to time by resolution of the committee or by written consent of all members thereof. Committee meetings may be called by the Board, by the Chairman of the Board, by the CEO of the corporation, by the chair of the committee or any two or more members of such committee. Written notice to the members of a committee of the time and place of such special meeting shall be given in the manner provided for the giving of written notice to members of the Board of the time and place of special meetings of the Board. Vacancies in the membership of a committee may be filled by the Board. A majority of the authorized number of members of a committee shall constitute a quorum for the transaction of business; and transactions of any meeting of a committee, however called and noticed, or wherever held, shall be as valid as though at a meeting duly held after regular call and notice, if a quorum is present and if, either before or after the meeting, each of the members not present signs a written waiver of notice or a consent to holding such meeting or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporation's records or made a part of the minutes of the meeting.

                                   ARTICLE VII
                                 INDEMNIFICATION

     Section 7.1 Indemnification.

          7.1.1 Actions, Suits or Proceedings other than by or in the Right of the Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

          7.1.2 Actions or Suits by or in the right of the Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving or has agreed to serve at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys' fees) actually and reasonably incurred by him or her or on his or her behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper.

          7.1.3 Indemnification for Costs, Charges and Expenses of Successful Party. Notwithstanding the other provisions of this Section 7.1, to the extent that a director, officer, employee or agent has been successful, on the merits or otherwise, including, without limitation, to the extent permitted by applicable law, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to in Sections 7.1.1 and 7.1.2, or in defense of any claim, issue or matter therein, he or she shall be indemnified against all costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

          7.1.4 Determination of Right to Indemnification. Any indemnification under Sections 7.1.1 and 7.1.2, (unless ordered by a court) shall be paid by the corporation, if a determination is made (a) by the board of directors by a majority vote of the directors who were not parties to such action, suit or proceeding, or (b) if such majority of disinterested directors so directs, by independent legal counsel in a written opinion, or
     (c) by the stockholders, that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Sections 7.1.1 and 7.1.2.

          7.1.5 Advance of Costs, Charges and Expenses. Expenses (including attorneys' fees) incurred by a person referred to in Sections 7.1.1 and
     7.1.2 in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding; provided, however, that the payment of such costs, charges and expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer) in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the corporation as authorized in this Article VII. Such costs, charges and expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the majority of the directors deems appropriate. The majority of the directors may, in the manner set forth above, and upon approval of such director or officer of the corporation, authorize the corporation's counsel to represent such person, in any action, suit or proceeding, whether or not the corporation is a party to such action, suit or proceeding.

          7.1.6 Procedure for Indemnification. Any indemnification under Sections 7.1.1, 7.1.2 and 7.1.3, or advance of costs, charges and expenses under Section 7.1.5, shall be made promptly, and in any event within 60 days, upon the written request of the director, officer, employee or agent. The right to indemnification or advances as granted by this Article VII shall be enforceable by the director, officer, employee or agent in any court of competent jurisdiction, if the corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 7.1.5, where the required undertaking, if any, has been received by the corporation) that the claimant has not met the standard of conduct set forth in Sections 7.1.1 and 7.1.2, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Sections
     7.1.1 and 7.1.2, nor the fact that there has been an actual determination by the corporation (including its board of directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          7.1.7 Settlement. The corporation shall not be obligated to reimburse the costs of any settlement to which it has not agreed. If in any action, suit or proceeding, including any appeal, within the scope of Sections 7.1.1 and 7.1.2, the person to be indemnified shall have unreasonably failed to enter into a settlement thereof offered or assented to by the opposing party or parties in such action, suit or proceeding, then, notwithstanding any other provision hereof, the indemnification obligation of the corporation to such person in connection with such action, suit or proceeding shall not exceed the total of the amount at which settlement could have been made and the expenses incurred by such person prior to the time such settlement could reasonably have been effected.

     Section 7.2 Subsequent Amendment. No amendment, termination or repeal of this Article VII or of relevant provisions of the Delaware General Corporation Law or any other applicable law shall affect or diminish in any way the rights of any director or officer of the corporation to indemnification under the provisions hereof with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

     Section 7.3 Other Rights; Continuation of Right to Indemnification. The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which a director, officer, employee or agent seeking indemnification may be entitled under any law (common or statutory), agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity while holding office or while employed by or acting as agent for the corporation, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. Nothing contained in this Article VII shall be deemed to prohibit, and the corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth herein. All rights to indemnification under this Article VII shall be deemed to be a contract between the corporation and each director or officer of the corporation who serves or served in such capacity at any time while this Article VII is in effect. The corporation shall not consent to any acquisition, merger, consolidation or other similar transaction unless the successor corporation assumes by operation of law or by agreement the obligations set forth in this Article VII.

     Section 7.4 Insurance. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under this Article VII.

     Section 7.5 Certain Definitions. For purposes of this Article VII:

          (i) references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation

     (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued,

     would have had the power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprises, shall stand in the same position under this Article VII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued;

          (ii) references to "other enterprises" shall include employee benefit plans;

          (iii) references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan;

          (iv) references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and

          (v) a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation, " as referred to in this Article VII.

     Section 7.6 Savings Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director or officer of the corporation as to any costs, charges, expenses (including attorney's fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the full extant permitted by applicable law.

     Section 7.7 Subsequent Legislation. If the Delaware General Corporation Law is amended after the date hereof to further expand the indemnification permitted to directors and officers of the corporation, then the corporation shall indemnify such person to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

                                  ARTICLE VIII
                               RECORDS AND REPORTS

     Section 8.1 Records. The corporation shall maintain adequate and correct books and records of account of its business and properties.

     Section 8.2 Checks and Drafts. All checks, drafts and other orders for payment of money, notes or other evidences of indebtedness, issued in the name of or payable to the corporation, shall be signed or endorsed by such person or persons and in such manner as shall be determined from time to time by resolution of the Board.

     Section 8.3 Execution of Instruments. The Board may authorize any officer or officers or agent or agents to enter into any contract or execute any instrument in the name of and on behalf of the corporation. Such authority may be general or confined to specific instances. Unless so authorized by the Board, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement, or to pledge its credit, or to render it liable for any purpose or for any amount.

     Section 8.4 Fiscal Year. The fiscal year of the corporation shall be a December 31 fiscal year.

     Section 8.5 Annual Audit. The corporation shall be subject to an annual audit as of the end of its fiscal year by independent accountants appointed by, and responsible to, the Board.

                                   ARTICLE IX
                               DIVIDENDS ON STOCK

     Section 9.1 Dividends on Stock. Subject to applicable law, the Certificate of Incorporation and these Bylaws, the Board may, from time to time, declare, and the corporation may pay, dividends on the outstanding shares of capital stock of the corporation.

                                    ARTICLE X
                                  CERTIFICATES

     Section 10.1 Issuance. The corporation, as authorized by the Board, may issue any and all forms of certificates of stock not inconsistent with law.

     Section 10.2 Certificates for Shares. Every holder of shares of the stock of the corporation or shares of any other class or series of stock that may be validly authorized and issued by the corporation shall be entitled to have a certificate signed in the name of the corporation by the Chairman of the Board or the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, certifying the number of shares and the class or series of shares owned by the stockholder. Any of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

     Section 10.3 Statements on Certificates. Any certificates for shares of stock shall contain such legend or other statement as may be required by law or applicable rule or regulation, by these Bylaws or by any agreements between the corporation and the issue thereof.

     Section 10.4 Lost or Destroyed Certificates. In case any certificate for stock or other security issued by this corporation is lost or destroyed, the Board may authorize the issuance of a new certificate or instrument therefor, on such terms and conditions as it may determine, after proof of such loss or destruction satisfactory to the Board. The Board may require a bond or other security in an adequate amount as indemnity for any such certificate or instrument when, in the Board's judgment, it is proper to do so.

     Section 10.5 Transfer. Stock of the corporation shall be transferable on the books of the corporation by the person named in the certificate, or by the person entitled thereto, on surrender of the certificate for cancellation, accompanied by proper evidence of succession, assignment or authority to transfer. The corporation shall be entitled to treat the holder of record of any stock certificate as owner thereof, and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such stock on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware.

                                   ARTICLE XI
                                  MISCELLANEOUS

     Section 11.1 Record Date.

          11.1.1 Stockholders Meetings. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or adjournment thereof, the Board may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

          11.1.2 Other Actions. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, the Board may fix, in advance, a record date, which shall not be more than sixty (60) days prior to such action.

          11.1.3 Subsequent Transfers and Closing Transfer Books. When a record date is fixed, only stockholders of record at the close of business on that date are entitled to notice and to vote or to receive the dividend, distribution or allotment of rights or to exercise the rights, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after the record date, except as otherwise provided in the Certificate of Incorporation or by agreement or in the Delaware General Corporation Law. The Board may close the books of the corporation against transfers of shares during the whole, or any part, of any such period.

     Section 11.2 Inspection of Corporate Records.

          11.2.1 By Stockholders. Any stockholder, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours of business to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person's interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder.

          11.2.2 By Directors. Each director shall have the right at any reasonable time to inspect all books, records, documents of every kind, and the physical properties of the corporation. The inspection may be made in person or by agent or attorney, and the right of inspection includes the right to make extracts and copies thereof.

     Section 11.3 Corporate Seal. The corporate seal of the corporation, if any, shall be in such form as the Board shall prescribe.

                                   ARTICLE XII
                               AMENDMENT OF BYLAWS

     Section 12.1 Amendment of Bylaws. These Bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least 66 2/3% of the total votes eligible to be cast at a legal meeting of the stockholders or by a resolution adopted by a majority of the directors then in office.

                                    EXHIBIT C

            DIRECTORS AND EXECUTIVE OFFICERS OF SURVIVING CORPORATION

     From and after the Effective Time of the Merger contemplated per the agreement entered into as of June 30, 2006, among UNIONBANCORP, INC., a Delaware corporation ("UNION"), CENTRUE FINANCIAL CORPORATION, a Delaware corporation ("CENTRUE"), the directors and executive officers of the Surviving Corporation and the Subsidiary Bank, including committee chairmen, shall be as follows:

DIRECTORS:
Class III Directors   (2007)   Dennis J. McDonnell*   Thomas A. Daiber
                               Scott Sullivan         Mark L. Smith

Class I Directors     (2008)   Richard J. Berry       Randall E. Ganim
                               Walter E. Breipohl

Class II Directors    (2009)   John Shinkle           Michael A. Griffith
                                                      Michael J. Hejna

*    Chairman

BOARD COMMITTEE CHAIRS:

EXECUTIVE/COMPENSATION COMMITTEE: Michael A. Griffith, Chairman

GOVERNANCE AND NOMINATING COMMITTEE: Dennis J. McDonnell, Chairman

AUDIT COMMITTEE: Mark L. Smith, Chairman

EXECUTIVE OFFICERS:
Dennis J. McDonnell   Chairman of the Board
Thomas A. Daiber      President and CEO
Scott A. Yeoman       COO
Kurt R. Stevenson     Senior Executive Vice President and CFO

                                    EXHIBIT D

                        FORM OF CENTRUE VOTING AGREEMENT

     THIS VOTING AGREEMENT (this "AGREEMENT") is entered into as of June 30, 2006, among UNIONBANCORP, INC., a Delaware corporation ("UNION"), CENTRUE FINANCIAL CORPORATION, a Delaware corporation ("CENTRUE"), and each of the undersigned stockholders of Centrue (collectively referred to in this Agreement as the "PRINCIPAL STOCKHOLDERS," and individually as a "PRINCIPAL STOCKHOLDER.")

                                    RECITALS

     A. As of the date hereof, each Principal Stockholder is the owner of the number of shares of Centrue's common stock, $0.01 par value per share ("CENTRUE COMMON STOCK"), as is set forth opposite such Principal Stockholder's name on the signature page attached hereto and such total number of shares represents approximately the percentage of the issued and outstanding shares of Centrue's voting stock that is also set forth thereon opposite such Principal Stockholder's name.

     B. Centrue and Union are contemplating a reorganization through the merger (the "MERGER") of Centrue with and into Union pursuant to an Agreement and Plan of Merger dated of even date herewith (the "MERGER AGREEMENT").

     C. Union is unwilling to expend the substantial time, effort and expense necessary to implement the Merger, including applying for and obtaining necessary approvals of regulatory authorities, unless all of the Principal Stockholders, which consist as a group of the directors of Centrue and Centrue Bank who are holders of Centrue Common Stock, enter into this Agreement.

     D. Each Principal Stockholder believes it is in his or her best interest as well as the best interest of Centrue to consummate the Merger.

                                   AGREEMENTS

     In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, and as an inducement to Union to enter into the Merger Agreement and to incur the expenses associated with the Merger, the parties hereto, intending to be legally bound, hereby agree as follows:

     SECTION 1. DEFINITIONS; CONSTRUCTION. All terms that are capitalized and used herein (and are not otherwise specifically defined herein) shall be used in this Agreement as defined in the Merger Agreement. The parties hereby incorporate by this reference the principles of construction set forth in
Section 1.2 of the Merger Agreement.

     SECTION 2. REPRESENTATIONS AND WARRANTIES. Each Principal Stockholder represents and warrants that as of the date hereof, he or she:

          (A) owns beneficially and of record the number of shares of Centrue Common Stock as is set forth opposite such Principal Stockholder's name on the signature page attached hereto, all of which shares are free and clear of all liens, pledges, security interests, claims, encumbrances, options, voting agreements, proxies, agreements to sell and commitments of every kind (collectively, "ENCUMBRANCES");

          (B) has the sole, or joint with any other Principal Stockholder, voting power with respect to such shares of Centrue Common Stock, and that, except for any Centrue Stock Options or Centrue Common Stock held under any Centrue Employee Benefit Plan, he or she does not own or hold any rights to acquire any additional shares of Centrue's capital stock or any interest therein or any voting rights with respect to any additional shares; and

          (C) has all necessary power and authority to enter into this Agreement and further represents and warrants that this Agreement is the legal, valid and binding agreement of such Principal Stockholder, and is enforceable against such Principal Stockholder in accordance with its terms.

     SECTION 3. VOTING AGREEMENT. Each Principal Stockholder hereby agrees that at any meeting of Centrue's stockholders however called, and in any action by written consent of Centrue's stockholders, such Principal Stockholder shall vote all shares of Centrue Common Stock now or at any time hereafter owned or controlled by him or her:

          (A) in favor of the Merger and the other Contemplated Transactions as described in the Merger Agreement, and any action or agreement that would reasonably be expected to facilitate the Contemplated Transactions;

          (B) against any acquisition of any capital stock of Centrue or Centrue Bank through purchase, merger, consolidation or otherwise, or the acquisition by any method of a substantial portion of the assets of Centrue or Centrue Bank, in any such case by any party other than Union or its Subsidiaries (an "ACQUISITION TRANSACTION");

          (C) against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of Centrue under the Merger Agreement; and

          (D) against any action or agreement that would reasonably be expected to impede or interfere with the Contemplated Transactions, including any: (i) change in Centrue's board of directors; (ii) change in Centrue's present capitalization; or (iii) other material change in Centrue's corporate structure or business, in each such case except as expressly contemplated by the Merger Agreement or otherwise agreed to in writing by Union.

     SECTION 4. ADDITIONAL COVENANTS. Except as required by law, each Principal Stockholder agrees that he or she will:

          (A) not, and will not permit any of his or her Affiliates, prior to the Effective Time to sell, assign, transfer or otherwise dispose of, create an Encumbrance with respect to, or permit to be sold, assigned, transferred or otherwise disposed of, any Centrue Common Stock owned of record or beneficially by such Principal Stockholder, whether such shares of Centrue

Common Stock are owned of record or beneficially by such Principal Stockholder on the date of this Agreement or are subsequently acquired by any method, except: (i) for transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (ii) with the prior written consent of Union (which consent shall not be unreasonably withheld), for any sales, assignments, transfers or other dispositions necessitated by hardship; or (iii) as Union may otherwise agree in writing;

          (B) not, and will not permit any of his or her Affiliates, directly or indirectly (including through its Representatives), to initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to an Acquisition Transaction, or provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Transaction or agree to or otherwise assist in the effectuation of any Acquisition Transaction;

          (C) not vote or execute any written consent to rescind or amend in any manner any prior vote or written consent to approve or adopt the Merger Agreement or any of the other Contemplated Transactions;

          (D) at Union's request, use his or her best efforts to cause any necessary meeting of Centrue's stockholders to be duly called and held, or any necessary consent of stockholders to be obtained, for the purpose of approving or adopting the Merger Agreement and the other Contemplated Transactions;

          (E) cause any of his or her Affiliates to cooperate fully with Union in connection with the Merger Agreement and the Contemplated Transactions; and

          (F) execute and deliver such additional instruments and documents and take such further action as may be reasonably necessary to effectuate and comply with his or her respective obligations under this Agreement.

     SECTION 5. TERMINATION. Notwithstanding any other provision of this Agreement, this Agreement shall automatically terminate on the earlier of: (i) the date of termination of the Merger Agreement as set forth in Article 11 thereof, as such termination provisions may be amended by Centrue and Union from time to time; or (ii) the Effective Time.

     SECTION 6. REMEDIES. Each Principal Stockholder understands and acknowledges that if he or she should breach any of his or her covenants contained in this Agreement, the damage to Union would be indeterminable in view of the inability to measure the ultimate value and benefit to Union resulting from its contemplated combination with Centrue, and that Union therefore would not have an adequate remedy at law to compensate Union for any such breach. Each Principal Stockholder agrees that in addition to any other remedy available to Union at law or in equity, Union shall be entitled to specific performance of this Agreement by such Principal Stockholder upon application to any court having jurisdiction over the parties. Accordingly, each Principal Stockholder:
(a) irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law that might be asserted as a bar to specific performance, injunctive relief or other equitable relief; and (b) agrees to the granting of injunctive relief without the posting of any bond and further agrees that if any bond shall be required, such bond shall be in a nominal amount.

     SECTION 7. AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by Centrue, Union and all of the Principal Stockholders.

     SECTION 8. ENTIRE AGREEMENT. This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and written agreements related thereto. Except for the Merger Agreement, this Agreement supersedes any agreements among any of Centrue, its stockholders or Union concerning the acquisition, disposition or control of any Centrue Common Stock.

     SECTION 9. ABSENCE OF CONTROL. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Union nor Centrue by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, any other party and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of any such other party. Pursuant to Section 2.11 in the Merger Agreement, nothing contained herein shall be deemed to grant Union an ownership interest in any shares of Centrue Common Stock.

     SECTION 10. INFORMED ACTION. Each Principal Stockholder acknowledges that he or she has had an opportunity to be advised by counsel of his or her choosing with regard to this Agreement and the transactions and consequences contemplated hereby. Each Principal Stockholder further acknowledges that he or she has received a copy of the Merger Agreement and is familiar with its terms.

     SECTION 11. SEVERABILITY. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

     SECTION 12. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

     SECTION 13. GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to agreements made and wholly to be performed in such state without regard to conflicts of laws.

     SECTION 14. JURISDICTION AND SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought only in the courts of the State of Illinois, County of LaSalle or, if it has or can acquire jurisdiction, in the United States District Court serving the County of LaSalle, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     SECTION 15. SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Centrue and Union, and their successors and permitted assigns, and the Principal Stockholders and their respective spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of any Principal Stockholder. This Agreement may not be assigned by any party.

     SECTION 16. DIRECTORS. The parties hereto acknowledge that each Principal Stockholder is entering into this agreement solely in his or her capacity as a Centrue stockholder and, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require any Principal Stockholder, in his or her capacity as a director of Centrue or a director of Centrue Bank, to act or fail to act in accordance with his or her fiduciary duties in such director capacity. Furthermore, no Principal Stockholder makes any agreement or understanding herein in his or her capacity as a director of Centrue. For the avoidance of doubt, nothing in this SECTION 16 shall in any way limit, modify or abrogate any of the obligations of the Principal Stockholders hereunder to vote the shares owned by him or her in accordance with the terms of the Agreement and not to transfer any shares except as permitted by this Agreement.

                      [THIS SPACE LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

CENTRUE FINANCIAL CORPORATION           UNIONBANCORP, INC.


By:                                     By:
    ---------------------------------       ------------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------

                 [SIGNATURE PAGE OF VOTING AGREEMENT CONTINUED]

PRINCIPAL STOCKHOLDERS                  SHARES OWNED(1)   PERCENTAGE OWNERSHIP
----------------------                  ---------------   --------------------

                                             50,235               2.25%
-------------------------------------
Signature

Thomas A. Daiber
Printed Name

                                             11,000               0.49%
-------------------------------------
Signature

Randall E. Ganim
Printed Name

                                             67,000               3.00%
-------------------------------------
Signature

Michael A. Griffith
Printed Name

                                             25,792               1.16%
-------------------------------------
Signature

Michael J. Hejna
Printed Name

                                             26,700               1.20%
-------------------------------------
Signature

Mark L. Smith
Printed Name

----------
(1)  Includes shares subject to options that are presently exerciseable.

                                    EXHIBIT E

                         FORM OF UNION VOTING AGREEMENT

     THIS VOTING AGREEMENT (this "AGREEMENT") is entered into as of June 30, 2006, among UNIONBANCORP, INC., a Delaware corporation ("UNION"), CENTRUE FINANCIAL CORPORATION, a Delaware corporation ("CENTRUE"), and each of the undersigned stockholders of Union (collectively referred to in this Agreement as the "PRINCIPAL STOCKHOLDERS," and individually as a "PRINCIPAL STOCKHOLDER.")

                                    RECITALS

     A. As of the date hereof, each Principal Stockholder is the owner of the number of shares of Union common stock, $1.00 par value per share ("UNION COMMON STOCK"), as is set forth opposite such Principal Stockholder's name on the signature page attached hereto and such total number of shares represents approximately the percentage of the issued and outstanding shares of Union's voting stock that is also set forth thereon opposite such Principal Stockholder's name.

     B. Centrue and Union are contemplating a reorganization through the merger (the "MERGER") of Centrue with and into Union pursuant to an Agreement and Plan of Merger dated of even date herewith (the "MERGER AGREEMENT").

     C. Centrue is unwilling to expend the substantial time, effort and expense necessary to implement the Merger, including applying for and obtaining necessary approvals of regulatory authorities, unless all of the Principal Stockholders, which consist as a group of the directors of Union and UnionBank who are holders of Union Common Stock, enter into this Agreement.

     D. Each Principal Stockholder believes it is in his or her best interest as well as the best interest of Union to consummate the Merger.

                                   AGREEMENTS

     In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, and as an inducement to Centrue to enter into the Merger Agreement and to incur the expenses associated with the Merger, the parties hereto, intending to be legally bound, hereby agree as follows:

     SECTION 1. DEFINITIONS; CONSTRUCTION. All terms that are capitalized and used herein (and are not otherwise specifically defined herein) shall be used in this Agreement as defined in the Merger Agreement. The parties hereby incorporate by this reference the principles of construction set forth in
Section 1.2 of the Merger Agreement.

     SECTION 2. REPRESENTATIONS AND WARRANTIES. Each Principal Stockholder represents and warrants that as of the date hereof, he or she:

          (A) owns beneficially and of record the number of shares of Union Common Stock as is set forth opposite such Principal Stockholder's name on the signature page attached hereto, all of which shares are, except as set forth on
Schedule 1 to this Agreement, free and clear of all liens, pledges, security interests, claims, encumbrances, options, voting agreements, proxies, agreements to sell and commitments of every kind (collectively, "ENCUMBRANCES");

          (B) has the sole, or joint with any other Principal Stockholder, voting power with respect to such shares of Union Common Stock, and that, except for any Union Stock Options or Union Common Stock held under any Union Employee Benefit Plan, he or she does not own or hold any rights to acquire any additional shares of Union's capital stock or any interest therein or any voting rights with respect to any additional shares; and

          (C) has all necessary power and authority to enter into this Agreement and further represents and warrants that this Agreement is the legal, valid and binding agreement of such Principal Stockholder, and is enforceable against such Principal Stockholder in accordance with its terms.

          SECTION 3. VOTING AGREEMENT. Each Principal Stockholder hereby agrees that at any meeting of Union's stockholders however called, and in any action by written consent of Union's stockholders, such Principal Stockholder shall vote all shares of Union Common Stock now or at any time hereafter owned or controlled by him or her:

          (A) in favor of the Merger and the other Contemplated Transactions as described in the Merger Agreement, and any action or agreement that would reasonably be expected to facilitate the Contemplated Transactions;

          (B) against any acquisition of any capital stock of Union or UnionBank through purchase, merger, consolidation or otherwise, or the acquisition by any method of a substantial portion of the assets of Union or UnionBank, in any such case by any party other than Centrue or its Subsidiaries (an "ACQUISITION TRANSACTION");

          (C) against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of Union under the Merger Agreement; and

          (D) against any action or agreement that would reasonably be expected to impede or interfere with the Contemplated Transactions, including any: (i) change in Union's board of directors; (ii) change in Union's present capitalization; or (iii) other material change in Union's corporate structure or business, in each such case except as expressly contemplated by the Merger Agreement or otherwise agreed to in writing by Centrue.

     SECTION 4. ADDITIONAL COVENANTS. Except as required by law, each Principal Stockholder agrees that he or she will:

          (A) not, and will not permit any of his or her Affiliates, prior to the Effective Time to sell, assign, transfer or otherwise dispose of, create an Encumbrance with respect to, or permit to be sold, assigned, transferred or otherwise disposed of, any Union Common Stock owned of record or beneficially by such Principal Stockholder, whether such shares of Union

Common Stock are owned of record or beneficially by such Principal Stockholder on the date of this Agreement or are subsequently acquired by any method, except: (i) for transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (ii) with the prior written consent of Centrue (which consent shall not be unreasonably withheld), for any sales, assignments, transfers or other dispositions necessitated by hardship; or (iii) as Centrue may otherwise agree in writing;

          (B) not, and will not permit any of his or her Affiliates, directly or indirectly (including through its Representatives), to initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to an Acquisition Transaction, or provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Transaction or agree to or otherwise assist in the effectuation of any Acquisition Transaction;

          (C) not vote or execute any written consent to rescind or amend in any manner any prior vote or written consent to approve or adopt the Merger Agreement or any of the other Contemplated Transactions;

          (D) at Centrue's request, use his or her best efforts to cause any necessary meeting of Union's stockholders to be duly called and held, or any necessary consent of stockholders to be obtained, for the purpose of approving or adopting the Merger Agreement and the other Contemplated Transactions;

          (E) cause any of his or her Affiliates to cooperate fully with Centrue in connection with the Merger Agreement and the Contemplated Transactions; and

          (F) execute and deliver such additional instruments and documents and take such further action as may be reasonably necessary to effectuate and comply with his or her respective obligations under this Agreement.

     SECTION 5. TERMINATION. Notwithstanding any other provision of this Agreement, this Agreement shall automatically terminate on the earlier of: (i) the date of termination of the Merger Agreement as set forth in Article 11 thereof, as such termination provisions may be amended by Centrue and Union from time to time; or (ii) the Effective Time.

     SECTION 6. REMEDIES. Each Principal Stockholder understands and acknowledges that if he or she should breach any of his or her covenants contained in this Agreement, the damage to Centrue would be indeterminable in view of the inability to measure the ultimate value and benefit to Centrue resulting from its contemplated combination with Union, and that Centrue therefore would not have an adequate remedy at law to compensate Centrue for any such breach. Each Principal Stockholder agrees that in addition to any other remedy available to Centrue at law or in equity, Centrue shall be entitled to specific performance of this Agreement by such Principal Stockholder upon application to any court having jurisdiction over the parties. Accordingly, each Principal Stockholder: (a) irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law that might be asserted as a bar to specific performance, injunctive relief or other equitable relief; and (b) agrees to the granting of injunctive relief without the posting of any bond and further agrees that if any bond shall be required, such bond shall be in a nominal amount.

     SECTION 7. AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by Centrue, Union and all of the Principal Stockholders.

     SECTION 8. ENTIRE AGREEMENT. This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and written agreements related thereto. Except for the Merger Agreement, this Agreement supersedes any agreements among any of Union, its stockholders or Centrue concerning the acquisition, disposition or control of any Union Common Stock.

     SECTION 9. ABSENCE OF CONTROL. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Union nor Centrue by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, any other party and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of any such other party. Pursuant to Section 2.11 in the Merger Agreement, nothing contained herein shall be deemed to grant Centrue an ownership interest in any shares of Union Common Stock.

     SECTION 10. INFORMED ACTION. Each Principal Stockholder acknowledges that he or she has had an opportunity to be advised by counsel of his or her choosing with regard to this Agreement and the transactions and consequences contemplated hereby. Each Principal Stockholder further acknowledges that he or she has received a copy of the Merger Agreement and is familiar with its terms.

     SECTION 11. SEVERABILITY. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

     SECTION 12. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

     SECTION 13. GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to agreements made and wholly to be performed in such state without regard to conflicts of laws.

     SECTION 14. JURISDICTION AND SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought only in the courts of the State of Illinois, County of LaSalle or, if it has or can acquire jurisdiction, in the United States District Court serving the County of LaSalle, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     SECTION 15. SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Centrue and Union, and their successors and permitted assigns, and the Principal Stockholders and their respective spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of any Principal Stockholder. This Agreement may not be assigned by any party.

     SECTION 16. DIRECTORS. The parties hereto acknowledge that each Principal Stockholder is entering into this agreement solely in his or her capacity as a Union stockholder and, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require any Principal Stockholder, in his or her capacity as a director of Union or a director of UnionBank, as applicable, to act or fail to act in accordance with his or her fiduciary duties in such director capacity. Furthermore, no Principal Stockholder makes any agreement or understanding herein in his or her capacity, if any, as a director of Union or UnionBank. For the avoidance of doubt, nothing in this SECTION 16 shall in any way limit, modify or abrogate any of the obligations of the Principal Stockholders hereunder to vote the shares owned by him or her in accordance with the terms of the Agreement and not to transfer any shares except as permitted by this Agreement.

                      [THIS SPACE LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

CENTRUE FINANCIAL CORPORATION           UNIONBANCORP, INC.


By:                                     By:
    ---------------------------------       ------------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------

                 [SIGNATURE PAGE OF VOTING AGREEMENT CONTINUED]

                                                             PERCENTAGE
PRINCIPAL STOCKHOLDERS                    SHARES OWNED        OWNERSHIP
----------------------------------   ---------------------   ----------

                                             29,529              .789%
----------------------------------
Signature

Richard J. Berry
Printed Name

                                             17,829              .476%
----------------------------------
Signature

Walter E. Breipohl
Printed Name

                                               2,984            .0080%
----------------------------------
Signature

Robert J. Doty
Printed Name

                                            653,158*           17.451%
----------------------------------
Signature

                                        *includes 86,070
Dennis J. McDonnell                  preferred convertible
Printed Name                                 shares

                                             12,300              .329%
----------------------------------
Signature

I.J. Reinhardt, Jr.
Printed Name

                                                             PERCENTAGE
PRINCIPAL STOCKHOLDERS                    SHARES OWNED        OWNERSHIP
----------------------------------   ---------------------   ----------

                                              7,040              .188%
----------------------------------
Signature

John A. Shinkle
Printed Name

                                             12,968              .346%
----------------------------------
Signature

Scott C. Sullivan
Printed Name

                                             22,464              .600%
----------------------------------
Signature

John A. Trainor
Printed Name

                                             3,300               .088%
----------------------------------
Signature

Scott A. Yeoman
Printed Name

Total                                       761,572            20.348%

                                   SCHEDULE 1

                                     PLEDGES

        NAME                               PLEDGE INFORMATION
        ----                               ------------------
Richard J. Berry       None are pledged.

Walter E. Breipohl     None are pledged.

Robert J. Doty         None are pledged.

Dennis J. McDonnell    142,100 shares are pledged in a margin account at Morgan
                       Stanley-Dennis J. McDonnell Trust Account;

                       40,000 shares are pledged in a margin account at Wachovia-Dennis J. and Kathleen McDonnell

I. J. Reinhardt, Jr.   None are pledged.

John A. Shinkle        4,220 shares are pledged in a margin account at Stifel
                       Nicolaus

Scott A. Sullivan      None are pledged.

John A. Trainor        None are pledged.

Scott A. Yeoman        All shares are pledged in a margin account at eTrade.

                                   EXHIBIT F-1

                                THOMAS A. DAIBER
                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "AGREEMENT"), is made and entered into as of June 30, 2006 by and between UNIONBANCORP, INC., a Delaware corporation (the "EMPLOYER"), and THOMAS A. DAIBER (the "EXECUTIVE"), and shall be effective immediately upon the consummation of the merger contemplated by the Agreement and Plan of Merger (the "MERGER AGREEMENT") between the Employer and Centrue Financial Corporation ("CENTRUE") dated June 30, 2006 (the "EFFECTIVE DATE").

                                    RECITALS

     A. The Executive serves as an officer of Centrue, and its wholly-owned subsidiary, Centrue Bank, pursuant to the terms of an employment agreement dated December 31, 2004 (the "CENTRUE AGREEMENT").

     B. The Employer desires to employ the Executive as President and Chief Executive Officer of Employer and as Chief Executive Officer of UnionBank (the "BANK"), a wholly-owned subsidiary of the Employer, and the Executive desires to be employed in such positions.

     C. The Employer and the Executive have made commitments to each other on a variety of important issues concerning the Executive's employment, including the performance that will be expected of the Executive, the compensation the Executive will be paid, how long and under what circumstances the Executive will remain employed and the financial details relating to any decision that either the Employer or the Executive might ever make to terminate this Agreement.

     D. The Employer and the Executive desire to enter into this Agreement as of the Effective Date and as of such date this Agreement shall supersede all terms of any other employment or severance agreement, with Centrue or Employer, providing for benefits similar in nature to those contained herein (a "PRIOR AGREEMENT").

     E. The Employer recognizes that circumstances may arise in which a future change of control of the Employer through acquisition or otherwise may occur thereby causing uncertainty of employment without regard to the competence or past contributions of the Executive, which uncertainty may result in the loss of valuable services of the Executive and the Employer and the Employer wishes to provide reasonable security to the Executive against changes in the employment relationship in the event of any such change of control.

     NOW, THEREFORE, in consideration of the premises and of the covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Executive agree as follows:

                                    AGREEMENT

     SECTION 1. TERM WITH AUTOMATIC RENEWAL PROVISIONS. The term of this Agreement and the Executive's employment hereunder shall be for a term of three
(3) years commencing on the Effective Date, and shall automatically be extended for one (1) additional day on the second anniversary of the Effective Date and on each day thereafter, unless and until either party to this Agreement provides written notice of non-renewal to the other party.

     SECTION 2. POSITION AND DUTIES. The Employer hereby employs the Executive as set forth above or in such other senior executive capacity or capacities as shall be mutually agreed between the Employer and the Executive. During the period of the Executive's employment hereunder, the Executive shall devote his best efforts and full business time, energy, skills and attention to the business and affairs of the Employer, the Bank, and the other direct and indirect subsidiaries of the Employer (together with the Bank, the "SUBSIDIARIES" or a "SUBSIDIARY"). The Executive's duties and authority shall consist of and include all duties and authority customarily performed and held by persons holding equivalent positions with business organizations similar in nature and size to the Employer, as such duties and authority are reasonably defined, modified and delegated from time to time by the Board of Directors of the Employer to which the Executive shall report during the term of this Agreement (the "BOARD"). The Executive shall have the powers necessary to perform the duties assigned to him and shall be provided such supporting services, staff, secretarial and other assistance, office space and accoutrements as shall be reasonably necessary and appropriate in the light of such assigned duties.

     SECTION 3. COMPENSATION. As compensation for the services to be provided by the Executive hereunder, the Executive shall receive the following compensation, expense reimbursement and other benefits:

          (A) BASE COMPENSATION. The Executive shall receive an aggregate annual minimum Base Salary of Two hundred ninety thousand dollars ($290,000) payable in installments in accordance with the regular payroll schedule of the Bank ("BASE SALARY"). Such Base Salary shall be subject to review annually commencing in 2007 and shall be maintained or increased during the term of this Agreement in accordance with the Employer's established management compensation policies and plans.

          (B) PERFORMANCE BONUS. The Executive shall be eligible to receive an annual performance bonus, payable within sixty (60) days after the end of the fiscal year of the Employer, in an amount not to exceed fifty percent (50%) of the Executive's Base Salary for the applicable year. The amount, if any, shall be determined by the Board, or the appropriate committee thereof, and shall generally be based on a combination of organization-wide and individual performance criteria.

          (C) REIMBURSEMENT OF EXPENSES. The Executive shall be reimbursed, upon submission of appropriate vouchers and supporting documentation, for all travel, entertainment and other out-of-pocket expenses reasonably and necessarily incurred by the Executive in the performance of his duties hereunder and shall be entitled to attend seminars, conferences and


                                     F-1-2
meetings relating to the business of the Employer consistent with the Employer's or the Bank's established policies in that regard.

          (D) OTHER BENEFITS. The Executive shall be entitled to all benefits specifically established for him and, when and to the extent he is eligible therefor, to participate in all plans and benefits generally accorded to senior executives of the Employer and the Bank, including, but not limited to, pension, profit-sharing, supplemental retirement, incentive compensation, bonus, disability income, group life medical and hospitalization insurance, and similar or comparable plans, and also to perquisites extended to similarly situated senior executives, provided, however, that such plans, benefits and perquisites shall be no less than those made available to all other employees of the Employer and the Bank.

          (E) VACATIONS. The Executive shall be entitled to annual paid time off ("PTO") which shall accrue each calendar year and which shall be taken at a time or times mutually agreeable to the Employer and the Executive; provided, however, that the Executive shall be entitled to at least twenty three (23) PTO days annually.

          (F) WITHHOLDING. The Employer shall be entitled to withhold from amounts payable to the Executive hereunder, any federal, state or local withholding or other taxes which it is from time to time required to withhold. The Employer shall be entitled to rely upon the opinion of its legal counsel with regard to any question concerning the amount or requirement of any such withholding.

          (G) STOCK AWARDS. Effective July 7, 2006, Centrue shall grant to the Executive an option to purchase Ten Thousand Four Hundred Seventeen (10,417) shares of Centrue's common stock (the "OPTION"). One fifth (1/5) of the Option shall vest upon the first anniversary of the Effective Date and one fifth (1/5) shall vest on each anniversary thereafter, until fully vested on the fifth (5th) anniversary. Notwithstanding any provision of the Centrue's stock plan ("STOCK PLAN") to the contrary, the Option award agreement will specifically provide that the award will not fully vest upon the consummation of the transactions provided for in the Merger Agreement. The Option award shall provide that it shall fully vest upon a subsequent Change in Control (as defined in the Stock
Plan), death, disability, termination of the Executive without Cause or by the Executive due to a Constructive Discharge (with the terms Cause and Constructive Discharge as defined herein). The Option will expire, to the extent not exercised, as of the seventh (7th) anniversary of the Effective Date. The exercise price of the Option shall be based on the fair market value of Centrue's common stock on the date of grant.

          (H) RELOCATION AND TEMPORARY HOUSING. In connection with the Executive's relocation to the Chicago metropolitan area, the Employer will advance and/or reimburse the Executive for reasonable household packing, moving, storage, related insurance and other costs of the move (including the sales commission cost incurred in the sale of his current residence), plus an amount equal to the federal income tax applicable to the amount of such reimbursement (at an assumed tax rate of 35%), provided that (i) such relocation occurs not later than the second (2nd) anniversary of the Effective Date; and (ii) the aggregate of the amounts to be reimbursed and the tax-related payment with respect thereto shall not exceed Seventy Five thousand dollars ($75,000), except to the extent a greater amount may be approved


                                     F-1-3
by the Board. The Employer shall provide the Executive with temporary housing in the Chicago metropolitan area for up to six (6) months.

     SECTION 4. CONFIDENTIALITY AND LOYALTY. The Executive acknowledges that during the course of his employment he may produce and have access to material, records, data, trade secrets and information not generally available to the public regarding the Employer and its Subsidiaries (collectively, "CONFIDENTIAL INFORMATION"). Accordingly, during the Term and during the Restricted Period (defined below), the Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Employer, required by a law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with the performance by the Executive of his duties hereunder. All records, files, documents and other materials or copies thereof relating to the business of the Employer and its Subsidiaries which the Executive shall prepare or use, shall be and remain the sole property of the Employer, shall not be removed from the premises of the Employer or its Subsidiaries, as the case may be, without the written consent of the Employer's Chairman of the Board, except as reasonably necessary or appropriate in connection with the performance by the Executive of his duties hereunder, and shall be promptly returned to the Employer upon termination of the Executive's employment hereunder. The Executive agrees to abide by the reasonable policies of the Employer, as in effect from time to time, respecting avoidance of interests conflicting with those of the Employer and its Subsidiaries.

     SECTION 5. TERMINATION.

          (A) TERMINATION WITHOUT CAUSE. Either the Employer or the Executive may terminate this Agreement and the Executive's employment hereunder for any reason by delivering written notice of termination to the other party no less than thirty (30) days before the effective date of termination, which date will be specified in the notice of termination.

          (B) VOLUNTARY TERMINATION BY THE EXECUTIVE. If the Executive voluntarily terminates his employment under this Agreement other than pursuant to Section 5(d) (Constructive Discharge) or Section 5(h) (Termination Upon Change of Control), then the Employer shall only be required to pay the Executive such Base Salary as shall have accrued through the effective date of such termination plus the amount of any expense reimbursements for expenses incurred prior to the effective date of such termination, provided that Executive shall have submitted all reimbursement requests within ten (10) business days of the effective date of such termination, and none of the Employer or any of its Subsidiaries shall have any further obligations to the Executive.

          (C) PREMATURE TERMINATION.

               (i) In the event of the termination of this Agreement by the Employer prior to the last day of the then current term for any reason other than a termination in accordance with the provisions of Section 5(e) (Termination for Cause), then notwithstanding any mitigation of damages by the Executive, the Employer shall pay the Executive a sum equal to Executive's Annual Compensation for the remainder of the current term of this agreement, but


                                     F-1-4
in no event less than twenty four (24) months. In addition, the Employer shall reimburse the Executive for continued coverage (COBRA continuation coverage) for the Executive and the Executive's dependents (if applicable) under the health insurance programs maintained by the Employer during the period of the Executive's COBRA eligibility; provided, however, that the continued payment of these amounts by the Employer shall not offset or diminish any compensation or benefits accrued as of the date of termination. The term "ANNUAL COMPENSATION" shall mean the Executive's then current Base Salary and the Executive's performance bonus for the most recently completed annual performance period (including prior payments made under the incentive plans of Centrue).

               (ii) Payment to the Executive will be made on a monthly basis over the twenty four (24) month period immediately following the Executive's termination of employment. Payment of the amounts due under Section 5(c)(i) shall not be reduced in the event the Executive obtains other employment following the termination of employment by the Employer.

               (iii) If the Employer is not in compliance with its minimum capital requirements or if the payments required under subsection (i) above would cause the Employer's capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Employer is in capital compliance.

          (D) CONSTRUCTIVE DISCHARGE. If at any time during the term of this Agreement, except in instances where Employer has valid grounds to terminate the Executive's employment pursuant to Section 5(e) (Termination for Cause), the Executive is Constructively Discharged (as hereinafter defined), then the Executive shall have the right, by written notice given to the Employer not later than ninety (90) days after such Constructive Discharge, to terminate his services hereunder, effective as of thirty (30) days after the date of such notice, and the Executive shall have no rights or obligations under this Agreement other than as provided in this Section 5(d), Section 4 (Confidentiality and Loyalty) and Section 6 (Non-Competition Covenant). In such event, the Executive shall be entitled to the payments and benefits provided to the Executive as if such termination of his employment were pursuant to Section 5(c) (Premature Termination).

     For purposes of this Agreement, the Executive shall be "CONSTRUCTIVELY DISCHARGED" upon the occurrence, without the Executive's express written consent, of any of the following events, provided that the Executive gives at least thirty (30) days prior written notice of the Executive's termination:

               (i) a reduction in the Executive's Base Salary;

               (ii) any change in the Executive's duties and responsibilities that is inconsistent in any adverse respect with the Executive's position(s), duties or responsibilities, or an adverse change in the Executive's place in the organization chart or in the seniority of the individual (or Board, where applicable) to whom the Executive shall report;

               (iii) a material and adverse change in the Executive's titles or offices (including, if applicable, membership on a board of directors);


                                     F-1-5

               (iv) a material reduction in the Executive's annual target bonus opportunity (if any) (for this purpose, a reduction for any year of over twenty percent (20%) of the Executive's annual target bonus opportunity (if any) measured by the preceding year shall be considered "material");

               (v) requiring the Executive to be based more than fifty (50) miles from the location of the Executive's place of employment as of the Effective Date, except for normal business travel in connection with the Executive's duties; provided, however, that the relocation of the Executive to the Chicago metropolitan area with Executive's consent, in connection with
Section 3(h), shall not constitute a Constructive Discharge;

               (vi) a material breach of this Agreement by the Employer; or

               (vii) a decision by the Executive to terminate this Agreement within the twelve (12) month time period following a Change of Control for any reason.

     An isolated, insubstantial and inadvertent action taken in good faith and that is remedied within ten (10) days after receipt of notice thereof given by the Executive shall not constitute a Constructive Discharge. The Executive's right to terminate employment due to a Constructive Discharge shall not be affected by incapacities due to mental or physical illness and the Executive's continued employment or lack of notice hereunder shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting a Constructive Discharge.

          (E) TERMINATION FOR CAUSE. This Agreement may be terminated for Cause as hereinafter defined. "CAUSE" shall mean:

               (i) the Executive's death;

               (ii) the Executive's Permanent Disability, which shall mean the Executive's inability, as a result of physical or mental incapacity, substantially to perform his duties hereunder for a period of six (6) consecutive months, with the determination of the Executive's Permanent Disability to be determined by a physician chosen by two other physicians, each of which is selected by the Employer and the Executive, respectively;

               (iii) the willful and continued failure by the Executive to perform substantially the Executive's duties (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such failure subsequent to the delivery to the Executive of a notice of intent to terminate the Executive's employment without Cause or subsequent to the Executive's delivery of a notice of the Executive's intent to terminate employment for Constructive Discharge), and such willful and continued failure continues after a demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Executive has not substantially performed the Executive's duties;

               (iv) the Executive is removed or suspended from banking pursuant to Section 8(e) of the Federal Deposit Insurance Act, as amended ("FDIA"), or any other applicable state or federal law; or


                                     F-1-6

               (v) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the business or reputation of the Employer.

               (vi) For purposes of determining whether "Cause" exists, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of the Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Employer or upon the instructions to the Executive by a more senior officer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer. Cause shall not exist unless and until the Employer has delivered to the Executive a copy of a resolution duly adopted by a majority of the entire Board (excluding the Executive if the Executive is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (ii), (iii), (iv) or (v) has occurred and specifying the particulars thereof in detail. The Employer must notify the Executive of any event constituting Cause within ninety (90) days following its knowledge of its existence or such event shall not constitute Cause under this Agreement.

               (vii) Upon a termination of the Executive's employment with the Employer for Cause, the Executive shall be entitled to receive from the Employer only such payments as are due and owing to the Executive as of the effective date of such termination. If the Executive's employment is terminated for Cause pursuant to this Section, then the Employer shall only be required to pay the Executive such Base Salary as shall have accrued through the effective date of such termination and neither the Employer nor any of its Subsidiaries shall have any further obligations to the Executive.

          (F) PAYMENTS UPON DEATH. In the event payments are due and owing under this Agreement at the death of the Executive, payment shall be made to such beneficiary as the Executive may designate in writing, or failing such designation, to the executor of his estate, in full settlement and satisfaction of all claims and demands on behalf of the Executive.

          (G) PAYMENTS PRIOR TO PERMANENT DISABILITY. The Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the term of this Agreement and prior to the establishment of the Executive's Disability during which the Executive is unable to work due to a physical or mental infirmity. Notwithstanding anything contained in this Agreement to the contrary, until the date specified in a notice of termination relating to the Executive's Disability, the Executive shall be entitled to return to his positions with the Employer as set forth in this Agreement in which event no Disability of the Executive will be deemed to have occurred.

          (H) TERMINATION UPON CHANGE OF CONTROL.

               (i) In the event of a Change of Control (as defined below) of the Employer and the termination of the Executive's employment under either A or B below, subject


                                     F-1-7
to Section 5(h)(iii) below, the Executive shall be entitled to receive in lieu of any other payments provided for in this Agreement a lump sum payment equal to three (3) times the Executive's Annual Compensation, and the continuation of benefits as provided in Section 5(c). Either of the following shall constitute termination of the Executive's employment within the meaning of this Section 5(h):

                    (A) The Executive voluntarily terminates his employment within the twelve (12) month period immediately following the Change of Control due to Constructive Discharge.

                    (B) This Agreement and the Executive's employment is terminated by the Employer or its successor within the twelve (12) month period immediately following the Change of Control, for reasons other than Cause.

               (ii) For purposes of this Section, the term "CHANGE OF CONTROL" shall mean the following:

                    (A) The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 ACT")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Employer; or

                    (B) Consummation of: (1) a merger or consolidation to which the Employer is a party if the stockholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty-seven percent (67%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Employer's voting securities outstanding immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Employer or the Bank.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the Employer's then outstanding securities is acquired by: (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity; or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition.

Notwithstanding the foregoing, the consummation of the merger contemplated by the Merger Agreement shall not constitute a Change of Control for any purpose of this Agreement.

               (iii) It is the intention of the Employer and the Executive that no portion of any payment under this Agreement, or payments to or for the benefit of the Executive under any other agreement or plan, be deemed to be an "EXCESS PARACHUTE PAYMENT" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"), or its successors. It is agreed that the present value of and payments to or for the benefit of the


                                     F-1-8

Executive in the nature of compensation, receipt of which is contingent on the Change of Control of the Employer, and to which Section 280G of the Code applies (in the aggregate "TOTAL PAYMENTS") shall not exceed an amount equal to one dollar ($1.00) less than the maximum amount which the Employer may pay without loss of deduction under Section 280G(a) of the Code. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code. Within ninety (90) days following the earlier of (A) the giving of the notice of termination or (B) the giving of notice by the Employer to the Executive of its belief that there is a payment or benefit due the Executive which will result in an excess parachute payment as defined in Section 280G of the Code, the Executive and the Employer, at the Employer's expense, shall obtain the opinion of such legal counsel and certified public accountants as the Executive may choose (notwithstanding the fact that such persons have acted or may also be acting as the legal counsel or certified public accountants for the Employer), which opinions need not be unqualified, which sets forth (I) the amount of the Base Period Income of the Executive, (II) the present value of Total Payments and (III) the amount and present value of any excess parachute payments. In the event that such opinions determine that there would be an excess parachute payment, the payment hereunder or any other payment determined by such counsel to be includable in Total Payments shall be modified, reduced or eliminated as specified by the Executive in writing delivered to the Employer within sixty (60) days of the Executive's receipt of such opinions or, if the Executive fails to so notify the Employer, then as the Employer shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no excess parachute payment. The provisions of this subparagraph, including the calculations, notices and opinions provided for herein shall be based upon the conclusive presumption that (y) the compensation and benefits provided for in Section 3 hereof and (z) any other compensation earned by the Executive pursuant to the Employer's compensation programs which would have been paid in any event, are reasonable compensation for services rendered, even though the timing of such payment is triggered by the Change of Control; provided, however, that in the event such legal counsel so requests in connection with the opinion required by this subparagraph, the Executive and the Employer shall obtain, at the Employer's expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this subparagraph shall be of no further force or effect.

          (I) REGULATORY SUSPENSION AND TERMINATION.

               (i) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employer's affairs by a notice served under Section 8(e)(3) (12 U.S.C. Section 1818(e)(3)) or 8(g) (12 U.S.C. Section 1818(g)) of the FDIA, the Employer's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (A) pay the Executive all or part of the compensation withheld while their contract obligations were suspended and (B) reinstate (in whole or in part) any of the obligations which were suspended.

               (ii) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer's affairs by an order issued under Section 8(e) (12


                                     F-1-9

U.S.C. Section 1818(e)) or 8(g) (12 U.S.C. Section 1818(g)) of the FDIA, all obligations of the Employer under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

               (iii) If the Employer is in default as defined in Section 3(x) (12 U.S.C. Section 1813(x)(1)) of the FDIA, all obligations of the Employer under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

               (iv) All obligations of the Employer under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution by the Federal Deposit Insurance Corporation (the "FDIC"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) (12 U.S.C. Section 1823(c)) of the FDIA, or when the Employer is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     SECTION 6. NON-COMPETITION COVENANT.

          (A) RESTRICTIVE COVENANT. The Employer and the Executive have jointly reviewed the customer lists and operations of the Employer and its Subsidiaries and have agreed that the primary service area of the Employer's and its Subsidiaries' lending and deposit taking functions in which the Employer and its Subsidiaries have and will actively participate extends to an area within twenty five (25) miles of any office or branch of the Employer and its Subsidiaries (with such area reduced to five (5) miles if such office or branch is located within the St. Louis or Chicago metropolitan areas) (the "RESTRICTIVE AREA"). Therefore, as an essential ingredient of and in consideration of this Agreement and the payment of the amounts described in Section 3, the Executive hereby agrees that, except with the express prior written consent of the Employer, for a period of two (2) years after the termination of the Executive's employment with the Employer, whether such termination of employment occurs during the term of this Agreement or following the term or termination of this Agreement (the "RESTRICTIVE PERIOD"):

               (i) The Executive will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation or control of, be employed by, associated with, or in any manner connected with, lend the Executive's name or any similar name to, lend the Executive's credit to, or render services or advice to, any person, firm, partnership, corporation or trust which owns or operates, a bank, savings and loan association, credit union or similar financial institution (a "FINANCIAL INSTITUTION") within the Restrictive Area; provided however, that the ownership by the Executive of shares of the capital stock which are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System which do not represent more than five percent (5%) of the outstanding capital stock of any Financial Institution, shall not violate any terms of this Agreement.

               (ii) The Executive will not, directly or indirectly, either for himself, or any other Financial Institution: (A) induce or attempt to induce any employee of the Employer or its Subsidiaries to leave the employ of the Employer or its Subsidiaries; (B) in any way interfere


                                     F-1-10
with the relationship between Employer or its Subsidiaries and any employee of Employer or its Subsidiaries; (C) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of Employer or its Subsidiaries; or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of Employer or its Subsidiaries to cease doing business with the Employer or its Subsidiaries or in any way interfere with the relationship between any customer, supplier, licensee or business relation of Employer or its Subsidiaries.

               (iii) The Executive will not, directly or indirectly, either for himself, or any other Financial Institution, solicit the business of any person or entity known to the Executive to be a customer of the Employer or its Subsidiaries, whether or not such Executive had personal contact with such person or entity, with respect to products or activities which compete in whole or in part with the products or activities of the Employer or its Subsidiaries.

               (iv) The Executive will not, directly or indirectly, serve as the agent, broker or representative of, or otherwise assist, any person or entity in obtaining services or products from any Financial Institution within the Restrictive Area.

               (v) The Executive expressly agrees that the covenants contained in this Section 6(a) are reasonable with respect to their duration, geographical area, and scope.

          (B) VIOLATION OF RESTRICTIVE COVENANT. If the Executive violates the restrictions contained in Section 6(a) and the Employer brings legal action for injunctive or other relief, the Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Period. Accordingly, the Restrictive Period shall be deemed to have the duration specified in Section 6(a) computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the restrictions contained in Section 6(a) by the Executive. In the event that a successor assumes and agrees to perform this Agreement, the restrictions contained in
Section 6(a) shall continue to apply only to the primary service area of the Employer as it existed immediately before such assumption and shall not apply to any of the successor's other offices.

          (C) REMEDIES FOR BREACH OF RESTRICTIVE COVENANT. The Executive acknowledges that the restrictions contained in Section 4 and Section 6(a) of this Agreement are reasonable and necessary for the protection of the legitimate business interests of the Employer, that any violation of these restrictions would cause substantial injury to the Employer and such interests, that the Employer would not have entered into this Agreement with the Executive without receiving the additional consideration offered by the Executive in binding himself to these restrictions and that such restrictions were a material inducement to the Employer to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Employer, in addition to and not in limitation of, any other rights, remedies or damages available to the Employer under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Executive and any and all persons directly or indirectly acting for or with him, as the case may be. In the event of a violation of the restrictions in Section 4 and Section 6(a) of this Agreement, the Employer shall have the right to cease making any payments, or providing benefits, otherwise required hereunder.


                                     F-1-11

     SECTION 7. INTERCORPORATE TRANSFERS. If the Executive shall be voluntarily transferred to a Subsidiary of the Employer, such transfer shall not be deemed to terminate or modify this Agreement and the employing corporation to which the Executive shall have been transferred shall, for all purposes of this Agreement, be construed as standing in the same place and stead as the Employer as of the date of such transfer, provided however, that this Section 7 shall not modify Employer's obligations under Section 2, Section 3 and Section 5 hereof.

     SECTION 8. INTEREST IN ASSETS. Neither the Executive nor his estate shall acquire hereunder any rights in funds or assets of the Employer, otherwise than by and through the actual payment of amounts payable hereunder; nor shall the Executive or his estate have any power to transfer, assign, anticipate, hypothecate or otherwise encumber in advance any of said payments; nor shall any of such payments be subject to seizure for the payment of any debt, judgment, alimony, separate maintenance or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise of the Executive.

     SECTION 9. INDEMNIFICATION. The Employer shall provide the Executive (including his heirs, personal representatives, executors and administrators) for the term of this Agreement with coverage under a standard directors' and officers' liability insurance policy at its expense.

     SECTION 10. GENERAL PROVISIONS.

          (A) SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Executive, his heirs, legatees and personal representatives, the Employer and its successors and assigns, and any successor or assign of the Employer shall be deemed the "EMPLOYER" hereunder. The Employer shall require any successor to all or substantially all of the business and/or assets of the Employer, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Employer would be required to perform if no such succession had taken place.

          (B) ENTIRE AGREEMENT; MODIFICATIONS. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral, and without limiting the foregoing (specifically including, but not limited to, and Prior Agreement), the Executive hereby agrees and acknowledges that this Agreement supersedes, and he shall have no rights to payments or otherwise under, any Prior Agreement. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by the Executive and the Employer; provided, however, that the Employer may unilaterally modify the Agreement to comply with applicable law, including, but not limited to, Code Section 409A, while maintaining the spirit and intent of the Agreement.

          (C) SURVIVAL. The provisions of Section 4 and Section 6 shall survive the expiration or termination of this Agreement, in each case for the period set forth in such section.

          (D) ENFORCEMENT AND GOVERNING LAW. The provisions of this Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or


                                     F-1-12
unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. This Agreement shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Illinois without reference to the conflict of law provisions of any jurisdiction.

          (E) ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement (with the exception of the remedies set forth in Section 6(c)) shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within twenty-five (25) miles from the location of the main office of the Employer, in accordance with the employment rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid through the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

          (F) WAIVER. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

          (G) NOTICES. Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid; and if to the Employer, addressed to the principal headquarters of the Employer, attention: Chairman of the Board; or, if to the Executive, to the address set forth below the Executive's signature on this Agreement, or to such other address as the party to be notified shall have given to the other.

          (H) INTERNAL REVENUE CODE SECTION 409A. Notwithstanding anything contained herein to the contrary, if at the time of a termination of employment,
(i) Employee is a "specified employee" as defined in Code Section 409A, and the regulations and guidance thereunder in effect at the time of such termination ("409A"), and, (ii) any of the payments or benefits provided hereunder may constitute "deferred compensation" under 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of up to six (6) months following the date of termination.

                  [Remainder of Page Intentionally Left Blank]


                                     F-1-13

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

UNIONBANCORP, INC.                      THOMAS A. DAIBER


By:
     --------------------------------   ----------------------------------------
Its:
      -------------------------------   ----------------------------------------

                                        ----------------------------------------
                                        Address:

WITH RESPECT TO THE STOCK OPTION AWARD IN SECTION 3(G):

CENTRUE FINANCIAL CORPORATION


By:
     -----------------------------------
Its:
     ----------------------------------


                                     F-1-14

                                   EXHIBIT F-2

                                 SCOTT A. YEOMAN
                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "AGREEMENT"), is made and entered into as of June 30, 2006 by and between UNIONBANCORP, INC., a Delaware corporation (the "EMPLOYER"), and Scott A. Yeoman (the "EXECUTIVE"), and shall be effective immediately upon the consummation of the merger contemplated by the Agreement and Plan of Merger (the "MERGER AGREEMENT") between the Employer and Centrue Financial Corporation ("CENTRUE") dated June 30, 2006 (the "EFFECTIVE DATE").

                                    RECITALS

     A. The Executive serves as an officer of Employer, and its wholly-owned subsidiary, UnionBank (the "BANK").

     B. The Employer desires to employ the Executive as Chief Operating Officer of Employer and as President and Chief Operating Officer of the Bank, and the Executive desires to be employed in such positions.

     C. The Employer and the Executive have made commitments to each other on a variety of important issues concerning the Executive's employment, including the performance that will be expected of the Executive, the compensation the Executive will be paid, how long and under what circumstances the Executive will remain employed and the financial details relating to any decision that either the Employer or the Executive might ever make to terminate this Agreement.

     D. The Employer and the Executive desire to enter into this Agreement as of the Effective Date and as of such date this Agreement shall supersede all terms of any other employment or severance agreement, with Centrue or Employer, providing for benefits similar in nature to those contained herein (a "PRIOR AGREEMENT").

     E. The Employer recognizes that circumstances may arise in which a future change of control of the Employer through acquisition or otherwise may occur thereby causing uncertainty of employment without regard to the competence or past contributions of the Executive, which uncertainty may result in the loss of valuable services of the Executive and the Employer and the Employer wishes to provide reasonable security to the Executive against changes in the employment relationship in the event of any such change of control.

     NOW, THEREFORE, in consideration of the premises and of the covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Executive agree as follows:

                                    AGREEMENT

     SECTION 1. TERM WITH AUTOMATIC RENEWAL PROVISIONS. The term of this Agreement and the Executive's employment hereunder shall be for a term of three
(3) years commencing on the Effective Date, and shall automatically be extended for one (1) additional day on the second anniversary of the Effective Date and on each day thereafter, unless and until either party to this Agreement provides written notice of non-renewal to the other party.

     SECTION 2. POSITION AND DUTIES. The Employer hereby employs the Executive as set forth above or in such other senior executive capacity or capacities as shall be mutually agreed between the Employer and the Executive. During the period of the Executive's employment hereunder, the Executive shall devote his best efforts and full business time, energy, skills and attention to the business and affairs of the Employer, the Bank, and the other direct and indirect subsidiaries of the Employer (together with the Bank, the "SUBSIDIARIES" or a "SUBSIDIARY"). The Executive's duties and authority shall consist of and include all duties and authority customarily performed and held by persons holding equivalent positions with business organizations similar in nature and size to the Employer, as such duties and authority are reasonably defined, modified and delegated from time to time by the Board of Directors of the Employer to which the Executive shall report during the term of this Agreement (the "BOARD"). The Executive shall have the powers necessary to perform the duties assigned to him and shall be provided such supporting services, staff, secretarial and other assistance, office space and accoutrements as shall be reasonably necessary and appropriate in the light of such assigned duties.

     SECTION 3. COMPENSATION. As compensation for the services to be provided by the Executive hereunder, the Executive shall receive the following compensation, expense reimbursement and other benefits:

          (A) BASE COMPENSATION. The Executive shall receive an aggregate annual minimum Base Salary of Two hundred twenty thousand dollars ($220,000) payable in installments in accordance with the regular payroll schedule of the Bank ("BASE SALARY"). Such Base Salary shall be subject to review annually commencing in 2007 and shall be maintained or increased during the term of this Agreement in accordance with the Employer's established management compensation policies and plans.

          (B) PERFORMANCE BONUS. The Executive shall be eligible to receive an annual performance bonus, payable within sixty (60) days after the end of the fiscal year of the Employer, in an amount not to exceed fifty percent (50%) of the Executive's Base Salary for the applicable year. The amount, if any, shall be determined by the Board, or the appropriate committee thereof, and shall generally be based on a combination of organization-wide and individual performance criteria.

          (C) REIMBURSEMENT OF EXPENSES. The Executive shall be reimbursed, upon submission of appropriate vouchers and supporting documentation, for all travel, entertainment and other out-of-pocket expenses reasonably and necessarily incurred by the Executive in the performance of his duties hereunder and shall be entitled to attend seminars, conferences and


                                      F-2-2
meetings relating to the business of the Employer consistent with the Employer's or the Bank's established policies in that regard.

          (D) OTHER BENEFITS. The Executive shall be entitled to all benefits specifically established for him and, when and to the extent he is eligible therefor, to participate in all plans and benefits generally accorded to senior executives of the Employer and the Bank, including, but not limited to, pension, profit-sharing, supplemental retirement, incentive compensation, bonus, disability income, group life medical and hospitalization insurance, and similar or comparable plans, and also to perquisites extended to similarly situated senior executives, provided, however, that such plans, benefits and perquisites shall be no less than those made available to all other employees of the Employer and the Bank.

          (E) VACATIONS. The Executive shall be entitled to annual paid time off ("PTO") which shall accrue each calendar year and which shall be taken at a time or times mutually agreeable to the Employer and the Executive; provided, however, that the Executive shall be entitled to at least twenty three (23) PTO days annually.

          (F) WITHHOLDING. The Employer shall be entitled to withhold from amounts payable to the Executive hereunder, any federal, state or local withholding or other taxes which it is from time to time required to withhold. The Employer shall be entitled to rely upon the opinion of its legal counsel with regard to any question concerning the amount or requirement of any such withholding.

          (G) STOCK AWARDS. Effective July 7, 2006, Employer shall grant to the Executive an option to purchase Ten Thousand (10,000) shares of Employer's common stock (the "OPTION"). One fifth (1/5) of the Option shall vest upon the first anniversary of the Effective Date and one fifth (1/5) shall vest on each anniversary thereafter, until fully vested on the fifth (5th) anniversary. Notwithstanding any provision of the Employer's stock option plan ("Stock Plan") to the contrary, the Option award agreement will specifically provide that the award will not fully vest upon the consummation of the transactions provided for in the Merger Agreement. The Option award shall provide that it shall fully vest upon a subsequent Change in Control (as defined in the Stock Plan), death, disability, termination of the Executive without Cause or by the Executive due to a Constructive Discharge (with the terms Cause and Constructive Discharge as defined herein). The Option will expire, to the extent not exercised, as of the seventh (7th) anniversary of the Effective Date. The exercise price of the Option shall be based on the fair market value of the Employer's common stock on the date of grant.

          (H) RELOCATION AND TEMPORARY HOUSING. In connection with the Executive's relocation to the Chicago metropolitan area, the Employer will advance and/or reimburse the Executive for reasonable household packing, moving, storage, related insurance and other costs of the move (including the sales commission cost incurred in the sale of his current residence), plus an amount equal to the federal income tax applicable to the amount of such reimbursement (at an assumed tax rate of 35%), provided that (i) such relocation occurs not later than the second (2nd) anniversary of the Effective Date; and (ii) the aggregate of the amounts to be reimbursed and the tax-related payment with respect thereto shall not exceed Fifty thousand dollars ($50,000), except to the extent a greater amount may be approved by the Board.


                                      F-2-3

The Employer shall provide the Executive with temporary housing in the Chicago metropolitan area for up to six (6) months.

     SECTION 4. CONFIDENTIALITY AND LOYALTY. The Executive acknowledges that during the course of his employment he may produce and have access to material, records, data, trade secrets and information not generally available to the public regarding the Employer and its Subsidiaries (collectively, "CONFIDENTIAL INFORMATION"). Accordingly, during the Term and during the Restricted Period (defined below), the Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Employer, required by a law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with the performance by the Executive of his duties hereunder. All records, files, documents and other materials or copies thereof relating to the business of the Employer and its Subsidiaries which the Executive shall prepare or use, shall be and remain the sole property of the Employer, shall not be removed from the premises of the Employer or its Subsidiaries, as the case may be, without the written consent of the Employer's Chairman of the Board, except as reasonably necessary or appropriate in connection with the performance by the Executive of his duties hereunder, and shall be promptly returned to the Employer upon termination of the Executive's employment hereunder. The Executive agrees to abide by the reasonable policies of the Employer, as in effect from time to time, respecting avoidance of interests conflicting with those of the Employer and its Subsidiaries.

     SECTION 5. TERMINATION.

          (A) TERMINATION WITHOUT CAUSE. Either the Employer or the Executive may terminate this Agreement and the Executive's employment hereunder for any reason by delivering written notice of termination to the other party no less than thirty (30) days before the effective date of termination, which date will be specified in the notice of termination.

          (B) VOLUNTARY TERMINATION BY THE EXECUTIVE. If the Executive voluntarily terminates his employment under this Agreement other than pursuant to Section 5(d) (Constructive Discharge) or Section 5(h) (Termination Upon Change of Control), then the Employer shall only be required to pay the Executive such Base Salary as shall have accrued through the effective date of such termination plus the amount of any expense reimbursements for expenses incurred prior to the effective date of such termination, provided that Executive shall have submitted all reimbursement requests within ten (10) business days of the effective date of such termination, and none of the Employer or any of its Subsidiaries shall have any further obligations to the Executive.

          (C) PREMATURE TERMINATION.

               (i) In the event of the termination of this Agreement by the Employer prior to the last day of the then current term for any reason other than a termination in accordance with the provisions of Section 5(e) (Termination for Cause), then notwithstanding any mitigation of damages by the Executive, the Employer shall pay the Executive a sum equal to Executive's Annual Compensation for the remainder of the current term of this agreement, but


                                      F-2-4
in no event less than twenty four (24) months. In addition, the Employer shall reimburse the Executive for continued coverage (COBRA continuation coverage) for the Executive and the Executive's dependents (if applicable) under the health insurance programs maintained by the Employer during the period of the Executive's COBRA eligibility; provided, however, that the continued payment of these amounts by the Employer shall not offset or diminish any compensation or benefits accrued as of the date of termination. The term "ANNUAL COMPENSATION" shall mean the Executive's then current Base Salary and the Executive's performance bonus for the most recently completed annual performance period.

               (ii) Payment to the Executive will be made on a monthly basis over the twenty four (24) month period immediately following the Executive's termination of employment. Payment of the amounts due under Section 5(c)(i) shall not be reduced in the event the Executive obtains other employment following the termination of employment by the Employer.

               (iii) If the Employer is not in compliance with its minimum capital requirements or if the payments required under subsection (i) above would cause the Employer's capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Employer is in capital compliance.

          (D) CONSTRUCTIVE DISCHARGE. If at any time during the term of this Agreement, except in instances where Employer has valid grounds to terminate the Executive's employment pursuant to Section 5(e) (Termination for Cause), the Executive is Constructively Discharged (as hereinafter defined), then the Executive shall have the right, by written notice given to the Employer not later than ninety (90) days after such Constructive Discharge, to terminate his services hereunder, effective as of thirty (30) days after the date of such notice, and the Executive shall have no rights or obligations under this Agreement other than as provided in this Section 5(d), Section 4 (Confidentiality and Loyalty) and Section 6 (Non-Competition Covenant). In such event, the Executive shall be entitled to the payments and benefits provided to the Executive as if such termination of his employment were pursuant to Section 5(c) (Premature Termination).

     For purposes of this Agreement, the Executive shall be "CONSTRUCTIVELY DISCHARGED" upon the occurrence, without the Executive's express written consent, of any of the following events, provided that the Executive gives at least thirty (30) days prior written notice of the Executive's termination:

               (i) a reduction in the Executive's Base Salary;

               (ii) any change in the Executive's duties and responsibilities that is inconsistent in any adverse respect with the Executive's position(s), duties or responsibilities, or an adverse change in the Executive's place in the organization chart or in the seniority of the individual (or Board, where applicable) to whom the Executive shall report;

               (iii) a material and adverse change in the Executive's titles or offices (including, if applicable, membership on a board of directors);


                                      F-2-5

               (iv) a material reduction in the Executive's annual target bonus opportunity (if any) (for this purpose, a reduction for any year of over twenty percent (20%) of the Executive's annual target bonus opportunity (if any) measured by the preceding year shall be considered "material");

               (v) requiring the Executive to be based more than fifty (50) miles from the location of the Executive's place of employment as of the Effective Date, except for normal business travel in connection with the Executive's duties; provided, however, that the relocation of the Executive to the Chicago metropolitan area with Executive's consent, in connection with
Section 3(g), shall not constitute a Constructive Discharge;

               (vi) a material breach of this Agreement by the Employer; or

               (vii) a decision by the Executive to terminate this Agreement within the twelve (12) month time period following a Change of Control for any reason.

     An isolated, insubstantial and inadvertent action taken in good faith and that is remedied within ten (10) days after receipt of notice thereof given by the Executive shall not constitute a Constructive Discharge. The Executive's right to terminate employment due to a Constructive Discharge shall not be affected by incapacities due to mental or physical illness and the Executive's continued employment or lack of notice hereunder shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting a Constructive Discharge.

          (E) TERMINATION FOR CAUSE. This Agreement may be terminated for Cause as hereinafter defined. "CAUSE" shall mean:

               (i) the Executive's death;

               (ii) the Executive's Permanent Disability, which shall mean the Executive's inability, as a result of physical or mental incapacity, substantially to perform his duties hereunder for a period of six (6) consecutive months, with the determination of the Executive's Permanent Disability to be determined by a physician chosen by two other physicians, each of which is selected by the Employer and the Executive, respectively;

               (iii) the willful and continued failure by the Executive to perform substantially the Executive's duties (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such failure subsequent to the delivery to the Executive of a notice of intent to terminate the Executive's employment without Cause or subsequent to the Executive's delivery of a notice of the Executive's intent to terminate employment for Constructive Discharge), and such willful and continued failure continues after a demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Executive has not substantially performed the Executive's duties;

               (iv) the Executive is removed or suspended from banking pursuant to Section 8(e) of the Federal Deposit Insurance Act, as amended ("FDIA"), or any other applicable state or federal law; or


                                      F-2-6

               (v) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the business or reputation of the Employer.

               (vi) For purposes of determining whether "Cause" exists, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of the Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Employer or upon the instructions to the Executive by a more senior officer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer. Cause shall not exist unless and until the Employer has delivered to the Executive a copy of a resolution duly adopted by a majority of the entire Board (excluding the Executive if the Executive is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (ii), (iii), (iv) or (v) has occurred and specifying the particulars thereof in detail. The Employer must notify the Executive of any event constituting Cause within ninety (90) days following its knowledge of its existence or such event shall not constitute Cause under this Agreement.

               (vii) Upon a termination of the Executive's employment with the Employer for Cause, the Executive shall be entitled to receive from the Employer only such payments as are due and owing to the Executive as of the effective date of such termination. If the Executive's employment is terminated for Cause pursuant to this Section, then the Employer shall only be required to pay the Executive such Base Salary as shall have accrued through the effective date of such termination and neither the Employer nor any of its Subsidiaries shall have any further obligations to the Executive.

          (F) PAYMENTS UPON DEATH. In the event payments are due and owing under this Agreement at the death of the Executive, payment shall be made to such beneficiary as the Executive may designate in writing, or failing such designation, to the executor of his estate, in full settlement and satisfaction of all claims and demands on behalf of the Executive.

          (G) PAYMENTS PRIOR TO PERMANENT DISABILITY. The Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the term of this Agreement and prior to the establishment of the Executive's Disability during which the Executive is unable to work due to a physical or mental infirmity. Notwithstanding anything contained in this Agreement to the contrary, until the date specified in a notice of termination relating to the Executive's Disability, the Executive shall be entitled to return to his positions with the Employer as set forth in this Agreement in which event no Disability of the Executive will be deemed to have occurred.

          (H) TERMINATION UPON CHANGE OF CONTROL.

               (i) In the event of a Change of Control (as defined below) of the Employer and the termination of the Executive's employment under either A or B below, subject


                                      F-2-7
to Section 5(h)(iii) below, the Executive shall be entitled to receive in lieu of any other payments provided for in this Agreement a lump sum payment equal to three (3) times the Executive's Annual Compensation, and the continuation of benefits as provided in Section 5(c). Either of the following shall constitute termination of the Executive's employment within the meaning of this Section 5(h):

                    (A) The Executive voluntarily terminates his employment within the twelve (12) month period immediately following the Change of Control due to Constructive Discharge.

                    (B) This Agreement and the Executive's employment is terminated by the Employer or its successor within the twelve (12) month period immediately following the Change of Control, for reasons other than Cause.

               (ii) For purposes of this Section, the term "CHANGE OF CONTROL" shall mean the following:

                    (A) The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 ACT")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Employer; or

                    (B) Consummation of: (1) a merger or consolidation to which the Employer is a party if the stockholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty-seven percent (67%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Employer's voting securities outstanding immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Employer or the Bank.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the Employer's then outstanding securities is acquired by: (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity; or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition.

Notwithstanding the foregoing, the consummation of the merger contemplated by the Merger Agreement shall not constitute a Change of Control for any purpose of this Agreement.

               (iii) It is the intention of the Employer and the Executive that no portion of any payment under this Agreement, or payments to or for the benefit of the Executive under any other agreement or plan, be deemed to be an "EXCESS PARACHUTE PAYMENT" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"), or its successors. It is agreed that the present value of and payments to or for the benefit of the


                                      F-2-8

Executive in the nature of compensation, receipt of which is contingent on the Change of Control of the Employer, and to which Section 280G of the Code applies (in the aggregate "TOTAL PAYMENTS") shall not exceed an amount equal to one dollar ($1.00) less than the maximum amount which the Employer may pay without loss of deduction under Section 280G(a) of the Code. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code. Within ninety (90) days following the earlier of (A) the giving of the notice of termination or (B) the giving of notice by the Employer to the Executive of its belief that there is a payment or benefit due the Executive which will result in an excess parachute payment as defined in Section 280G of the Code, the Executive and the Employer, at the Employer's expense, shall obtain the opinion of such legal counsel and certified public accountants as the Executive may choose (notwithstanding the fact that such persons have acted or may also be acting as the legal counsel or certified public accountants for the Employer), which opinions need not be unqualified, which sets forth (I) the amount of the Base Period Income of the Executive, (II) the present value of Total Payments and (III) the amount and present value of any excess parachute payments. In the event that such opinions determine that there would be an excess parachute payment, the payment hereunder or any other payment determined by such counsel to be includable in Total Payments shall be modified, reduced or eliminated as specified by the Executive in writing delivered to the Employer within sixty (60) days of the Executive's receipt of such opinions or, if the Executive fails to so notify the Employer, then as the Employer shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no excess parachute payment. The provisions of this subparagraph, including the calculations, notices and opinions provided for herein shall be based upon the conclusive presumption that (y) the compensation and benefits provided for in Section 3 hereof and (z) any other compensation earned by the Executive pursuant to the Employer's compensation programs which would have been paid in any event, are reasonable compensation for services rendered, even though the timing of such payment is triggered by the Change of Control; provided, however, that in the event such legal counsel so requests in connection with the opinion required by this subparagraph, the Executive and the Employer shall obtain, at the Employer's expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this subparagraph shall be of no further force or effect.

          (I) REGULATORY SUSPENSION AND TERMINATION.

               (i) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employer's affairs by a notice served under Section 8(e)(3) (12 U.S.C. Section 1818(e)(3)) or 8(g) (12 U.S.C. Section 1818(g)) of the FDIA, the Employer's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (A) pay the Executive all or part of the compensation withheld while their contract obligations were suspended and (B) reinstate (in whole or in part) any of the obligations which were suspended.

               (ii) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer's affairs by an order issued under Section 8(e) (12


                                      F-2-9

U.S.C. Section 1818(e)) or 8(g) (12 U.S.C. Section 1818(g)) of the FDIA, all obligations of the Employer under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

               (iii) If the Employer is in default as defined in Section 3(x) (12 U.S.C. Section 1813(x)(1)) of the FDIA, all obligations of the Employer under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

               (iv) All obligations of the Employer under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution by the Federal Deposit Insurance Corporation (the "FDIC"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) (12 U.S.C. Section 1823(c)) of the FDIA, or when the Employer is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     SECTION 6. NON-COMPETITION COVENANT.

          (A) RESTRICTIVE COVENANT. The Employer and the Executive have jointly reviewed the customer lists and operations of the Employer and its Subsidiaries and have agreed that the primary service area of the Employer's and its Subsidiaries' lending and deposit taking functions in which the Employer and its Subsidiaries have and will actively participate extends to an area within twenty five (25) miles of any office or branch of the Employer and its Subsidiaries (with such area reduced to five (5) miles if such office or branch is located within the St. Louis or Chicago metropolitan areas) (the "RESTRICTIVE AREA"). Therefore, as an essential ingredient of and in consideration of this Agreement and the payment of the amounts described in Section 3, the Executive hereby agrees that, except with the express prior written consent of the Employer, for a period of two (2) years after the termination of the Executive's employment with the Employer, whether such termination of employment occurs during the term of this Agreement or following the term or termination of this Agreement (the "RESTRICTIVE PERIOD"):

               (i) The Executive will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation or control of, be employed by, associated with, or in any manner connected with, lend the Executive's name or any similar name to, lend the Executive's credit to, or render services or advice to, any person, firm, partnership, corporation or trust which owns or operates, a bank, savings and loan association, credit union or similar financial institution (a "FINANCIAL INSTITUTION") within the Restrictive Area; provided however, that the ownership by the Executive of shares of the capital stock which are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System which do not represent more than five percent (5%) of the outstanding capital stock of any Financial Institution, shall not violate any terms of this Agreement.

               (ii) The Executive will not, directly or indirectly, either for himself, or any other Financial Institution: (A) induce or attempt to induce any employee of the Employer or its Subsidiaries to leave the employ of the Employer or its Subsidiaries; (B) in any way interfere


                                     F-2-10
with the relationship between Employer or its Subsidiaries and any employee of Employer or its Subsidiaries; (C) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of Employer or its Subsidiaries; or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of Employer or its Subsidiaries to cease doing business with the Employer or its Subsidiaries or in any way interfere with the relationship between any customer, supplier, licensee or business relation of Employer or its Subsidiaries.

               (iii) The Executive will not, directly or indirectly, either for himself, or any other Financial Institution, solicit the business of any person or entity known to the Executive to be a customer of the Employer or its Subsidiaries, whether or not such Executive had personal contact with such person or entity, with respect to products or activities which compete in whole or in part with the products or activities of the Employer or its Subsidiaries.

               (iv) The Executive will not, directly or indirectly, serve as the agent, broker or representative of, or otherwise assist, any person or entity in obtaining services or products from any Financial Institution within the Restrictive Area.

               (v) The Executive expressly agrees that the covenants contained in this Section 6(a) are reasonable with respect to their duration, geographical area, and scope.

          (B) VIOLATION OF RESTRICTIVE COVENANT. If the Executive violates the restrictions contained in Section 6(a) and the Employer brings legal action for injunctive or other relief, the Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Period. Accordingly, the Restrictive Period shall be deemed to have the duration specified in Section 6(a) computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the restrictions contained in Section 6(a) by the Executive. In the event that a successor assumes and agrees to perform this Agreement, the restrictions contained in
Section 6(a) shall continue to apply only to the primary service area of the Employer as it existed immediately before such assumption and shall not apply to any of the successor's other offices.

          (C) REMEDIES FOR BREACH OF RESTRICTIVE COVENANT. The Executive acknowledges that the restrictions contained in Section 4 and Section 6(a) of this Agreement are reasonable and necessary for the protection of the legitimate business interests of the Employer, that any violation of these restrictions would cause substantial injury to the Employer and such interests, that the Employer would not have entered into this Agreement with the Executive without receiving the additional consideration offered by the Executive in binding himself to these restrictions and that such restrictions were a material inducement to the Employer to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Employer, in addition to and not in limitation of, any other rights, remedies or damages available to the Employer under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Executive and any and all persons directly or indirectly acting for or with him, as the case may be. In the event of a violation of the restrictions in Section 4 and Section 6(a) of this Agreement, the Employer shall have the right to cease making any payments, or providing benefits, otherwise required hereunder.


                                     F-2-11

     SECTION 7. INTERCORPORATE TRANSFERS. If the Executive shall be voluntarily transferred to a Subsidiary of the Employer, such transfer shall not be deemed to terminate or modify this Agreement and the employing corporation to which the Executive shall have been transferred shall, for all purposes of this Agreement, be construed as standing in the same place and stead as the Employer as of the date of such transfer, provided however, that this Section 7 shall not modify Employer's obligations under Section 2, Section 3 and Section 5 hereof.

     SECTION 8. INTEREST IN ASSETS. Neither the Executive nor his estate shall acquire hereunder any rights in funds or assets of the Employer, otherwise than by and through the actual payment of amounts payable hereunder; nor shall the Executive or his estate have any power to transfer, assign, anticipate, hypothecate or otherwise encumber in advance any of said payments; nor shall any of such payments be subject to seizure for the payment of any debt, judgment, alimony, separate maintenance or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise of the Executive.

     SECTION 9. INDEMNIFICATION. The Employer shall provide the Executive (including his heirs, personal representatives, executors and administrators) for the term of this Agreement with coverage under a standard directors' and officers' liability insurance policy at its expense.

     SECTION 10. GENERAL PROVISIONS.

          (A) SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Executive, his heirs, legatees and personal representatives, the Employer and its successors and assigns, and any successor or assign of the Employer shall be deemed the "EMPLOYER" hereunder. The Employer shall require any successor to all or substantially all of the business and/or assets of the Employer, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Employer would be required to perform if no such succession had taken place.

          (B) ENTIRE AGREEMENT; MODIFICATIONS. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral, and without limiting the foregoing (specifically including, but not limited to, and Prior Agreement), the Executive hereby agrees and acknowledges that this Agreement supersedes, and he shall have no rights to payments or otherwise under, any Prior Agreement. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by the Executive and the Employer; provided, however, that the Employer may unilaterally modify the Agreement to comply with applicable law, including, but not limited to, Code Section 409A, while maintaining the spirit and intent of the Agreement.

          (C) SURVIVAL. The provisions of Section 4 and Section 6 shall survive the expiration or termination of this Agreement, in each case for the period set forth in such section.

          (D) ENFORCEMENT AND GOVERNING LAW. The provisions of this Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or


                                     F-2-12
unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. This Agreement shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Illinois without reference to the conflict of law provisions of any jurisdiction.

          (E) ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement (with the exception of the remedies set forth in Section 6(c)) shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within twenty-five (25) miles from the location of the main office of the Employer, in accordance with the employment rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid through the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

          (F) WAIVER. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

          (G) NOTICES. Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid; and if to the Employer, addressed to the principal headquarters of the Employer, attention: Chairman of the Board; or, if to the Executive, to the address set forth below the Executive's signature on this Agreement, or to such other address as the party to be notified shall have given to the other.

          (H) INTERNAL REVENUE CODE SECTION 409A. Notwithstanding anything contained herein to the contrary, if at the time of a termination of employment,
(i) Employee is a "specified employee" as defined in Code Section 409A, and the regulations and guidance thereunder in effect at the time of such termination ("409A"), and, (ii) any of the payments or benefits provided hereunder may constitute "deferred compensation" under 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of up to six (6) months following the date of termination.

                  [Remainder of Page Intentionally Left Blank]


                                     F-2-13

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

UNIONBANCORP, INC.                      SCOTT A. YEOMAN


By:
    ---------------------------------   ----------------------------------------
Its:
     --------------------------------

                                        ----------------------------------------

                                        ----------------------------------------
                                        Address:


                                     F-2-14

                                   EXHIBIT F-3

                                KURT R. STEVENSON
                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "AGREEMENT"), is made and entered into as of June 30, 2006 by and between UNIONBANCORP, INC., a Delaware corporation (the "EMPLOYER"), and Kurt R. Stevenson (the "EXECUTIVE"), and shall be effective immediately upon the consummation of the merger contemplated by the Agreement and Plan of Merger (the "MERGER AGREEMENT") between the Employer and Centrue Financial Corporation ("CENTRUE") dated June 30, 2006 (the "EFFECTIVE DATE").

                                    RECITALS

     A. The Executive serves as an officer of Employer, and its wholly-owned subsidiary, UnionBank (the "BANK").

     B. The Employer desires to employ the Executive as Senior Executive Vice President and Chief Financial Officer of Employer and as Senior Executive Vice President and Chief Financial Officer of UnionBank, and the Executive desires to be employed in such positions.

     C. The Employer and the Executive have made commitments to each other on a variety of important issues concerning the Executive's employment, including the performance that will be expected of the Executive, the compensation the Executive will be paid, how long and under what circumstances the Executive will remain employed and the financial details relating to any decision that either the Employer or the Executive might ever make to terminate this Agreement.

     D. The Employer and the Executive desire to enter into this Agreement as of the Effective Date and as of such date this Agreement shall supersede all terms of any other employment or severance agreement, with Centrue or Employer, providing for benefits similar in nature to those contained herein (a "PRIOR AGREEMENT").

     E. The Employer recognizes that circumstances may arise in which a future change of control of the Employer through acquisition or otherwise may occur thereby causing uncertainty of employment without regard to the competence or past contributions of the Executive, which uncertainty may result in the loss of valuable services of the Executive and the Employer and the Employer wishes to provide reasonable security to the Executive against changes in the employment relationship in the event of any such change of control.

     NOW, THEREFORE, in consideration of the premises and of the covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Executive agree as follows:

                                    AGREEMENT

     SECTION 1. TERM WITH AUTOMATIC RENEWAL PROVISIONS. The term of this Agreement and the Executive's employment hereunder shall be for a term of three
(3) years commencing on the Effective Date, and shall automatically be extended for one (1) additional day on the second anniversary of the Effective Date and on each day thereafter, unless and until either party to this Agreement provides written notice of non-renewal to the other party.

     SECTION 2. POSITION AND DUTIES. The Employer hereby employs the Executive as set forth above or in such other senior executive capacity or capacities as shall be mutually agreed between the Employer and the Executive. During the period of the Executive's employment hereunder, the Executive shall devote his best efforts and full business time, energy, skills and attention to the business and affairs of the Employer, the Bank, and the other direct and indirect subsidiaries of the Employer (together with the Bank, the "SUBSIDIARIES" or a "SUBSIDIARY"). The Executive's duties and authority shall consist of and include all duties and authority customarily performed and held by persons holding equivalent positions with business organizations similar in nature and size to the Employer, as such duties and authority are reasonably defined, modified and delegated from time to time by the Board of Directors of the Employer to which the Executive shall report during the term of this Agreement (the "BOARD"). The Executive shall have the powers necessary to perform the duties assigned to him and shall be provided such supporting services, staff, secretarial and other assistance, office space and accoutrements as shall be reasonably necessary and appropriate in the light of such assigned duties.

     SECTION 3. COMPENSATION. As compensation for the services to be provided by the Executive hereunder, the Executive shall receive the following compensation, expense reimbursement and other benefits:

          (A) BASE COMPENSATION. The Executive shall receive an aggregate annual minimum Base Salary of One hundred and Seventy Thousand Dollars ($170,000) payable in installments in accordance with the regular payroll schedule of the Bank ("BASE SALARY"). Such Base Salary shall be subject to review annually commencing in 2007 and shall be maintained or increased during the term of this Agreement in accordance with the Employer's established management compensation policies and plans.

          (B) PERFORMANCE BONUS. The Executive shall be eligible to receive an annual performance bonus, payable within sixty (60) days after the end of the fiscal year of the Employer, in an amount not to exceed thirty percent (30%) of the Executive's Base Salary for the applicable year. The amount, if any, shall be determined by the Board, or the appropriate committee thereof, and shall generally be based on a combination of organization-wide and individual performance criteria.

          (C) REIMBURSEMENT OF EXPENSES. The Executive shall be reimbursed, upon submission of appropriate vouchers and supporting documentation, for all travel, entertainment and other out-of-pocket expenses reasonably and necessarily incurred by the Executive in the performance of his duties hereunder and shall be entitled to attend seminars, conferences and


                                      F-3-2
meetings relating to the business of the Employer consistent with the Employer's or the Bank's established policies in that regard.

          (D) OTHER BENEFITS. The Executive shall be entitled to all benefits specifically established for him and, when and to the extent he is eligible therefor, to participate in all plans and benefits generally accorded to senior executives of the Employer and the Bank, including, but not limited to, pension, profit-sharing, supplemental retirement, incentive compensation, bonus, disability income, group life medical and hospitalization insurance, and similar or comparable plans, and also to perquisites extended to similarly situated senior executives, provided, however, that such plans, benefits and perquisites shall be no less than those made available to all other employees of the Employer and the Bank.

          (E) VACATIONS. The Executive shall be entitled to annual paid time off ("PTO") which shall accrue each calendar year and which shall be taken at a time or times mutually agreeable to the Employer and the Executive; provided, however, that the Executive shall be entitled to at least twenty three (23) PTO days annually.

          (F) WITHHOLDING. The Employer shall be entitled to withhold from amounts payable to the Executive hereunder, any federal, state or local withholding or other taxes which it is from time to time required to withhold. The Employer shall be entitled to rely upon the opinion of its legal counsel with regard to any question concerning the amount or requirement of any such withholding.

          (G) STOCK AWARDS. Effective July 7, 2006, Employer shall grant to the Executive an option to purchase Seven Thousand Five Hundred (7,500) shares of Employer's common stock (the "OPTION"). One fifth (1/5) of the Option shall vest upon the first anniversary of the Effective Date and one fifth (1/5) shall vest on each anniversary thereafter, until fully vested on the fifth (5th) anniversary. Notwithstanding any provision of the Employer's stock option plan ("Stock Plan") to the contrary, the Option award agreement will specifically provide that the award will not fully vest upon the consummation of the transactions provided for in the Merger Agreement. The Option award shall provide that it shall fully vest upon a subsequent Change in Control (as defined in the Stock Plan), death, disability, termination of the Executive without Cause or by the Executive due to a Constructive Discharge (with the terms Cause and Constructive Discharge as defined herein). The Option will expire, to the extent not exercised, as of the seventh (7th) anniversary of the Effective Date. The exercise price of the Option shall be based on the fair market value of the Employer's common stock on the date of grant.

          (H) RELOCATION AND TEMPORARY HOUSING. In connection with the Executive's relocation to the Chicago metropolitan area, the Employer will advance and/or reimburse the Executive for reasonable household packing, moving, storage, related insurance and other costs of the move (including the sales commission cost incurred in the sale of his current residence), plus an amount equal to the federal income tax applicable to the amount of such reimbursement (at an assumed tax rate of 35%), provided that (i) such relocation occurs not later than the second (2nd) anniversary of the Effective Date; and (ii) the aggregate of the amounts to be reimbursed and the tax-related payment with respect thereto shall not exceed Fifty thousand dollars ($50,000), except to the extent a greater amount may be approved by the Board.


                                      F-3-3

The Employer shall provide the Executive with temporary housing in the Chicago metropolitan area for up to six (6) months.

     SECTION 4. CONFIDENTIALITY AND LOYALTY. The Executive acknowledges that during the course of his employment he may produce and have access to material, records, data, trade secrets and information not generally available to the public regarding the Employer and its Subsidiaries (collectively, "CONFIDENTIAL INFORMATION"). Accordingly, during the Term and during the Restricted Period (defined below), the Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Employer, required by a law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with the performance by the Executive of his duties hereunder. All records, files, documents and other materials or copies thereof relating to the business of the Employer and its Subsidiaries which the Executive shall prepare or use, shall be and remain the sole property of the Employer, shall not be removed from the premises of the Employer or its Subsidiaries, as the case may be, without the written consent of the Employer's Chairman of the Board, except as reasonably necessary or appropriate in connection with the performance by the Executive of his duties hereunder, and shall be promptly returned to the Employer upon termination of the Executive's employment hereunder. The Executive agrees to abide by the reasonable policies of the Employer, as in effect from time to time, respecting avoidance of interests conflicting with those of the Employer and its Subsidiaries.

     SECTION 5. TERMINATION.

          (A) TERMINATION WITHOUT CAUSE. Either the Employer or the Executive may terminate this Agreement and the Executive's employment hereunder for any reason by delivering written notice of termination to the other party no less than thirty (30) days before the effective date of termination, which date will be specified in the notice of termination.

          (B) VOLUNTARY TERMINATION BY THE EXECUTIVE. If the Executive voluntarily terminates his employment under this Agreement other than pursuant to Section 5(d) (Constructive Discharge) or Section 5(h) (Termination Upon Change of Control), then the Employer shall only be required to pay the Executive such Base Salary as shall have accrued through the effective date of such termination plus the amount of any expense reimbursements for expenses incurred prior to the effective date of such termination, provided that Executive shall have submitted all reimbursement requests within ten (10) business days of the effective date of such termination, and none of the Employer or any of its Subsidiaries shall have any further obligations to the Executive.

          (C) PREMATURE TERMINATION.

               (i) In the event of the termination of this Agreement by the Employer prior to the last day of the then current term for any reason other than a termination in accordance with the provisions of Section 5(e) (Termination for Cause), then notwithstanding any mitigation of damages by the Executive, the Employer shall pay the Executive a sum equal to Executive's Annual Compensation for the remainder of the current term of this agreement, but


                                      F-3-4
in no event less than twenty four (24) months. In addition, the Employer shall reimburse the Executive for continued coverage (COBRA continuation coverage) for the Executive and the Executive's dependents (if applicable) under the health insurance programs maintained by the Employer during the period of the Executive's COBRA eligibility; provided, however, that the continued payment of these amounts by the Employer shall not offset or diminish any compensation or benefits accrued as of the date of termination. The term "ANNUAL COMPENSATION" shall mean the Executive's then current Base Salary and the Executive's performance bonus for the most recently completed annual performance period.

               (ii) Payment to the Executive will be made on a monthly basis over the twenty four (24) month period immediately following the Executive's termination of employment. Payment of the amounts due under Section 5(c)(i) shall not be reduced in the event the Executive obtains other employment following the termination of employment by the Employer.

               (iii) If the Employer is not in compliance with its minimum capital requirements or if the payments required under subsection (i) above would cause the Employer's capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Employer is in capital compliance.

          (D) CONSTRUCTIVE DISCHARGE. If at any time during the term of this Agreement, except in instances where Employer has valid grounds to terminate the Executive's employment pursuant to Section 5(e) (Termination for Cause), the Executive is Constructively Discharged (as hereinafter defined), then the Executive shall have the right, by written notice given to the Employer not later than ninety (90) days after such Constructive Discharge, to terminate his services hereunder, effective as of thirty (30) days after the date of such notice, and the Executive shall have no rights or obligations under this Agreement other than as provided in this Section 5(d), Section 4 (Confidentiality and Loyalty) and Section 6 (Non-Competition Covenant). In such event, the Executive shall be entitled to the payments and benefits provided to the Executive as if such termination of his employment were pursuant to Section 5(c) (Premature Termination).

     For purposes of this Agreement, the Executive shall be "CONSTRUCTIVELY DISCHARGED" upon the occurrence, without the Executive's express written consent, of any of the following events, provided that the Executive gives at least thirty (30) days prior written notice of the Executive's termination:

               (i) a reduction in the Executive's Base Salary;

               (ii) any change in the Executive's duties and responsibilities that is inconsistent in any adverse respect with the Executive's position(s), duties or responsibilities, or an adverse change in the Executive's place in the organization chart or in the seniority of the individual (or Board, where applicable) to whom the Executive shall report;

               (iii) a material and adverse change in the Executive's titles or offices (including, if applicable, membership on a board of directors);


                                      F-3-5

               (iv) a material reduction in the Executive's annual target bonus opportunity (if any) (for this purpose, a reduction for any year of over twenty percent (20%) of the Executive's annual target bonus opportunity (if any) measured by the preceding year shall be considered "material");

               (v) requiring the Executive to be based more than fifty (50) miles from the location of the Executive's place of employment as of the Effective Date, except for normal business travel in connection with the Executive's duties; provided, however, that the relocation of the Executive to the Chicago metropolitan area with Executive's consent, in connection with
Section 3(g), shall not constitute a Constructive Discharge;

               (vi) a material breach of this Agreement by the Employer; or

               (vii) a decision by the Executive to terminate this Agreement within the twelve (12) month time period following a Change of Control for any reason.

     An isolated, insubstantial and inadvertent action taken in good faith and that is remedied within ten (10) days after receipt of notice thereof given by the Executive shall not constitute a Constructive Discharge. The Executive's right to terminate employment due to a Constructive Discharge shall not be affected by incapacities due to mental or physical illness and the Executive's continued employment or lack of notice hereunder shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting a Constructive Discharge.

          (E) TERMINATION FOR CAUSE. This Agreement may be terminated for Cause as hereinafter defined. "CAUSE" shall mean:

               (i) the Executive's death;

               (ii) the Executive's Permanent Disability, which shall mean the Executive's inability, as a result of physical or mental incapacity, substantially to perform his duties hereunder for a period of six (6) consecutive months, with the determination of the Executive's Permanent Disability to be determined by a physician chosen by two other physicians, each of which is selected by the Employer and the Executive, respectively;

               (iii) the willful and continued failure by the Executive to perform substantially the Executive's duties (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such failure subsequent to the delivery to the Executive of a notice of intent to terminate the Executive's employment without Cause or subsequent to the Executive's delivery of a notice of the Executive's intent to terminate employment for Constructive Discharge), and such willful and continued failure continues after a demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Executive has not substantially performed the Executive's duties;

               (iv) the Executive is removed or suspended from banking pursuant to Section 8(e) of the Federal Deposit Insurance Act, as amended ("FDIA"), or any other applicable state or federal law; or


                                      F-3-6

               (v) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the business or reputation of the Employer.

               (vi) For purposes of determining whether "Cause" exists, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of the Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Employer or upon the instructions to the Executive by a more senior officer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer. Cause shall not exist unless and until the Employer has delivered to the Executive a copy of a resolution duly adopted by a majority of the entire Board (excluding the Executive if the Executive is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (ii), (iii), (iv) or (v) has occurred and specifying the particulars thereof in detail. The Employer must notify the Executive of any event constituting Cause within ninety (90) days following its knowledge of its existence or such event shall not constitute Cause under this Agreement.

               (vii) Upon a termination of the Executive's employment with the Employer for Cause, the Executive shall be entitled to receive from the Employer only such payments as are due and owing to the Executive as of the effective date of such termination. If the Executive's employment is terminated for Cause pursuant to this Section, then the Employer shall only be required to pay the Executive such Base Salary as shall have accrued through the effective date of such termination and neither the Employer nor any of its Subsidiaries shall have any further obligations to the Executive.

          (F) PAYMENTS UPON DEATH. In the event payments are due and owing under this Agreement at the death of the Executive, payment shall be made to such beneficiary as the Executive may designate in writing, or failing such designation, to the executor of his estate, in full settlement and satisfaction of all claims and demands on behalf of the Executive.

          (G) PAYMENTS PRIOR TO PERMANENT DISABILITY. The Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the term of this Agreement and prior to the establishment of the Executive's Disability during which the Executive is unable to work due to a physical or mental infirmity. Notwithstanding anything contained in this Agreement to the contrary, until the date specified in a notice of termination relating to the Executive's Disability, the Executive shall be entitled to return to his positions with the Employer as set forth in this Agreement in which event no Disability of the Executive will be deemed to have occurred.

          (H) TERMINATION UPON CHANGE OF CONTROL.

               (i) In the event of a Change of Control (as defined below) of the Employer and the termination of the Executive's employment under either A or B below, subject


                                      F-3-7
to Section 5(h)(iii) below, the Executive shall be entitled to receive in lieu of any other payments provided for in this Agreement a lump sum payment equal to three (3) times the Executive's Annual Compensation, and the continuation of benefits as provided in Section 5(c). Either of the following shall constitute termination of the Executive's employment within the meaning of this Section 5(h):

                    (A) The Executive voluntarily terminates his employment within the twelve (12) month period immediately following the Change of Control due to Constructive Discharge.

                    (B) This Agreement and the Executive's employment is terminated by the Employer or its successor within the twelve (12) month period immediately following the Change of Control, for reasons other than Cause.

               (ii) For purposes of this Section, the term "CHANGE OF CONTROL" shall mean the following:

                    (A) The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 ACT")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Employer; or

                    (B) Consummation of: (1) a merger or consolidation to which the Employer is a party if the stockholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty-seven percent (67%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Employer's voting securities outstanding immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Employer or the Bank.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the Employer's then outstanding securities is acquired by: (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity; or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition.

Notwithstanding the foregoing, the consummation of the merger contemplated by the Merger Agreement shall not constitute a Change of Control for any purpose of this Agreement.

               (iii) It is the intention of the Employer and the Executive that no portion of any payment under this Agreement, or payments to or for the benefit of the Executive under any other agreement or plan, be deemed to be an "EXCESS PARACHUTE PAYMENT" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"), or its successors. It is agreed that the present value of and payments to or for the benefit of the


                                      F-3-8

Executive in the nature of compensation, receipt of which is contingent on the Change of Control of the Employer, and to which Section 280G of the Code applies (in the aggregate "TOTAL PAYMENTS") shall not exceed an amount equal to one dollar ($1.00) less than the maximum amount which the Employer may pay without loss of deduction under Section 280G(a) of the Code. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code. Within ninety (90) days following the earlier of (A) the giving of the notice of termination or (B) the giving of notice by the Employer to the Executive of its belief that there is a payment or benefit due the Executive which will result in an excess parachute payment as defined in Section 280G of the Code, the Executive and the Employer, at the Employer's expense, shall obtain the opinion of such legal counsel and certified public accountants as the Executive may choose (notwithstanding the fact that such persons have acted or may also be acting as the legal counsel or certified public accountants for the Employer), which opinions need not be unqualified, which sets forth (I) the amount of the Base Period Income of the Executive, (II) the present value of Total Payments and (III) the amount and present value of any excess parachute payments. In the event that such opinions determine that there would be an excess parachute payment, the payment hereunder or any other payment determined by such counsel to be includable in Total Payments shall be modified, reduced or eliminated as specified by the Executive in writing delivered to the Employer within sixty (60) days of the Executive's receipt of such opinions or, if the Executive fails to so notify the Employer, then as the Employer shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no excess parachute payment. The provisions of this subparagraph, including the calculations, notices and opinions provided for herein shall be based upon the conclusive presumption that (y) the compensation and benefits provided for in Section 3 hereof and (z) any other compensation earned by the Executive pursuant to the Employer's compensation programs which would have been paid in any event, are reasonable compensation for services rendered, even though the timing of such payment is triggered by the Change of Control; provided, however, that in the event such legal counsel so requests in connection with the opinion required by this subparagraph, the Executive and the Employer shall obtain, at the Employer's expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this subparagraph shall be of no further force or effect.

          (I) REGULATORY SUSPENSION AND TERMINATION.

               (i) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employer's affairs by a notice served under Section 8(e)(3) (12 U.S.C. Section 1818(e)(3)) or 8(g) (12 U.S.C. Section 1818(g)) of the FDIA, the Employer's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (A) pay the Executive all or part of the compensation withheld while their contract obligations were suspended and (B) reinstate (in whole or in part) any of the obligations which were suspended.

               (ii) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer's affairs by an order issued under Section 8(e) (12


                                      F-3-9

U.S.C. Section 1818(e)) or 8(g) (12 U.S.C. Section 1818(g)) of the FDIA, all obligations of the Employer under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

               (iii) If the Employer is in default as defined in Section 3(x) (12 U.S.C. Section 1813(x)(1)) of the FDIA, all obligations of the Employer under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

               (iv) All obligations of the Employer under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution by the Federal Deposit Insurance Corporation (the "FDIC"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) (12 U.S.C. Section 1823(c)) of the FDIA, or when the Employer is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     SECTION 6. NON-COMPETITION COVENANT.

          (A) RESTRICTIVE COVENANT. The Employer and the Executive have jointly reviewed the customer lists and operations of the Employer and its Subsidiaries and have agreed that the primary service area of the Employer's and its Subsidiaries' lending and deposit taking functions in which the Employer and its Subsidiaries have and will actively participate extends to an area within twenty five (25) miles of any office or branch of the Employer and its Subsidiaries (with such area reduced to five (5) miles if such office or branch is located within the St. Louis or Chicago metropolitan areas) (the "RESTRICTIVE AREA"). Therefore, as an essential ingredient of and in consideration of this Agreement and the payment of the amounts described in Section 3, the Executive hereby agrees that, except with the express prior written consent of the Employer, for a period of two (2) years after the termination of the Executive's employment with the Employer, whether such termination of employment occurs during the term of this Agreement or following the term or termination of this Agreement (the "RESTRICTIVE PERIOD"):

               (i) The Executive will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation or control of, be employed by, associated with, or in any manner connected with, lend the Executive's name or any similar name to, lend the Executive's credit to, or render services or advice to, any person, firm, partnership, corporation or trust which owns or operates, a bank, savings and loan association, credit union or similar financial institution (a "FINANCIAL INSTITUTION") within the Restrictive Area; provided however, that the ownership by the Executive of shares of the capital stock which are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System which do not represent more than five percent (5%) of the outstanding capital stock of any Financial Institution, shall not violate any terms of this Agreement.

               (ii) The Executive will not, directly or indirectly, either for himself, or any other Financial Institution: (A) induce or attempt to induce any employee of the Employer or its Subsidiaries to leave the employ of the Employer or its Subsidiaries; (B) in any way interfere


                                     F-3-10
with the relationship between Employer or its Subsidiaries and any employee of Employer or its Subsidiaries; (C) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of Employer or its Subsidiaries; or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of Employer or its Subsidiaries to cease doing business with the Employer or its Subsidiaries or in any way interfere with the relationship between any customer, supplier, licensee or business relation of Employer or its Subsidiaries.

               (iii) The Executive will not, directly or indirectly, either for himself, or any other Financial Institution, solicit the business of any person or entity known to the Executive to be a customer of the Employer or its Subsidiaries, whether or not such Executive had personal contact with such person or entity, with respect to products or activities which compete in whole or in part with the products or activities of the Employer or its Subsidiaries.

               (iv) The Executive will not, directly or indirectly, serve as the agent, broker or representative of, or otherwise assist, any person or entity in obtaining services or products from any Financial Institution within the Restrictive Area.

               (v) The Executive expressly agrees that the covenants contained in this Section 6(a) are reasonable with respect to their duration, geographical area, and scope.

          (B) VIOLATION OF RESTRICTIVE COVENANT. If the Executive violates the restrictions contained in Section 6(a) and the Employer brings legal action for injunctive or other relief, the Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Period. Accordingly, the Restrictive Period shall be deemed to have the duration specified in Section 6(a) computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the restrictions contained in Section 6(a) by the Executive. In the event that a successor assumes and agrees to perform this Agreement, the restrictions contained in
Section 6(a) shall continue to apply only to the primary service area of the Employer as it existed immediately before such assumption and shall not apply to any of the successor's other offices.

          (C) REMEDIES FOR BREACH OF RESTRICTIVE COVENANT. The Executive acknowledges that the restrictions contained in Section 4 and Section 6(a) of this Agreement are reasonable and necessary for the protection of the legitimate business interests of the Employer, that any violation of these restrictions would cause substantial injury to the Employer and such interests, that the Employer would not have entered into this Agreement with the Executive without receiving the additional consideration offered by the Executive in binding himself to these restrictions and that such restrictions were a material inducement to the Employer to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Employer, in addition to and not in limitation of, any other rights, remedies or damages available to the Employer under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Executive and any and all persons directly or indirectly acting for or with him, as the case may be. In the event of a violation of the restrictions in Section 4 and Section 6(a) of this Agreement, the Employer shall have the right to cease making any payments, or providing benefits, otherwise required hereunder.


                                     F-3-11

     SECTION 7. INTERCORPORATE TRANSFERS. If the Executive shall be voluntarily transferred to a Subsidiary of the Employer, such transfer shall not be deemed to terminate or modify this Agreement and the employing corporation to which the Executive shall have been transferred shall, for all purposes of this Agreement, be construed as standing in the same place and stead as the Employer as of the date of such transfer, provided however, that this Section 7 shall not modify Employer's obligations under Section 2, Section 3 and Section 5 hereof.

     SECTION 8. INTEREST IN ASSETS. Neither the Executive nor his estate shall acquire hereunder any rights in funds or assets of the Employer, otherwise than by and through the actual payment of amounts payable hereunder; nor shall the Executive or his estate have any power to transfer, assign, anticipate, hypothecate or otherwise encumber in advance any of said payments; nor shall any of such payments be subject to seizure for the payment of any debt, judgment, alimony, separate maintenance or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise of the Executive.

     SECTION 9. INDEMNIFICATION. The Employer shall provide the Executive (including his heirs, personal representatives, executors and administrators) for the term of this Agreement with coverage under a standard directors' and officers' liability insurance policy at its expense.

     SECTION 10. GENERAL PROVISIONS.

          (A) SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Executive, his heirs, legatees and personal representatives, the Employer and its successors and assigns, and any successor or assign of the Employer shall be deemed the "EMPLOYER" hereunder. The Employer shall require any successor to all or substantially all of the business and/or assets of the Employer, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Employer would be required to perform if no such succession had taken place.

          (B) ENTIRE AGREEMENT; MODIFICATIONS. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral, and without limiting the foregoing (specifically including, but not limited to, and Prior Agreement), the Executive hereby agrees and acknowledges that this Agreement supersedes, and he shall have no rights to payments or otherwise under, any Prior Agreement. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by the Executive and the Employer; provided, however, that the Employer may unilaterally modify the Agreement to comply with applicable law, including, but not limited to, Code Section 409A, while maintaining the spirit and intent of the Agreement.

          (C) SURVIVAL. The provisions of Section 4 and Section 6 shall survive the expiration or termination of this Agreement, in each case for the period set forth in such section.

          (D) ENFORCEMENT AND GOVERNING LAW. The provisions of this Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or


                                     F-3-12
unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. This Agreement shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Illinois without reference to the conflict of law provisions of any jurisdiction.

          (E) ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement (with the exception of the remedies set forth in Section 6(c)) shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within twenty-five (25) miles from the location of the main office of the Employer, in accordance with the employment rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid through the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

          (F) WAIVER. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

          (G) NOTICES. Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid; and if to the Employer, addressed to the principal headquarters of the Employer, attention: Chairman of the Board; or, if to the Executive, to the address set forth below the Executive's signature on this Agreement, or to such other address as the party to be notified shall have given to the other.

          (H) INTERNAL REVENUE CODE SECTION 409A. Notwithstanding anything contained herein to the contrary, if at the time of a termination of employment,
(i) Employee is a "specified employee" as defined in Code Section 409A, and the regulations and guidance thereunder in effect at the time of such termination ("409A"), and, (ii) any of the payments or benefits provided hereunder may constitute "deferred compensation" under 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of up to six (6) months following the date of termination.

                  [Remainder of Page Intentionally Left Blank]


                                     F-3-13

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

UNIONBANCORP, INC.                      KURT R. STEVENSON


By:
    ---------------------------------   ----------------------------------------
Its:
     --------------------------------

                                        ----------------------------------------

                                        ----------------------------------------
                                        Address:


                                     F-3-14

                                    EXHIBIT G

                          FORM OF EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "AGREEMENT"), is made and entered into as of June 30, 2006 by and between UnionBancorp, Inc., a Delaware corporation (the "EMPLOYER"), and [_________] (the "EXECUTIVE"), and shall be effective immediately upon the consummation of the merger contemplated by the Agreement and Plan of Merger (the "MERGER AGREEMENT") between the Employer and Centrue Financial Corporation ("CENTRUE") dated June 30, 2006 (the "EFFECTIVE DATE").

                                    RECITALS

     A. The Executive serves as [______________] of [CENTRUE, AND ITS WHOLLY-OWNED SUBSIDIARY, CENTRUE BANK], [PURSUANT TO THE TERMS OF AN EMPLOYMENT AGREEMENT DATED _____________, 200____ (THE "CENTRUE AGREEMENT")].

     B. The Employer desires to employ the Executive as [TITLE], and the Executive desires to be employed in such positions.

     C. The Employer and the Executive have made commitments to each other on a variety of important issues concerning the Executive's employment, including the performance that will be expected of the Executive, the compensation the Executive will be paid, how long and under what circumstances the Executive will remain employed and the financial details relating to any decision that either the Employer or the Executive might ever make to terminate this Agreement.

     D. The Employer and the Executive desire to enter into this Agreement as of the Effective Date and as of such date this Agreement shall supersede all terms of any other employment or severance agreement, with Centrue or Union, providing for benefits similar in nature to those contained herein (a "PRIOR AGREEMENT").

     E. The Employer recognizes that circumstances may arise in which a future change of control of the Employer through acquisition or otherwise may occur thereby causing uncertainty of employment without regard to the competence or past contributions of the Executive, which uncertainty may result in the loss of valuable services of the Executive and the Employer and the Employer wishes to provide reasonable security to the Executive against changes in the employment relationship in the event of any such change of control.

     NOW, THEREFORE, in consideration of the premises and of the covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Executive agree as follows:

                                    AGREEMENT

     SECTION 1. TERM WITH AUTOMATIC RENEWAL PROVISIONS. The term of this Agreement and the Executive's employment hereunder shall be for a term of one year commencing on the Effective Date (the "ORIGINAL TERM"), and shall automatically be extended for one (1) additional year on the first anniversary of the Effective Date and each anniversary thereafter, unless either party to this Agreement provides written notice of non-renewal to the other party not less than ninety (90) days prior to such anniversary of the Effective Date. Any automatic extension of the this Agreement beyond the first anniversary shall NOT constitute the Original Term, as used herein.

     SECTION 2. POSITION AND DUTIES. The Employer hereby employs the Executive as set forth above or in such other senior executive capacity or capacities as shall be mutually agreed between the Employer and the Executive. During the period of the Executive's employment hereunder, the Executive shall devote his best efforts and full business time, energy, skills and attention to the business and affairs of the Employer, the Bank, and the other direct and indirect subsidiaries of the Employer (together with the Bank, the "SUBSIDIARIES" or a "SUBSIDIARY"). The Executive's duties and authority shall consist of and include all duties and authority customarily performed and held by persons holding equivalent positions with business organizations similar in nature and size to the Employer, as such duties and authority are reasonably defined, modified and delegated from time to time by the Board of Directors of the Employer to which the Executive shall report during the term of this Agreement (the "BOARD"). The Executive shall have the powers necessary to perform the duties assigned to him and shall be provided such supporting services, staff, secretarial and other assistance, office space and accoutrements as shall be reasonably necessary and appropriate in the light of such assigned duties.

     SECTION 3. COMPENSATION. As compensation for the services to be provided by the Executive hereunder, the Executive shall receive the following compensation, expense reimbursement and other benefits:

          (A) BASE COMPENSATION. The Executive shall receive an aggregate annual minimum Base Salary of [________] payable in installments in accordance with the regular payroll schedule of the Bank ("BASE SALARY"). Such Base Salary shall be subject to review annually commencing in 2007 and shall be maintained or increased during the term of this Agreement in accordance with the Employer's established management compensation policies and plans.

          (B) PERFORMANCE BONUS. The Executive shall be eligible to receive an annual performance bonus, payable within sixty (60) days after the end of the fiscal year of the Employer, in an amount not to exceed twenty-five percent (25%) of the Executive's Base Salary for the applicable year. The amount, if any, shall be determined by the Board, or the appropriate committee thereof, and shall generally be based on a combination of organization-wide and individual performance criteria.

          (C) REIMBURSEMENT OF EXPENSES. The Executive shall be reimbursed, upon submission of appropriate vouchers and supporting documentation, for all travel, entertainment and other out-of-pocket expenses reasonably and necessarily incurred by the Executive in the performance of his duties hereunder and shall be entitled to attend seminars, conferences and meetings relating to the business of the Employer consistent with the Employer's or the Bank's established policies in that regard.

          (D) OTHER BENEFITS. The Executive shall be entitled to all benefits specifically established for him and, when and to the extent he is eligible therefor, to participate in all plans and benefits generally accorded to senior executives of the Employer and the Bank, including, but not limited to, pension, profit-sharing, supplemental retirement, incentive compensation, bonus, disability income, group life medical and hospitalization insurance, and similar or comparable plans, and also to perquisites extended to similarly situated senior executives, provided, however, that such plans, benefits and perquisites shall be no less than those made available to all other employees of the Employer and the Bank.

          (E) VACATIONS. The Executive shall be entitled to annual paid time off ("PTO") which shall accrue each calendar year and which shall be taken at a time or times mutually agreeable to the Employer and the Executive; provided, however, that the Executive shall be entitled to at least twenty three (23) PTO days annually.

          (F) WITHHOLDING. The Employer shall be entitled to withhold from amounts payable to the Executive hereunder, any federal, state or local withholding or other taxes which it is from time to time required to withhold. The Employer shall be entitled to rely upon the opinion of its legal counsel with regard to any question concerning the amount or requirement of any such withholding.

          (G) STOCK AWARDS. Effective July 7, 2006, Employer shall grant to the Executive an option to purchase [_____________(____)] shares of Employer's common stock (the "OPTION"). One fifth (1/5) of the Option shall vest upon the first anniversary of the Effective Date and one fifth (1/5) shall vest on each anniversary thereafter, until fully vested on the fifth (5th) anniversary. Notwithstanding any provision of the Employer's stock option plan ("Stock Plan") to the contrary, the Option award agreement will specifically provide that the award will not fully vest upon the consummation of the transactions provided for in the Merger Agreement. The Option award shall provide that it shall fully vest upon a subsequent Change in Control (as defined in the Stock Plan), death, disability, termination of the Executive without Cause or by the Executive due to a Constructive Discharge (with the terms Cause and Constructive Discharge as defined herein). The Option will expire, to the extent not exercised, as of the seventh (7th) anniversary of the Effective Date. The exercise price of the Option shall be based on the fair market value of the Employer's common stock on the date of grant.

     SECTION 4. CONFIDENTIALITY AND LOYALTY. The Executive acknowledges that during the course of his employment he may produce and have access to material, records, data, trade secrets and information not generally available to the public regarding the Employer and its Subsidiaries (collectively, "CONFIDENTIAL INFORMATION"). Accordingly, during the Term and during the Restricted Period (defined below), the Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Employer, required by a law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with the performance by the Executive of his duties hereunder. All records, files, documents and other materials or copies thereof relating to the business of the Employer and its Subsidiaries which the Executive shall prepare or use, shall be and remain the sole property of the Employer, shall not be removed from the premises of the Employer or its Subsidiaries, as the case may be, without the written consent of the Employer's Chairman of the Board, except as reasonably necessary or appropriate in connection with the performance by the Executive of his duties hereunder, and shall be promptly returned to the Employer upon termination of the Executive's employment hereunder. The Executive agrees to abide by the reasonable policies of the Employer, as in effect from time to time, respecting avoidance of interests conflicting with those of the Employer and its Subsidiaries.

     SECTION 5. TERMINATION.

          (A) TERMINATION WITHOUT CAUSE. Either the Employer or the Executive may terminate this Agreement and the Executive's employment hereunder for any reason by delivering written notice of termination to the other party no less than thirty (30) days before the effective date of termination, which date will be specified in the notice of termination.

          (B) VOLUNTARY TERMINATION BY THE EXECUTIVE OR TERMINATION FOLLOWING THE ORIGINAL TERM. If the Executive voluntarily terminates his employment under this Agreement other than pursuant to Section 5(d) (Constructive Discharge) or
Section 5(h) (Termination Upon Change of Control), or the Employer terminates the Executive's employment for any reason following the Original Term other than following a Change in Control, then the Employer shall only be required to pay the Executive such Base Salary as shall have accrued through the effective date of such termination plus the amount of any expense reimbursements for expenses incurred prior to the effective date of such termination, provided that the Executive shall have submitted all reimbursement requests within ten (10) business days of the effective date of such termination, and none of the Employer or any of its Subsidiaries shall have any further obligations to the Executive.

          (C) PREMATURE TERMINATION.

               (i) In the event of the termination of this Agreement by the Employer prior to the last day of the Original Term for any reason other than a termination in accordance with the provisions of Section 5(e) (Termination for Cause), then notwithstanding any mitigation of damages by the Executive, the Employer shall pay the Executive a sum equal to the Executive's Annual Compensation. In addition, the Employer shall reimburse the Executive for continued coverage (COBRA continuation coverage) for the Executive and the Executive's dependents (if applicable) under the health insurance programs maintained by the Employer during the period of the Executive's COBRA eligibility; provided, however, that the continued payment of these amounts by the Employer shall not offset or diminish any compensation or benefits accrued as of the date of termination. The term "ANNUAL COMPENSATION" shall mean the Executive's then current Base Salary and the Executive's performance bonus for the most recently completed annual performance period (including prior payments made under the incentive plans of Centrue).

               (ii) Payment to the Executive will be made on a monthly basis over the twelve (12) month period immediately following the Executive's termination of employment. Payment of the amounts due under Section 5(c)(i) shall not be reduced in the event the Executive obtains other employment following the termination of employment by the Employer.

               (iii) If the Employer is not in compliance with its minimum capital requirements or if the payments required under subsection (i) above would cause the Employer's capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Employer is in capital compliance.

          (D) CONSTRUCTIVE DISCHARGE. If at any time during the Original Term of this Agreement, except in instances where Employer has valid grounds to terminate the Executive's employment pursuant to Section 5(e) (Termination for Cause), the Executive is Constructively Discharged (as hereinafter defined), then the Executive shall have the right, by written notice given to the Employer not later than ninety (90) days after such Constructive Discharge, to terminate his services hereunder, effective as of thirty (30) days after the date of such notice, and the Executive shall have no rights or obligations under this Agreement other than as provided in this Section 5(d), Section 4 (Confidentiality and Loyalty) and Section 6 (Non-Competition Covenant). In such event, the Executive shall be entitled to the payments and benefits provided to the Executive as if such termination of his employment were pursuant to Section 5(c) (Premature Termination).

     For purposes of this Agreement, the Executive shall be "CONSTRUCTIVELY DISCHARGED" upon the occurrence, without the Executive's express written consent, of any of the following events, provided that the Executive gives at least thirty (30) days prior written notice of Executive's termination:

               (i) a reduction in the Executive's Base Salary;

               (ii) any change in the Executive's duties and responsibilities that is inconsistent in any adverse respect with the Executive's position(s), duties or responsibilities, or an adverse change in the Executive's place in the organization chart or in the seniority of the individual (or Board, where applicable) to whom the Executive shall report;

               (iii) a material and adverse change in the Executive's titles or offices (including, if applicable, membership on a board of directors);

               (iv) a material reduction in the Executive's annual target bonus opportunity (if any) (for this purpose, a reduction for any year of over twenty percent (20%) of the Executive's annual target bonus opportunity (if any) measured by the preceding year shall be considered "material");

               (v) requiring the Executive to be based more than fifty (50) miles from the location of the Executive's place of employment as of the Effective Date, except for normal business travel in connection with the Executive's duties; or

               (vi) a material breach of this Agreement by the Employer.

     An isolated, insubstantial and inadvertent action taken in good faith and that is remedied within ten (10) days after receipt of notice thereof given by the Executive shall not constitute a Constructive Discharge. The Executive's right to terminate employment due to a Constructive Discharge shall not be affected by incapacities due to mental or physical illness and the Executive's continued employment or lack of notice hereunder shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting a Constructive Discharge.

          (E) TERMINATION FOR CAUSE. This Agreement may be terminated for Cause as hereinafter defined. "CAUSE" shall mean:

               (i) the Executive's death;

               (ii) the Executive's Permanent Disability, which shall mean the Executive's inability, as a result of physical or mental incapacity, substantially to perform his duties hereunder for a period of six (6) consecutive months, with the determination of the Executive's Permanent Disability to be determined by a physician chosen by two other physicians, each of which is selected by the Employer and the Executive, respectively;

               (iii) the willful and continued failure by the Executive to perform substantially the Executive's duties (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such failure subsequent to the delivery to the Executive of a notice of intent to terminate the Executive's employment without Cause or subsequent to the Executive's delivery of a notice of the Executive's intent to terminate employment for Constructive Discharge), and such willful and continued failure continues after a demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Executive has not substantially performed the Executive's duties;

               (iv) the Executive is removed or suspended from banking pursuant to Section 8(e) of the Federal Deposit Insurance Act, as amended ("FDIA"), or any other applicable state or federal law; or

               (v) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the business or reputation of the Employer.

               (vi) For purposes of determining whether "Cause" exists, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of the Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Employer or upon the instructions to the Executive by a more senior officer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer. The Employer must notify the Executive of any event constituting Cause within ninety
(90) days following its knowledge of its existence or such event shall not constitute Cause under this Agreement.

               (vii) Upon a termination of the Executive's employment with the Employer for Cause, the Executive shall be entitled to receive from the Employer only such payments as are due and owing to the Executive as of the effective date of such termination. If the Executive's employment is terminated for Cause pursuant to this Section, then the Employer shall only be required to pay the Executive such Base Salary as shall have accrued through the effective date of such termination and neither the Employer nor any of its Subsidiaries shall have any further obligations to the Executive.

          (F) PAYMENTS UPON DEATH. In the event payments are due and owing under this Agreement at the death of the Executive, payment shall be made to such beneficiary as the Executive may designate in writing, or failing such designation, to the executor of his estate, in full settlement and satisfaction of all claims and demands on behalf of the Executive.

          (G) PAYMENTS PRIOR TO PERMANENT DISABILITY. The Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the term of this Agreement and prior to the establishment of the Executive's Disability during which the Executive is unable to work due to a physical or mental infirmity. Notwithstanding anything contained in this Agreement to the contrary, until the date specified in a notice of termination relating to the Executive's Disability, the Executive shall be entitled to return to his positions with the Employer as set forth in this Agreement in which event no Disability of the Executive will be deemed to have occurred.

          (H) TERMINATION UPON CHANGE OF CONTROL.

               (i) In the event of a Change of Control (as defined below) of the Employer and the termination of the Executive's employment under either A or B below, subject to Section 5(h)(iii) below, the Executive shall be entitled to receive in lieu of any other payments provided for in this Agreement a lump sum payment equal to the amount determined pursuant to Section 5(c) (Premature Termination), and the continuation of benefits as provided in Section 5(c). Either of the following shall constitute termination of the Executive's employment within the meaning of this Section 5(h):

                    (A) The Executive voluntarily terminates his employment within the twelve (12) month period immediately following the Change of Control due to Constructive Discharge.

                    (B) This Agreement and the Executive's employment is terminated by the Employer or its successor within the twelve (12) month period immediately following the Change of Control, for reasons other than Cause.

               (ii) For purposes of this Section, the term "CHANGE OF CONTROL" shall mean the following:

                    (A) The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 ACT")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Employer; or

                    (B) Consummation of: (1) a merger or consolidation to which the Employer is a party if the stockholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty-seven percent (67%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Employer's voting securities outstanding immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Employer or the Bank.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the Employer's then outstanding securities is acquired by: (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity; or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition.

Notwithstanding the foregoing, the consummation of the merger contemplated by the Merger Agreement shall not constitute a Change of Control for any purpose of this Agreement.

               (iii) It is the intention of the Employer and the Executive that no portion of any payment under this Agreement, or payments to or for the benefit of the Executive under any other agreement or plan, be deemed to be an "EXCESS PARACHUTE PAYMENT" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"), or its successors. It is agreed that the present value of and payments to or for the benefit of the Executive in the nature of compensation, receipt of which is contingent on the Change of Control of the Employer, and to which Section 280G of the Code applies (in the aggregate "TOTAL PAYMENTS") shall not exceed an amount equal to one dollar ($1.00) less than the maximum amount which the Employer may pay without loss of deduction under Section 280G(a) of the Code. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code. Within ninety (90) days following the earlier of (A) the giving of the notice of termination or (B) the giving of notice by the Employer to the Executive of its belief that there is a payment or benefit due the Executive which will result in an excess parachute payment as defined in Section 280G of the Code, the Executive and the Employer, at the Employer's expense, shall obtain the opinion of such legal counsel and certified public accountants as the Executive may choose (notwithstanding the fact that such persons have acted or may also be acting as the legal counsel or certified public accountants for the Employer), which opinions need not be unqualified, which sets forth (I) the amount of the Base Period Income of the Executive, (II) the present value of Total Payments and (III) the amount and present value of any excess parachute payments. In the event that such opinions determine that there would be an excess parachute payment, the payment hereunder or any other payment determined by such counsel to be includable in Total Payments shall be modified, reduced or eliminated as specified by the Executive in writing delivered to the Employer within sixty
(60) days of the Executive's receipt of such opinions or, if the Executive fails to so notify the Employer, then as the Employer shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no excess parachute payment. The provisions of this subparagraph, including the calculations, notices and opinions provided for herein shall be based upon the conclusive presumption that (y) the compensation and benefits provided for in Section 3 hereof and (z) any other compensation earned by the Executive pursuant to the Employer's compensation programs which would have been paid in any event, are reasonable compensation for services rendered, even though the timing of such payment is triggered by the Change of Control; provided, however, that in the event such legal counsel so requests in connection with the opinion required by this subparagraph, the Executive and the Employer shall obtain, at the Employer's expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this subparagraph shall be of no further force or effect.

          (I) REGULATORY SUSPENSION AND TERMINATION.

               (i) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employer's affairs by a notice served under Section 8(e)(3) (12 U.S.C. Section 1818(e)(3)) or 8(g) (12 U.S.C. Section 1818(g)) of the FDIA, the Employer's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (A) pay the Executive all or part of the compensation withheld while their contract obligations were suspended and (B) reinstate (in whole or in part) any of the obligations which were suspended.

               (ii) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer's affairs by an order issued under Section 8(e) (12 U.S.C. Section 1818(e)) or 8(g) (12 U.S.C. Section 1818(g)) of the FDIA, all obligations of the Employer under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

               (iii) If the Employer is in default as defined in Section 3(x) (12 U.S.C. Section 1813(x)(1)) of the FDIA, all obligations of the Employer under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

               (iv) All obligations of the Employer under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution by the Federal Deposit Insurance Corporation (the "FDIC"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) (12 U.S.C. Section 1823(c)) of the FDIA, or when the Employer is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     SECTION 6. NON-COMPETITION COVENANT.

          (A) RESTRICTIVE COVENANT. The Employer and the Executive have jointly reviewed the customer lists and operations of the Employer and its Subsidiaries and have agreed that the primary service area of the Employer's and its Subsidiaries' lending and deposit taking functions in which the Employer and its Subsidiaries have and will actively participate extends to an area within thirty-five (35) miles of any office or branch of the Employer and its Subsidiaries for which the Executive had provided services within the twenty-four (24) month period immediately preceding the date of termination (the "RESTRICTIVE AREA"). Therefore, as an essential ingredient of and in consideration of this Agreement and the payment of the amounts described in Section 3, the Executive hereby agrees that, except with the express prior written consent of the Employer, for a period of twelve (12) months after the termination of the Executive's employment with the Employer, whether such termination of employment occurs during the term of this Agreement or following the term or termination of this Agreement (the "RESTRICTIVE PERIOD"):

               (i) The Executive will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation or control of, be employed by, associated with, or in any manner connected with, lend the Executive's name or any similar name to, lend the Executive's credit to, or render services or advice to, any person, firm, partnership, corporation or trust which owns or operates, a bank, savings and loan association, credit union or similar financial institution (a "FINANCIAL INSTITUTION") within the Restrictive Area; provided however, that the ownership by the Executive of shares of the capital stock which are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System which do not represent more than five percent (5%) of the outstanding capital stock of any Financial Institution, shall not violate any terms of this Agreement.

               (ii) The Executive will not, directly or indirectly, either for himself, or any other Financial Institution: (A) induce or attempt to induce any employee of the Employer or its Subsidiaries to leave the employ of the Employer or its Subsidiaries; (B) in any way interfere with the relationship between Employer or its Subsidiaries and any employee of Employer or its Subsidiaries;
(C) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of Employer or its Subsidiaries; or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of Employer or its Subsidiaries to cease doing business with the Employer or its Subsidiaries or in any way interfere with the relationship between any customer, supplier, licensee or business relation of Employer or its Subsidiaries.

               (iii) The Executive will not, directly or indirectly, either for himself, or any other Financial Institution, solicit the business of any person or entity known to the Executive to be a customer of the Employer or its Subsidiaries, whether or not such Executive had personal contact with such person or entity, with respect to products or activities which compete in whole or in part with the products or activities of the Employer or its Subsidiaries.

               (iv) The Executive will not, directly or indirectly, serve as the agent, broker or representative of, or otherwise assist, any person or entity in obtaining services or products from any Financial Institution within the Restrictive Area.

               (v) The Executive expressly agrees that the covenants contained in this Section 6(a) are reasonable with respect to their duration, geographical area, and scope.

          (B) VIOLATION OF RESTRICTIVE COVENANT. If the Executive violates the restrictions contained in Section 6(a) and the Employer brings legal action for injunctive or other relief, the Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Period. Accordingly, the Restrictive Period shall be deemed to have the duration specified in Section 6(a) computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the restrictions contained in Section 6(a) by the Executive. In the event that a successor assumes and agrees to perform this Agreement, the restrictions contained in
Section 6(a) shall continue to apply only to the primary service area of the Employer as it existed immediately before such assumption and shall not apply to any of the successor's other offices.

          (C) REMEDIES FOR BREACH OF RESTRICTIVE COVENANT. The Executive acknowledges that the restrictions contained in Section 4 and Section 6(a) of this Agreement are reasonable and necessary for the protection of the legitimate business interests of the Employer, that any violation of these restrictions would cause substantial injury to the Employer and such interests, that the Employer would not have entered into this Agreement with the Executive without receiving the additional consideration offered by the Executive in binding himself to these restrictions and that such restrictions were a material inducement to the Employer to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Employer, in addition to and not in limitation of, any other rights, remedies or damages available to the Employer under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Executive and any and all persons directly or indirectly acting for or with him, as the case may be. In the event of a violation of the restrictions in Section 4 and Section 6(a) of this Agreement, the Employer shall have the right to cease making any payments, or providing benefits, otherwise required hereunder.

     SECTION 7. INTERCORPORATE TRANSFERS. If the Executive shall be voluntarily transferred to a Subsidiary of the Employer, such transfer shall not be deemed to terminate or modify this Agreement and the employing corporation to which the Executive shall have been transferred shall, for all purposes of this Agreement, be construed as standing in the same place and stead as the Employer as of the date of such transfer, provided however, that this Section 7 shall not modify Employer's obligations under Section 2, Section 3 and Section 5 hereof.

     SECTION 8. INTEREST IN ASSETS. Neither the Executive nor his estate shall acquire hereunder any rights in funds or assets of the Employer, otherwise than by and through the actual payment of amounts payable hereunder; nor shall the Executive or his estate have any power to transfer, assign, anticipate, hypothecate or otherwise encumber in advance any of said payments; nor shall any of such payments be subject to seizure for the payment of any debt, judgment, alimony, separate maintenance or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise of the Executive.

     SECTION 9. INDEMNIFICATION. The Employer shall provide the Executive (including his heirs, personal representatives, executors and administrators) for the term of this Agreement with coverage under a standard directors' and officers' liability insurance policy at its expense.

     SECTION 10. GENERAL PROVISIONS.

          (A) SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Executive, his heirs, legatees and personal representatives, the Employer and its successors and assigns, and any successor or assign of the Employer shall be deemed the "EMPLOYER" hereunder. The Employer shall require any successor to all or substantially all of the business and/or assets of the Employer, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Employer would be required to perform if no such succession had taken place.

          (B) ENTIRE AGREEMENT; MODIFICATIONS. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral, and without limiting the foregoing (specifically including, but not limited to, and Prior Agreement), the Executive hereby agrees and acknowledges that this Agreement supersedes, and he shall have no rights to payments or otherwise under, any Prior Agreement. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by the Executive and the Employer; provided, however, that the Employer may unilaterally modify the Agreement to comply with applicable law, including, but not limited to, Code Section 409A, while maintaining the spirit and intent of the Agreement.

          (C) SURVIVAL. The provisions of Section 4 and Section 6 shall survive the expiration or termination of this Agreement, in each case for the period set forth in such section.

          (D) ENFORCEMENT AND GOVERNING LAW. The provisions of this Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. This Agreement shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Illinois without reference to the conflict of law provisions of any jurisdiction.

          (E) ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement (with the exception of the remedies set forth in Section 6(c)) shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within twenty-five (25) miles from the location of the main office of the Employer, in accordance with the employment rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid through the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

          (F) LEGAL FEES. All reasonable legal fees paid or incurred by either party pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the opposing party if the party is successful on the merits pursuant to a legal judgment, arbitration or settlement.

          (G) WAIVER. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

          (H) NOTICES. Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid; and if to the Employer, addressed to the principal headquarters of the Employer, attention: Chairman of the Board; or, if to the Executive, to the address set forth below the Executive's signature on this Agreement, or to such other address as the party to be notified shall have given to the other.

          (I) INTERNAL REVENUE CODE SECTION 409A. Notwithstanding anything contained herein to the contrary, if at the time of a termination of employment,
(i) Employee is a "specified employee" as defined in Code Section 409A, and the regulations and guidance thereunder in effect at the time of such termination ("409A"), and, (ii) any of the payments or benefits provided hereunder may constitute "deferred compensation" under 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of up to six (6) months following the date of termination.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

UNIONBANCORP, INC.                      [EXECUTIVE]


By:
    ---------------------------------   ----------------------------------------
Its:
     --------------------------------

                                        ----------------------------------------

                                        ----------------------------------------
                                        Address: